Registration No. 333-
================================================================================

                       Securities and Exchange Commission
                             Washington, D.C. 20549
                                  ------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                  ------------

                        PHYSICIAN COMPUTER NETWORK, INC.
             (Exact name of registrant as specified in its charter)

                                  ------------

           New Jersey                      7373                    22-2485688
       (State or other              (Primary Standard          (I.R.S. Employer
  jurisdiction of Industrial          Classification            Identification
incorporation or organization)         Code Number)                 Number)

                                  ------------

                                                     John F. Mortell
                                                Executive Vice President &
                                                  Chief Operating Officer
                                              Physician Computer Network, Inc.
     1200 The American Road                        1200 The American Road
Morris Plains,  New Jersey 07950,             Morris  Plains, New Jersey 07950,
       (201)  490-3100                                (201) 490-3100
  (Address, including zip code,              (Name, address, including zip code,
 and telephone number, including              and telephone  number,  including
   area code, of  Registrant's                area code, of agent for service)
  principal executive offices)

                                  ------------

                                   Copies to:

      Jonathan Klein, Esq.                          Lawrence R. Small, Esq.
     Gordon Altman Butowsky                         Paine, Hamblen, Coffin,
      Weitzen Shalov & Wein                             Brooke & Miller
       114 West 47th Street                    717 W. Sprague Avenue, Suite 1200
    New York, New York 10036,                      Spokane, Washington 99204,
         (212) 626-0800                                  (509) 455-6000

                                        ------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and the effective time of the merger (the "Merger") of Northwest Acquisition Corp., a wholly-owned subsidiary of Physician Computer Network, Inc. ("PCN" or the "Registrant"), with and into Wismer-Martin, Inc. ("Wismer-Martin"), as described in the Agreement and Plan of Merger, dated June 20, 1996, attached as Annex A to the Proxy Statement and Prospectus forming a part of this Registration Statement.

                                  ------------

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.


                                CALCULATION OF REGISTRATION FEE
====================================================================================================
                                              Proposed Maximum    Proposed Maximum
    Title of Each Class of     Amount  to be   Offering Price         Aggregate        Amount of
 Securities to be Registered     Registered       Per Unit         Offering Price   Registration Fee
- ----------------------------------------------------------------------------------------------------
Common Stock,
 par value $.01 ............    1,450,000(1)        N.A.           $6,498,492(2)       $2,241(3)
====================================================================================================


(1) The amount to be registered hereunder has been determined based on the maximum number of shares of PCN Common Stock, par value $.01 ("Common Stock") issuable in the Merger, assuming for purposes of this Registration Statement only, the exercise in full of certain options to purchase or acquire Wismer-Martin Common Stock, par value $.01 ("Wismer-Martin Common Stock"). The exchange ratio of .0562 was calculated by dividing (x) 935,000 by (y) 16,624,495, the number of shares of Wismer-Martin Common Stock, outstanding on August 7, 1996, assuming the exercise in full of certain currently outstanding options to purchase Wismer-Martin Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and computed pursuant to Rules 457(f)(1) and (3) under the Securities Act, by subtracting (i) $1,980,000 (the amount of cash to be paid by the Registrant in connection with the Merger) from (ii) the product of (a) $0.51 (the average of the bid and asked prices of Wismer-Martin Common Stock on the Spokane Quotation System, Inc. to be cancelled in the Merger on August 7, 1996) and (b) 16,624,495 the number of shares of Wismer-Martin Common Stock outstanding on August 7, 1996, assuming the exercise in full of certain currently outstanding options to purchase Wismer-Martin Common Stock.

(3) Pursuant to Rule 457(b) of the Securities Act and Section 14(g) of the Securities Exchange Act of 1934, as amended, and Rule 0-11 thereunder, the total registration fee of $2,241 is offset by the filing fee of $2,071 paid on June 26, 1996, in connection with the filing of the preliminary proxy materials by Wismer-Martin on such date. Accordingly, an additional fee of $170 is required to be (and has been) paid with the filing of this Registration Statement.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                  Cross Reference Sheet Pursuant to Item 501(b)
            of Regulation S-K Showing the Location in the Prospectus
                of the Information Required by Part I of Form S-4



 Item of                                                                           Location or Caption in
Form S-4                                                                       Proxy Statement and Prospectus
- --------                                                                       ------------------------------
A. INFORMATION ABOUT THE TRANSACTION

    1.  Forepart of Registration Statement and
          Outside Front Cover Page of Prospectus.................   Facing Page of the Registration Statement; Outside Front Cover
                                                                      of Proxy Statement and Prospectus

    2.  Inside Front and Outside Back Cover
          Pages of Prospectus....................................   Available Information; Incorporation of Certain Documents By
                                                                      Reference; Table of Contents

    3.  Summary Information, Risk Factors, Ratio of Earnings
          to Fixed Charges and Other Information.................   Summary; Selected Historical and Unaudited Pro Forma Financial
                                                                      Information; Comparison of Shareholder Rights; Comparative
                                                                      Market Price Data

    4.  Terms of the Transaction.................................   Summary; The Merger; The Merger Agreement; Comparison of
                                                                      Shareholder Rights

    5.  Pro Forma Financial Information..........................   Physician Computer Network, Inc. and Wismer-Martin, Inc.
                                                                      Unaudited Pro Forma Condensed Consolidated Financial
                                                                      Statements

    6.  Material Contacts with the Company Being Acquired........   The Merger-Background of the Merger

    7.  Additional Information Required for Reoffering by
          Persons and Parties Deemed to Be Underwriters..........   Not Applicable

    8.  Interests of Named Experts and Counsel...................   Not Applicable

    9.  Disclosure of Commission Position on Indemnification
          for Securities Act Liabilities.........................   Not Applicable

B. INFORMATION ABOUT THE REGISTRANT

   10.  Information with Respect to S-3 Registrants..............   Available Information; Incorporation of Certain Documents by
                                                                      Reference

   11.  Incorporation of Certain Information by Reference........   Available Information; Incorporation of Certain Documents by
                                                                      Reference

   12.  Information with Respect to S-2 or S-3 Registrants.......   Not Applicable

   13.  Incorporation of Certain Information by Reference........   Not Applicable

   14.  Information with Respect to Registrants
          Other Than S-3 or S-2 Registrants......................   Not Applicable

C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

   15.  Information with Respect to S-3 Companies................   Not Applicable

   16.  Information with Respect to S-2 or S-3 Companies.........   Not Applicable

   17.  Information with Respect to Companies
          Other Than S-3 or S-2 Companies........................   Available Information; Information Concerning Wismer-Martin.


 Item of                                                                           Location or Caption in
Form S-4                                                                       Proxy Statement and Prospectus
- --------                                                                       ------------------------------
D. VOTING AND MANAGEMENT INFORMATION

   18.  Information if Proxies, Consents or
          Authorizations are to be Solicited.....................   Outside Front Cover of Proxy Statement and Prospectus; Available
                                                                      Information; Incorporation of Certain Documents by Reference;
                                                                      Special Meeting; Security Ownership of Certain Persons and
                                                                      Option and Voting Agreements; The Merger -Interests of Certain
                                                                      Persons in the Merger;-- Dissenters' Rights; Information
                                                                      Concerning PCN; Information Concerning Wismer-Martin;
                                                                      Solicitation of Proxies.

   19.  Information if Proxies, Consents or
          Authorizations  are not to be Solicited
          or in an Exchange Offer................................   Not Applicable

                               WISMER-MARTIN, INC.
                            12828 N. Newport Highway
                             Mead, Washington 99021



                                                                 August 12, 1996



Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of Wismer-Martin, Inc. ("Wismer-Martin") which will be held at 9:00 a.m., local time, on September 9, 1996, at Wismer-Martin's executive offices, located at 12828 N. Newport Highway, Mead, Washington 99021.

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger dated June 20, 1996 (the "Merger Agreement"), by and among Wismer-Martin, Physician Computer Network, Inc. ("PCN") and a wholly-owned subsidiary of PCN ("Merger Sub"). Subject to the provisions of the Merger Agreement, Merger Sub will be merged with and into Wismer-Martin (the "Merger"), which will result in Wismer-Martin becoming a wholly-owned subsidiary of PCN.

     The effect of your approval of the Merger Agreement will be to enable Wismer-Martin to complete the Merger with PCN. The Merger is described in the accompanying Proxy Statement and Prospectus, which includes a summary of the terms of the merger and certain other information relating to the proposed transaction.

     WISMER-MARTIN'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF WISMER-MARTIN AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     A Notice of the Special Meeting and a Proxy Statement and Prospectus containing detailed information concerning the merger and related transactions accompany this letter. I urge you to read this material carefully.

     Your vote is very important. Please sign, date and mail the enclosed proxy promptly to ensure that your shares will be represented.

     We look forward to seeing you at the meeting.


                                     Sincerely,


                                     RONALD HOLDEN
                                     Chairman and Chief Executive Officer

                               WISMER-MARTIN, INC.


                                   ----------


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          to be held September 9, 1996


                                   ----------


TO THE SHAREHOLDERS OF
  WISMER-MARTIN, INC.:

     You are cordially invited to attend a Special Meeting (the "Special Meeting") of the shareholders of Wismer-Martin, Inc., a Washington corporation ("Wismer-Martin"), which will be held at the executive offices of Wismer-Martin, Inc., 12828 N. Newport Highway, Mead, Washington 99021, on September 9, 1996, at 9:00 a.m., local time, for the following purposes:

          1. To consider and vote upon a proposal to approve a Plan of Merger pursuant to an Agreement and Plan of Merger, dated June 20, 1996 (the "Merger Agreement"), by and among Physician Computer Network, Inc., a New Jersey corporation ("PCN"), Northwest Acquisition Corp., a wholly-owned subsidiary of PCN ("Merger Sub"), and Wismer-Martin, pursuant to which: (a) Merger Sub will merge with and into Wismer-Martin and Wismer-Martin will be the surviving corporation and become a wholly-owned subsidiary of PCN (the "Merger") and (b) each share of Wismer-Martin Common Stock, par value $.001 per share ("Wismer-Martin Common Stock"), issued and outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive a specified amount of cash and a specified number of shares of PCN's Common Stock, par value $.01 per share, as more fully described in the accompanying Proxy Statement and Prospectus.

          2. To transact such other business as may properly come before the Special Meeting or any adjournments thereof.

     Shareholders of record at the close of business on August 1, 1996, will be entitled to notice of and to vote at the Special Meeting or any adjournments thereof.

     Shareholders as of the record date are entitled to dissent from the Merger and to receive payment of the "fair value" of their shares if they comply with certain procedures specified in Chapter 23B.13 of the Washington Business Corporation Act ("WBCA"). For a more complete discussion thereof, see "The Merger -- Dissenters' Rights" and the full text of Chapter 23B.13 of the WBCA which is attached to the Proxy Statement and Prospectus as Annex B and incorporated therein by reference.


                                By Order of the Board of Directors



                                Mehdi Moussavi
                                Secretary


Dated: August 12, 1996
Mead, Washington


     The affirmative vote by the holders of two-thirds of the votes represented by the outstanding shares of Wismer-Martin Common Stock at the Special Meeting is necessary for the approval of the matters to be voted on at the Special Meeting. It is important that your shares be represented at the meeting. We hope you will attend, but whether or not you intend to be present in person, please mark, sign, date and return the accompanying proxy promptly. A stamped reply envelope is enclosed for that purpose.

                        PHYSICIAN COMPUTER NETWORK, INC.
                               WISMER-MARTIN, INC.


                                   ----------


                         PROXY STATEMENT AND PROSPECTUS


     This Proxy Statement and Prospectus ("Proxy Statement and Prospectus") is being furnished to holders of shares of the common stock, par value $.001 per share ("Wismer-Martin Common Stock"), of Wismer-Martin, Inc., a Washington corporation ("Wismer-Martin"), in connection with the solicitation of proxies by the Board of Directors of Wismer-Martin (the "Wismer-Martin Board") for use at a special meeting of shareholders of Wismer-Martin to be held at the executive offices of Wismer-Martin, Inc., 12828 N. Newport Highway, Mead, Washington 99021, on September 9, 1996, at 9:00 a.m., local time, and at any adjournments thereof (the "Special Meeting"). At the Special Meeting, holders of record as of August 1, 1996, of Wismer-Martin Common Stock will be requested to consider and vote upon a proposal to approve a Plan of Merger (the "Plan of Merger") pursuant to an Agreement and Plan of Merger, dated June 20, 1996, among Physician Computer Network, Inc., a New Jersey corporation ("PCN"), Northwest Acquisition Corp., a Washington corporation and a wholly-owned subsidiary of PCN ("Merger Sub"), and Wismer-Martin (the "Merger Agreement").

     Pursuant to the Merger Agreement, Merger Sub will merge with and into Wismer-Martin, the separate existence of Merger Sub will cease, and
Wismer-Martin will be the surviving corporation and become a wholly-owned subsidiary of PCN (the "Merger"). At the effective time of the Merger (the "Effective Time"), each share of Wismer-Martin Common Stock issued and outstanding immediately prior to Effective Time, except those held by shareholders who validly perfect dissenters' rights under the WBCA, will be converted into the right to receive (the "Merger Consideration"): (i) an amount in cash (the "Cash Consideration") equal to the quotient obtained by dividing
(x) $1,980,000 by (y) the number of shares of Wismer-Martin Common Stock outstanding immediately prior to the Effective Time (the "Common Share Number") and (ii) subject to the adjustments described below, that number (the "Stock Consideration") of shares of PCN's Common Stock, par value $.01 per share ("PCN Common Stock"), equal to the quotient obtained by dividing (x) 935,000 by (y) the Common Share Number. Assuming that there are no adjustments to the Merger Consideration, as described below, and assuming the exercise in full of 300,000 currently outstanding options to purchase Wismer-Martin Common Stock, each share of Wismer-Martin Common Stock will be convertible into $0.1191 in cash and .0562 shares of PCN Common Stock. No assurances can be made that there will not be any changes in the foregoing amount of cash or number of shares of PCN Common Stock as a result of any one or more of the adjustments described below. In particular, and in addition to the adjustments described in the following paragraph, in the event that the Market Price (as defined below) of PCN Common Stock on the third business day prior to the Effective Time is less than or equal to $9.00 per share, then, at PCN's option, in lieu of the Cash Consideration and Stock Consideration described above, the "Merger
Consideration" shall be an amount in cash equal to (the "Cash Option") (x) $14,000,000 divided by (y) the Common Share Number, or $0.8421 in cash per share, assuming the exercise of 300,000 currently outstanding options to purchase Wismer-Martin Common Stock and that the Market Price of PCN Common Stock was $9.00 per share or less.

     The Merger Agreement provides that the Stock Consideration (described above) will be adjusted under the following circumstances: (i) if the aggregate Market Price of the Stock Consideration is less than $9,350,000 ($10.00 per share) on the third business day immediately preceding the Effective Time, then the Stock Consideration shall be increased to equal such number of shares of PCN Common Stock as has an aggregate market value of $9,350,000 and (ii) if the aggregate Market Price of the Stock Consideration is greater than $11,453,750 ($12.25 per share) on the third business day immediately preceding the Effective Time, then the Stock Consideration shall be decreased to equal such number of shares of PCN Common Stock as has an aggregate market value of $11,453,750. The Merger Agreement contains an additional provision intended to preserve the tax-free reorganization treatment of the Merger (so long as the Cash Option is not exercised), such that the receipt of the Stock Consideration by Wismer-Martin shareholders would be on a tax-free basis, by, based upon certain assumptions, limiting the aggregate amount of cash to be received by both the dissenting and non-dissenting shareholders of Wismer-Martin to 20% or less of the aggregate value of the consideration (both cash and shares of PCN Common Stock) to be received by both the dissenting and the non-dissenting shareholders of Wismer-Martin. This provision may result in adjustments decreasing the aggregate amount of cash and increasing the aggregate number of shares of PCN Common Stock to be received by the non-dissenting shareholders of Wismer-Martin in the Merger. This adjustment would be expected to occur only if a significant number of shareholders exercise dissenters' rights. See "The Merger -- Dissenters' Rights." No assurances can be given that such adjustment will enable the Merger to qualify as a tax-free reorganization. See "The Merger -- Certain Federal Income Tax Consequences of the Merger." As used herein, "Market Price" means the average of the closing price of a share of PCN Common Stock as reported on the NASDAQ Stock Market during the fifteen (15) trading days immediately preceding the date of determination.

     This document also includes and constitutes the Prospectus of PCN filed as part of its Registration Statement on Form S-4 (together with all amendments thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of PCN Common Stock to be issued in the Merger.

     This Proxy Statement and Prospectus and the accompanying form of proxy are first being mailed to shareholders of record of Wismer-Martin on or about August 12, 1996.

                                  ------------

     THE SECURITIES TO WHICH THIS PROXY STATEMENT AND PROSPECTUS RELATE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ------------

     The date of this Proxy Statement and Prospectus is August 12, 1996.

     No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Proxy Statement and Prospectus, and if given or made, such information or representations should not be relied upon as having been authorized. This Proxy Statement and Prospectus does not constitute an offer to sell, or a solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Proxy Statement and Prospectus nor any distribution of securities pursuant to this Proxy Statement and Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated herein by reference or in the affairs of PCN or Wismer-Martin since the date of this Proxy Statement and Prospectus. All information regarding PCN or Merger Sub in this Proxy Statement and Prospectus has been supplied by PCN, and all information regarding Wismer-Martin has been supplied by Wismer-Martin.


                              AVAILABLE INFORMATION

     PCN and Wismer-Martin are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, are required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the SEC: Midwest Regional Office, Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and Northeastern Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. PCN Common Stock is listed on the NASDAQ National Market. Reports, proxy statements and other information concerning PCN may be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. If the Merger is consummated, PCN will continue to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act and Wismer-Martin no longer will be subject to the informational and certain other requirements of the Exchange Act.

     PCN has filed with the SEC a registration statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act, with respect to the shares of PCN Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement and Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. Such additional information may be obtained from the SEC's principal office in Washington, D.C.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Proxy Statement and Prospectus incorporates certain documents by reference which are not presented herein or delivered herewith. These documents are available upon request from, in the case of PCN, John F. Mortell, Secretary, Physician Computer Network, Inc., 1200 The American Road, Morris Plains, New Jersey 07950, telephone number (201) 490-3100 and in the case of Wismer-Martin, Mehdi Moussavi, Secretary, Wismer-Martin, Inc., 12828 N. Newport Highway, Mead, Washington 99021, telephone number (509) 466-0396. In order to ensure timely delivery of these documents, any request should be made by August 30, 1996.

     PCN and Wismer-Martin hereby undertake to provide without charge to any beneficial owner of Wismer- Martin Common Stock to whom a copy of this Proxy Statement and Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to below which have been or may be incorporated herein by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated herein by reference. Requests for such documents should be directed to the person indicated in the immediately preceding paragraph. The following documents, which have been filed with the SEC pursuant to the Exchange Act, are hereby incorporated herein by reference:

     (a)  PCN's Annual Report on Form 10-K for the year ended December 31, 1995;

     (b)  PCN's  Quarterly  Report on Form 10-Q for the period  ended  March 31,
          1996;

     (c)  PCN's  Current  Reports on Form 8-K dated  June 25,  1996 and July 10,
          1996;

     (d)  PCN's Current Report on Form 8-K/A dated August 7, 1996;

     (e) Wismer-Martin's Annual Report on Form 10-KSB for the year ended June 30, 1995; and

     (f) Wismer-Martin's Quarterly Reports on Form 10-QSB for the periods ended September 30, 1995, December 31, 1995 and March 31, 1996.

     All documents filed by PCN or Wismer-Martin pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting (as such term is defined herein under the caption of the same name) shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. All information appearing in this Proxy Statement and Prospectus or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference and should be read together with such information and documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Proxy Statement and Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement and Prospectus.

                                TABLE OF CONTENTS


AVAILABLE INFORMATION...................................................   iii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.........................    iv

SUMMARY ................................................................     1

SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION.......     7

COMPARATIVE MARKET PRICE DATA...........................................    12

RISK FACTORS REGARDING PCN..............................................    13

PROXY STATEMENT AND PROSPECTUS..........................................    17

SPECIAL MEETING.........................................................    17
     Purpose of the Meeting.............................................    17
     Date, Time and Place; Record Date..................................    17
     Voting Rights......................................................    17

SECURITY OWNERSHIP OF CERTAIN PERSONS AND VOTING AGREEMENTS.............    18

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL  STATEMENTS........    19

THE MERGER..............................................................    27
     Background of the Merger...........................................    27
     Recommendations of the Boards of Directors;
       Effects of and Reasons for the Merger............................    28
     General Description of the Merger..................................    28
     Closing; Effective Time............................................    29
     Exchange of Stock Certificates.....................................    29
     No Fractional Shares...............................................    30
     Interests of Certain Persons in the Merger.........................    30
     Certain Federal Income Tax Consequences of the Merger..............    30
     Federal Securities Law Matters.....................................    32
     Accounting Treatment...............................................    32
     Listing on NASDAQ Stock Market.....................................    33
     Dissenters' Rights.................................................    33

THE MERGER AGREEMENT....................................................    36
     The Merger.........................................................    36
     Representations and Warranties.....................................    37
     Certain Covenants..................................................    37
     Certain Additional Agreements......................................    37
     No Solicitation of Other Transactions..............................    38
     Expenses...........................................................    38
     Conditions to the Merger...........................................    38
     Wismer-Martin Stock Options........................................    39
     Termination........................................................    39
     Amendment and Waiver...............................................    40

INFORMATION CONCERNING PCN..............................................    40

INFORMATION CONCERNING WISMER-MARTIN....................................    41
     Legal Proceedings..................................................    46
     Security Ownership of Certain Beneficial Owners and Management.....    46
     Management's Discussion and Analysis of Results of Operations
     and Financial Condition............................................    47

     Changes in and Disagreements With Accountants on Accounting and
       Financial Disclosure.............................................    51

COMPARISON OF SHAREHOLDER RIGHTS........................................    52
     General Shareholder Vote Requirements..............................    52
     Size and Classification of the Board of Directors..................    52
     Election of Directors and Director Nomination Procedures...........    52
     Removal of Directors...............................................    52
     Vacancies on the Board of Directors................................    53
     Special Meetings of Shareholders...................................    53
     Shareholder Approval of Mergers and Sales of Assets................    53
     Amendment of Articles and By-Laws..................................    54
     Preemptive Rights..................................................    54
     Payment of Dividends...............................................    54
     Inspection of Books and Records....................................    54
     Indemnification and Limitation of Liability of Officers
       and Directors....................................................    55

LEGAL OPINION...........................................................    55

EXPERTS.................................................................    55

SOLICITATION OF PROXIES.................................................    55

ANNEX A -- Agreement and Plan of Merger.................................   A-1

ANNEX B -- Chapter 23B.13 of the Washington Business Corporation Act....   B-1

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                                     SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement and Prospectus. Reference is made to, and this summary is qualified in its entirety by, the detailed information appearing elsewhere in this Proxy Statement and Prospectus or incorporated herein by reference.
Capitalized terms used and not otherwise defined in this summary have the meanings given to them elsewhere herein. Shareholders are urged to read this Proxy Statement and Prospectus in its entirety. Certain of the information contained in this summary and elsewhere in this Proxy Statement and Prospectus or incorporated herein by reference are forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from such forward-looking statements, see "Risk Factors Regarding PCN."

The Merger .........................   This  Proxy  Statement and  Prospectus is
                                         being furnished to holders of shares of
                                         the common  stock,  par value $.001 per
                                         share,   of   Wismer-Martin,   Inc.,  a
                                         Washington  corporation,  in connection
                                         with the solicitation of proxies by the
                                         Board of Directors of Wismer-Martin for
                                         use   at   a   special    meeting    of
                                         shareholders  of  Wismer-Martin  to  be
                                         held  at  the   executive   offices  of
                                         Wismer-Martin,    12828   N.    Newport
                                         Highway,  Mead,  Washington  99021,  on
                                         September 9, 1996, at 9:00 a.m.,  local
                                         time and at any  adjournments  thereof.
                                         At  the  Special  Meeting,  holders  of
                                         record  as  of  August  1,   1996,   of
                                         Wismer-Martin   Common  Stock  will  be
                                         requested  to consider  and vote upon a
                                         proposal  to  approve  a Plan of Merger
                                         pursuant  to an  Agreement  and Plan of
                                         Merger  dated  June  20,  1996,   among
                                         Physician Computer Network, Inc., a New
                                         Jersey      corporation,      Northwest
                                         Acquisition    Corp.,    a   Washington
                                         corporation    and    a    wholly-owned
                                         subsidiary of PCN, and Wismer-Martin.

                                         Pursuant   to  the  Merger   Agreement,
                                         Merger  Sub  will  merge  with and into
                                         Wismer-Martin,  the separate  existence
                                         of   Merger   Sub   will   cease,   and
                                         Wismer-Martin  will  be  the  surviving
                                         corporation  and become a  wholly-owned
                                         subsidiary  of PCN (the  "Merger").  At
                                         the  effective  time of the Merger (the
                                         "Effective   Time"),   each   share  of
                                         Wismer-Martin  Common  Stock issued and
                                         outstanding    immediately   prior   to
                                         Effective  Time,  except  those held by
                                         shareholders    who   validly   perfect
                                         dissenters' rights under the WBCA, will
                                         be converted  into the right to receive
                                         (the  "Merger  Consideration"):  (i) an
                                         amount    in    cash     (the     "Cash
                                         Consideration")  equal to the  quotient
                                         obtained by dividing (x)  $1,980,000 by
                                         (y)   the    number    of   shares   of
                                         Wismer-Martin  Common Stock outstanding
                                         immediately prior to the Effective Time
                                         (the  "Common  Share  Number") and (ii)
                                         subject  to the  adjustments  described
                                         below,    that   number   (the   "Stock
                                         Consideration")   of  shares  of  PCN's
                                         Common Stock,  par value $.01 per share
                                         ("PCN  Common  Stock"),  equal  to  the
                                         quotient   obtained  by  dividing   (x)
                                         935,000 by (y) the Common Share Number.
                                         Assuming that there are no  adjustments
                                         to   the   Merger   Consideration,   as
                                         described   below,   and  assuming  the
                                         exercise  in full of 300,000  currently
                                         outstanding    options   to    purchase
                                         Wismer-Martin  Common Stock, each share
                                         of  Wismer-Martin  Common Stock will be
                                         convertible  into  $0.1191  in cash and
                                         .0562  shares of PCN Common  Stock.  No
                                         assurances  can be made that there will
                                         not be  any  changes  in the  foregoing
                                         amount  of cash or  number of shares of
                                         PCN Common Stock as a result of any one
                                         or  more of the  adjustments  described
                                         below.  In particular,  and in addition
                                         to  the  adjustments  described  in the
                                         following paragraph,  in the event that
                                         the Market Price (as defined  below) of
                                         PCN Common Stock on the third  business
                                         day prior to the Effective Time is less
                                         than or equal to $9.00 per share, then,
                                         at  PCN's  option,  in lieu of the Cash
                                         Consideration  and Stock  Consideration
                                         described     above,     the    "Merger
                                         Consideration"  shall be an  amount  in
                                         cash equal to (the "Cash  Option")  (x)
                                         $14,000,000  divided  by (y) the Common
                                         Share  Number,  or  $0.8421 in cash per
                                         share, assuming the exercise in full of
                                         300,000 currently  outstanding  options
                                         to purchase  Wismer-Martin Common Stock
                                         and that the Market Price of PCN Common
                                         Stock was $9.00 per share or less.

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                                       1

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                                       The Merger  Agreement  provides  that the
                                         Stock  Consideration  (described above)
                                         will be  adjusted  under the  following
                                         circumstances:  (i)  if  the  aggregate
                                         Market Price of the Stock Consideration
                                         is less  than  $9,350,000  ($10.00  per
                                         share)  on  the  third   business   day
                                         immediately   preceding  the  Effective
                                         Time,  then  the  Stock   Consideration
                                         shall be increased to equal such number
                                         of shares of PCN Common Stock as has an
                                         aggregate  market  value of  $9,350,000
                                         and (ii) if the aggregate  Market Price
                                         of the Stock  Consideration  is greater
                                         than $11,453,750  ($12.25 per share) on
                                         the  third  business  day   immediately
                                         preceding the Effective  Time, then the
                                         Stock  Consideration shall be decreased
                                         to equal  such  number of shares of PCN
                                         Common Stock as has an aggregate market
                                         value  of   $11,453,750.   The   Merger
                                         Agreement    contains   an   additional
                                         provision   intended  to  preserve  the
                                         tax-free  reorganization  treatment  of
                                         the Merger (so long as the Cash  Option
                                         is  not   exercised),   such  that  the
                                         receipt of the Stock  Consideration  by
                                         Wismer-Martin  shareholders would be on
                                         a  tax-free   basis,   by,  based  upon
                                         certain   assumptions,   limiting   the
                                         aggregate amount of cash to be received
                                         by    both    the     dissenting    and
                                         non-dissenting      shareholders     of
                                         Wismer-Martin  to  20% or  less  of the
                                         aggregate  value  of the  consideration
                                         (both  cash and  shares  of PCN  Common
                                         Stock)  to  be  received  by  both  the
                                         dissenting   and   the   non-dissenting
                                         shareholders  of  Wismer-Martin.   This
                                         provision  may  result  in  adjustments
                                         decreasing the aggregate amount of cash
                                         and increasing the aggregate  number of
                                         shares  of  PCN  Common   Stock  to  be
                                         received    by    the    non-dissenting
                                         shareholders  of  Wismer-Martin  in the
                                         Merger.   This   adjustment   would  be
                                         expected to occur only if a significant
                                         number   of    shareholders    exercise
                                         dissenters'  rights.  See  "The  Merger
                                         --Dissenters'  Rights."  No  assurances
                                         can be given that such  adjustment will
                                         enable  the  Merger  to  qualify  as  a
                                         tax-free   reorganization.   See   "The
                                         Merger --  Certain  Federal  Income Tax
                                         Consequences  of the  Merger."  As used
                                         herein,   "Market   Price"   means  the
                                         average of the closing price of a share
                                         of PCN Common  Stock as reported on the
                                         NASDAQ Stock Market  during the fifteen
                                         (15) trading days immediately preceding
                                         the date of determination.

                                       See  "The Merger --  General  Description
                                         of the Merger;  -- Dissenters'  Rights;
                                         --   Certain    Federal    Income   Tax
                                         Consequences of the Merger."


Parties to the Merger

  PCN ..............................   PCN    is  a   leader   in    developing,
                                         marketing   and   supporting   practice
                                         management    software   products   for
                                         physician practices. PCN's objective is
                                         to establish a large  installed base of
                                         physician  practice  customers  who use
                                         PCN's most advanced practice management
                                         software   product,   the  PCN   Health
                                         Network  Information  System,   thereby
                                         becoming  an  important  link  for  the
                                         electronic   exchange  of   information
                                         between  physician  practices and other
                                         health     care      providers      and
                                         organizations.  In  furtherance of this
                                         objective,  since  September  1993, PCN
                                         has acquired seven practice  management
                                         software  businesses,   increasing  the
                                         number of  physicians  associated  with
                                         sites   which  have   purchased   PCN's
                                         practice  management  software products
                                         from     approximately     2,000     to
                                         approximately 85,000, making PCN one of
                                         the  largest   providers   of  practice
                                         management  software  products  in  the
                                         United  States.  PCN  plans to  migrate
                                         substantially  all of its  customers to
                                         the  PCN  Health  Network   Information
                                         System  during the next several  years.
                                         In     order     to     rapidly     and
                                         cost-effectively     supplement     its
                                         practice  management  software  product
                                         offerings with knowledge-based clinical
                                         products and services, in January 1996,
                                         PCN formed a joint  venture  with Glaxo
                                         Wellcome, Inc. ("Glaxo Wellcome").  The
                                         joint venture partnership,  HealthPoint
                                         G.P. ("HealthPoint"),  will develop and
                                         market clinical information  technology
                                         products and services that will provide

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                                       2

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                                         the clinical  information needed at the
                                         point  of   patient   care  to   enable
                                         physicians   and  other   health   care
                                         providers  to  practice  medicine  more
                                         efficiently. In March 1996, HealthPoint
                                         introduced     its    first    product,
                                         HealthPoint  ACS,  a product  developed
                                         for    medical    offices   to   enable
                                         physicians   to,  among  other  things,
                                         manage   the    clinical    information
                                         required for  treatment at the point of
                                         care. HealthPoint ACS is expected to be
                                         made commercially  available during the
                                         second half of 1996.

                                       PCN's   practice    management   software
                                         products,  which,  among other  things,
                                         automate   physician   scheduling   and
                                         generate  patient  billings,  insurance
                                         claims  billings  and  other  financial
                                         reports,       include      interactive
                                         communication   software   that   links
                                         physician   practices  with  hospitals,
                                         Medicare/Medicaid carriers,  commercial
                                         insurance       carriers,        claims
                                         clearinghouses,  clinical laboratories,
                                         pharmacies,  HMOs and other health care
                                         organizations   who  have   established
                                         electronic  communication  links  under
                                         agreements  with  PCN.  The PCN  Health
                                         Network  Information System is designed
                                         to   become   the    common    practice
                                         management  software  platform  used by
                                         substantially  all of  PCN's  physician
                                         practice    customers    and,   as   an
                                         integrated   unit  with   HealthPoint's
                                         products,   is   expected   to  provide
                                         physicians      with      comprehensive
                                         financial,  administrative and clinical
                                         applications.  The PCN  Health  Network
                                         Information   System   will   primarily
                                         manage  the  business  elements  of the
                                         physician's  practice and HealthPoint's
                                         software  products  and  services  will
                                         primarily   provide   physicians   with
                                         clinical applications and functionality
                                         intended  to assist  physicians  in the
                                         clinical aspects of their practices.

                                       See  "Incorporation  of Certain Documents
                                         By Reference," "Selected Historical and
                                         Unaudited    Pro    Forma     Financial
                                         Information"  and  "Unaudited Pro Forma
                                         Condensed     Consolidated    Financial
                                         Statements."

  Wismer-Martin ....................   Wismer-Martin   was  formed  to  develop,
                                         market,     install     and     support
                                         microcomputer    practice    management
                                         systems and related  services  designed
                                         for the medical and dental professions.
                                         Wismer-Martin  was  founded  as a  sole
                                         proprietorship  in February of 1980 and
                                         was  incorporated  on November 29, 1982
                                         under   the   laws  of  the   State  of
                                         Washington  as  Professional   Software
                                         Associates,  Inc.  The company  changed
                                         its   name   to   Wismer-Martin,   Inc.
                                         effective  August 1, 1985.  In February
                                         1994, Wismer-Martin acquired Integrated
                                         Health Systems, Inc. ("IHS"), a company
                                         that  develops  and  licenses  software
                                         programs  for   hospitals  and  related
                                         entities.   Wismer-Martin's   principal
                                         executive  offices are located at 12828
                                         N. Newport  Highway,  Mead,  Washington
                                         99021.

                                       Wismer-Martin    derives   revenue   from
                                         systems  sales and  maintenance,  forms
                                         and  other   services.   Systems  sales
                                         include  sales  of  physician  practice
                                         management systems,  health information
                                         networks,   and  hospital   information
                                         systems to new  customers  and sales of
                                         system upgrades and add-ons to existing
                                         customers.   Systems   sales   to   new
                                         customers  include software  licensing,
                                         hardware,  installation,  training, and
                                         support   contracts  for  software  and
                                         hardware  maintenance.  System upgrades
                                         include     hardware,     installation,
                                         software licensing and training. System
                                         add-ons include  additional  peripheral
                                         hardware and  installation and software
                                         licensing.

Merger Sub .......................     Merger Sub,  a  wholly-owned   subsidiary
                                         of PCN,  was formed to  facilitate  the
                                         Merger and has engaged in no activities
                                         other than activities incidental to the
                                         Merger.

Special Meeting ....................   At     the    Special    Meeting,     the
                                         shareholders of  Wismer-Martin  will be
                                         asked to  consider  and vote upon (i) a
                                         proposal  to approve the Plan of Merger
                                         and  (ii)  such  other  matters  as may
                                         properly   come   before  the   Special
                                         Meeting.  The  Wismer-Martin  Board has
                                         fixed the close of  business  on August
                                         1,

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                                       3

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                                         1996,   as  the  record  date  for  the
                                         determination     of     holders     of
                                         Wismer-Martin  Common Stock entitled to
                                         notice  of and to vote  at the  Special
                                         Meeting. See "Special Meeting."

                                       The   Wismer-Martin  Board  approved  the
                                         Plan of  Merger  and  the  transactions
                                         contemplated  thereby by the  unanimous
                                         vote of its  directors  and  recommends
                                         that  Wismer-Martin  shareholders  vote
                                         "FOR"  approval  of the Plan of Merger.
                                         See "The  Merger --  Background  of the
                                         Merger; --Recommendations of the Boards
                                         of  Directors;  Effects of and  Reasons
                                         for the Merger."

Required Vote ......................   The  affirmative  vote of  the holders of
                                         at least  two-thirds of the outstanding
                                         shares of  Wismer-Martin  Common  Stock
                                         entitled to vote thereon is required to
                                         approve   the  Plan  of   Merger.   See
                                         "Special   Meeting--   Voting  Rights."
                                         Certain  shareholders of  Wismer-Martin
                                         Common   Stock    (collectively,    the
                                         "Majority      Shareholders"),      who
                                         beneficially own an aggregate number of
                                         shares with votes sufficient to approve
                                         the  Plan  of  Merger   and  all  other
                                         matters   to  be  voted   upon  at  the
                                         Wismer-Martin   Special  Meeting,  have
                                         each  entered into an Option and Voting
                                         Agreement  with  PCN (the  "Option  and
                                         Voting Agreements")  pursuant to which,
                                         among  other  things,  they  each  have
                                         agreed   to  vote   their   shares   of
                                         Wismer-Martin  Common Stock in favor of
                                         the Plan of  Merger.  Accordingly,  the
                                         approval  of the Plan of  Merger by the
                                         holders  of  Common  Stock  is  assured
                                         without   the   vote   of   any   other
                                         shareholder. See "Security Ownership of
                                         Certain  Persons  and Option and Voting
                                         Agreements" and "The Merger-- Interests
                                         of  Certain  Persons  in  the  Merger--
                                         Option and Voting Agreements."

                                         If a shareholder returns a signed proxy
                                         card,  but does not indicate how his or
                                         her shares are to be voted,  the shares
                                         represented  by the proxy  card will be
                                         voted "FOR" the Plan of Merger.

Recommendations of the
Wismer-Martin Board of
Directors; Effects of
and Reasons for the Merger .........   The   Wismer-Martin  Board  believes that
                                         the  terms of the  Merger  are fair to,
                                         and   in   the   best   interests   of,
                                         Wismer-Martin   and  its  shareholders.
                                         Accordingly,  the  Wismer-Martin  Board
                                         has  unanimously  approved  the Plan of
                                         Merger     and     the     transactions
                                         contemplated   thereby  and  recommends
                                         approval  of  the  Plan  of  Merger  by
                                         Wismer-Martin     shareholders.     The
                                         recommendation    to    Wismer-Martin's
                                         shareholders that they approve the Plan
                                         of   Merger   is  the   result  of  the
                                         extensive    process    of    exploring
                                         strategic        alternatives       for
                                         Wismer-Martin.  As  a  result  of  that
                                         process,    the   Wismer-Martin   Board
                                         believes   that   the   Merger   is  an
                                         excellent        opportunity        for
                                         Wismer-Martin's    shareholders.    The
                                         Wismer-Martin  Board  believes that the
                                         Merger      offers      Wismer-Martin's
                                         shareholders    the    opportunity   to
                                         participate  in an enterprise  with the
                                         financial    strength   and   technical
                                         support  necessary to capitalize on the
                                         opportunities   in  the   changing  and
                                         increasingly    competitive    practice
                                         management  software industry and that,
                                         without   the   Merger   or  a  similar
                                         strategic  transaction,   Wismer-Martin
                                         may  lack  the   financial   and  other
                                         resources  necessary  to  maximize  its
                                         competitive  potential  beyond the near
                                         term.

                                       See  "The  Merger --  Background  of  the
                                         Merger;  --   Recommendations   of  the
                                         Wismer-Martin   Board   of   Directors;
                                         Effects of and  Reasons  for the Merger
                                         and "Management Discussion and Analysis
                                         --Liquidity and Capital Resources."

Risk Factors .......................   In connection  with  the proposed Merger,
                                         holders  of  shares  of   Wismer-Martin
                                         Common  Stock should  consider  certain
                                         risk  factors  relevant to the business
                                         of  PCN.  Such  risk  factors  include,
                                         among  others,  (i) PCN's  strategy  of
                                         acquiring      established     practice
                                         management  software businesses and the


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                                       4
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                                         impact  of  such   strategy  on  future
                                         operating results,  (ii) uncertainty of
                                         the    acceptance   of   products   and
                                         migration  of existing  customers  to a
                                         common  practice   management  software
                                         platform,  (iii) PCN's  ability to keep
                                         pace with rapidly changing  technology,
                                         and (iv) the highly  competitive nature
                                         of  the  practice  management  software
                                         industry.  See "Risk Factors  Regarding
                                         PCN."

Security Ownership of Certain
Persons and Option and
Voting Agreements ..................   As  of  July  31,  1996,  Wismer-Martin's
                                         directors, executive officers and their
                                         affiliates and associates,  as a group,
                                         may  be  deemed  to  own   beneficially
                                         approximately  53.1% of the outstanding
                                         shares of  Wismer-Martin  Common  Stock
                                         (assuming  exercise of options  held by
                                         directors and executive officers). Each
                                         of  the   directors   and  officers  of
                                         Wismer-Martin has advised Wismer-Martin
                                         that  he or  she  intends  to  vote  or
                                         direct the vote of all the  outstanding
                                         shares of  Wismer-Martin  Common  Stock
                                         over which he or she has voting control
                                         in  favor of the  Plan of  Merger.  The
                                         Majority  Shareholders,  consisting  of
                                         Ronald and Linda Holden, Stanley T. and
                                         Beverly J.  Hatch,  Georgia  L.  Knapp,
                                         Gertrude  L.  Holden,  John  F.  Perez,
                                         Ivory & Sime  Enterprise  Capital  PLC,
                                         Glen E. and Judith L. Martin, Thomas E.
                                         and Maureen T. Holden, Harry D. Holden,
                                         and James F. Etter, beneficially own an
                                         aggregate of  approximately  71% of the
                                         outstanding   shares  of  Wismer-Martin
                                         Common Stock  representing  a number of
                                         votes sufficient to approve the Plan of
                                         Merger. The Majority  Shareholders have
                                         each  agreed in a  separate  option and
                                         voting  agreement  with  PCN to,  among
                                         other  things,  vote  their  shares  of
                                         Wismer-Martin  Common Stock entitled to
                                         vote at the Special Meeting in favor of
                                         approval   of  the   Plan  of   Merger.
                                         Further,   each   Option   and   Voting
                                         Agreement  provides that, under certain
                                         circumstances,  PCN  may  purchase  the
                                         Majority    Shareholder's   shares   of
                                         Wismer-Martin Common Stock.

                                       See   "Security   Ownership  of   Certain
                                         Persons    and    Option   and   Voting
                                         Agreements" and "The Merger --Interests
                                         of  Certain  Persons  in the  Merger --
                                         Option and Voting Agreements."

Accounting Treatment ...............   It  is   the   intention   of   PCN   and
                                         Wismer-Martin  that the Merger  will be
                                         accounted for by the purchase method of
                                         accounting for accounting and financial
                                         reporting purposes.

                                       See    "The     Merger   --    Accounting
                                         Treatment."

Conditions to the Merger;
Termination of the Merger
Agreement ..........................   In addition to  the  approval of the Plan
                                         of  Merger  by  the   shareholders   of
                                         Wismer-Martin,  the consummation of the
                                         Merger is subject  to the  satisfaction
                                         or waiver of certain other  conditions,
                                         including among others,  (i) listing on
                                         the NASDAQ  Stock  Market of PCN Common
                                         Stock    issuable   to    Wismer-Martin
                                         shareholders   in  the   Merger,   (ii)
                                         effectiveness   of   the   Registration
                                         Statement,  (iii) there being in effect
                                         no  injunction  or other  order,  legal
                                         constraint  or  prohibition  preventing
                                         the  consummation  of the  Merger,  and
                                         (iv) shareholders  holding no more than
                                         5% of any class of the capital stock of
                                         Wismer-Martin      having      demanded
                                         dissenters' rights under the Washington
                                         Business  Corporation Act (the "WBCA").
                                         The Merger  Agreement may be terminated
                                         upon the occurrence of certain  events,
                                         including,    by    either    PCN    or
                                         Wismer-Martin  if the Merger  shall not
                                         have been  consummated  by October  15,
                                         1996.

                                       See  "The  Merger Agreement -- Conditions
                                         to the Merger; - Termination."

Interests of Certain Persons
in the Merger ......................   In  considering  the   recommendation  of
                                         the Wismer-Martin Board with respect to
                                         the  Plan  of  Merger,  Wismer-Martin's
                                         shareholders   should  be  aware


- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                                         that certain members of Wismer-Martin's
                                         senior management and the Wismer-Martin
                                         Board  have  certain  interests  in the
                                         Merger  that  are  in  addition  to the
                                         interests    of     shareholders     of
                                         Wismer-Martin       generally.      The
                                         Wismer-Martin  Board was aware of these
                                         interests and  considered  them,  among
                                         other matters,  in approving the Merger
                                         Agreement    and    the    transactions
                                         contemplated thereby.

                                       On  June 20,  1996,   PCN entered  into a
                                         two-year  consultation  agreement  with
                                         Ronald Holden,  the current Chairman of
                                         the   Wismer-Martin   Board  and  Chief
                                         Executive Officer of Wismer-Martin.

                                       See  "The  Merger -- Interests of Certain
                                         Persons in the  Merger --  Consultation
                                         Agreement."

                                       The   Majority  Shareholders  have   each
                                         agreed in  separate  Option  and Voting
                                         Agreements  with  PCN to,  among  other
                                         things,    vote    their    shares   of
                                         Wismer-Martin  Common Stock entitled to
                                         vote at the Special Meeting in favor of
                                         approval   of  the   Plan  of   Merger.
                                         Further,   each   Option   and   Voting
                                         Agreement  provides that, under certain
                                         circumstances,  PCN  may  purchase  the
                                         Majority    Shareholder's   shares   of
                                         Wismer-Martin Common Stock.

                                       See   "Security   Ownership  of   Certain
                                         Persons    and    Option   and   Voting
                                         Agreements" and "The Merger --Interests
                                         of  Certain  Persons  in the  Merger --
                                         Option and Voting Agreements."

Comparison of Shareholder
Rights .............................   The     rights     of     Wismer-Martin's
                                         shareholders  are governed by the WBCA,
                                         Wismer-Martin's       Articles       of
                                         Incorporation,    as    amended    (the
                                         "Wismer-Martin      Articles")      and
                                         Wismer-Martin's       By-Laws      (the
                                         "Wismer-Martin  By-Laws").  As  of  the
                                         Effective    Time,    shareholders   of
                                         Wismer-Martin will become  shareholders
                                         of PCN.  As  such,  their  rights  will
                                         thereafter   be  governed  by  the  New
                                         Jersey  Business  Corporation  Act (the
                                         "NJBCA"),  the PCN Amended and Restated
                                         Certificate of Incorporation  (the "PCN
                                         Certificate")  and PCN's  By-Laws  (the
                                         "PCN By-Laws").

                                       See  "Comparison of  Shareholder  Rights"
                                         for   a   summary   of   the   material
                                         differences   between   the  rights  of
                                         holders  of PCN  Common  Stock  and the
                                         rights  of  holders  of   Wismer-Martin
                                         Common Stock.

Dissenters' Rights .................   Because   consummation  of  the  Plan  of
                                         Merger   requires   the   approval   of
                                         Wismer-Martin's  shareholders,  holders
                                         of   Wismer-Martin   Common  Stock  are
                                         entitled  to  dissent  with  respect to
                                         their  shares of  Wismer-Martin  Common
                                         Stock in connection with the Merger and
                                         thereby   receive  in  cash  the  "fair
                                         value"  of their  shares in lieu of the
                                         consideration   provided   for  in  the
                                         Merger   Agreement,   as   more   fully
                                         described   hereafter.   In   order  to
                                         properly   perfect   such   dissenters'
                                         rights, holders of Wismer-Martin Common
                                         Stock must comply  with the  procedural
                                         requirements  of the  WBCA,  including,
                                         without limitation, not voting in favor
                                         of the  Plan of  Merger  and  making  a
                                         written  demand for payment  before the
                                         date of the Special  Meeting.  See "The
                                         Merger -- Dissenters' Rights" and Annex
                                         B hereto.

Certain Federal Income
Tax Consequences of the
Merger .............................   See   "The   Merger--   Certain   Federal
                                         Income Tax  Consequences of the Merger"
                                         for a  discussion  of the  treatment of
                                         the  Merger  for  federal   income  tax
                                         purposes.


- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                             SELECTED FINANCIAL DATA

     The following selected financial data are derived from the historical consolidated financial statements of PCN and Wismer-Martin and should be read in conjunction with such statements and the related notes. The selected financial data presented for PCN for the years ended December 31, 1995, 1994, 1993, 1992 and 1991 are audited and, with respect to the years ended December 31, 1995, 1994 and 1993, are incorporated herein by reference from PCN's Annual Report on Form 10-K for the year ended December 31, 1995. The PCN financial data presented for the three months ended March 31, 1996 and 1995 are unaudited and are derived from PCN's unaudited Consolidated Financial Statements which are incorporated by reference herein from PCN's Quarterly Report on Form 10-Q for the period ended March 31, 1996. The selected financial data presented for Wismer-Martin for the years ended June 30, 1995, 1994, 1993, 1992 and 1991 are audited and, with respect to the years ended June 30, 1995 and 1994, are incorporated herein by reference from Wismer-Martin's Annual Report on Form 10-KSB for the year ended June 30, 1995. The Wismer-Martin financial data presented for the nine months ended March 31, 1996 and 1995 are unaudited and are derived from Wismer-Martin's unaudited Consolidated Financial Statements which are incorporated by reference herein from the Quarterly Report on Form 10-QSB for the period ended March 31, 1996. The unaudited Consolidated Financial Statements for the periods ending March 31, 1996 and 1995 for both PCN and Wismer-Martin include all adjustments, consisting of normal accruals which, in the opinion of management, are necessary for a fair presentation of PCN's financial position and the results of operations for these periods. Operating results for interim periods are not necessarily indicative of the results that may be expected for the entire year.


(Tables follow)


- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------


                        PCN CONSOLIDATED SELECTED FINANCIAL DATA AND UNAUDITED PRO FORMA FINANCIAL INFORMATION
                                                 (in thousands, except per share data)

                                                  Three Months Ended March 31,                Year Ended December 31,
                                              ------------------------------------    ---------------------------------------
                                               Pro Forma             Actual            Pro Forma             Actual
                                              As Adjusted   ----------------------    As Adjusted  --------------------------
                                                 1996(1)       1996         1995        1995(1)      1995(2)         1994(3)
                                               ---------    ---------    ---------    ---------    ---------       ---------
STATEMENT OF OPERATIONS DATA:
Revenues ...................................   $  26,323    $  21,027    $   6,458    $ 109,092    $  41,805       $  20,504
                                               ---------    ---------    ---------    ---------    ---------       ---------
Costs and expenses:
  Cost of revenues .........................      11,313        8,795        1,346       52,026       16,289           6,076
  Research and development .................       1,771        1,111          439        6,511        2,219           1,839
  Selling and marketing ....................       2,935        1,705          287       12,589        3,038           2,145
  General and administrative ...............       6,864        4,085        2,722       35,668       13,238           7,386
  Acquired technology in process ...........        --           --           --           --         14,516            --
  Restructuring ............................        --           --           --          3,072        3,072            --
  Write-down of assets and other charges ...        --           --           --          1,477        1,477            --
  Interest expense, net of interest income .         487          635          366        3,738          875           1,709
  Gain on retirement of software ...........        --           --           --           --           --              --
  Charge related to issuance of warrants ...        --           --           --           --           --              --
                                               ---------    ---------    ---------    ---------    ---------       ---------
Income (loss) before income tax expense
  (benefit), loss on equity investment
  and extraordinary items ..................       2,953        4,696        1,298       (5,989)     (12,919)          1,349
Income tax expense (benefit) ...............         986          986           27       (1,237)      (1,419)            102
                                               ---------    ---------    ---------    ---------    ---------       ---------
Income (loss) before loss on equity
  investment and extraordinary items .......       1,967        3,710        1,271       (4,752)     (11,500)          1,247
Loss on equity investment, net of taxes ....        (395)        (395)        --           --           --              --
                                               ---------    ---------    ---------    ---------    ---------       ---------
Income (loss) before extraordinary items ...       1,572        3,315        1,271       (4,752)     (11,500)          1,247
Extraordinary items:
  Excess carrying value of preferred stock
    over liability discharged ..............        --           --           --           --           --              --
  Gain (loss) from the extinguishment of
    capital lease obligations and debt .....        --           --           (180)        --           (180)           --
                                               ---------    ---------    ---------    ---------    ---------       ---------
Net income (loss) ..........................       1,572        3,315        1,091       (4,752)     (11,680)          1,247
Forfeited (accrued) dividends on
  preferred stock ..........................        --           --           --           --           --              --
                                               ---------    ---------    ---------    ---------    ---------       ---------
Net income (loss) available to common
  shareholders .............................   $   1,572    $   3,315    $   1,091    $  (4,752)   $ (11,680)(4)   $   1,247
                                               =========    =========    =========    =========    =========       =========



                    PCN CONSOLIDATED SELECTED FINANCIAL DATA
           AND UNAUDITED PRO FORMA FINANCIAL INFORMATION (Continued)
                      (in thousands, except per share data)


                                                      Year Ended December 31,
                                               -----------------------------------
                                                              Actual
                                               -----------------------------------
                                                 1993(3)       1992         1991
                                               ---------    ---------    ---------
STATEMENT OF OPERATIONS DATA:
Revenues ...................................   $   6,109    $   3,124    $   2,101
                                               ---------    ---------    ---------
 Costs and expenses:
  Cost of revenues .........................      10,255        7,850        9,209
  Research and development .................         898          678          561
  Selling and marketing ....................       1,717        1,441          910
  General and administrative ...............       6,454        7,877        5,571
  Acquired technology in process ...........      10,872         --           --
  Restructuring ............................       3,165         --           --
  Write-down of assets and other charges ...       3,300         --           --
  Interest expense, net of interest income .         942        1,242        4,909
  Gain on retirement of software ...........        --           --           (123)
  Charge related to issuance of warrants ...        --           --          2,491
                                               ---------    ---------    ---------
Income (loss) before income tax expense
  (benefit), loss on equity investment
  and extraordinary items ..................     (31,494)     (15,964)     (21,427)
Income tax expense (benefit) ...............        --           --           --
                                               ---------    ---------    ---------
Income (loss) before loss on equity
  investment and extraordinary items .......     (31,494)     (15,964)     (21,427)
Loss on equity investment, net of taxes ....        --           --           --
                                               ---------    ---------    ---------
Income (loss) before extraordinary items ...     (31,494)     (15,964)     (21,427)
Extraordinary items:
  Excess carrying value of preferred stock
    over liability discharged ..............        --           --         (2,987)
  Gain (loss) from the extinguishment of
    capital lease obligations and debt .....       8,498         --           --
                                               ---------    ---------    ---------
Net income (loss) ..........................     (22,996)     (15,964)     (24,414)
Forfeited (accrued) dividends on
  preferred stock ..........................       2,957       (2,896)        (250)
                                               ---------    ---------    ---------
Net income (loss) available to common
  shareholders .............................   $ (20,039)   $ (18,860)   $ (24,664)
                                               =========    =========    =========



- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                    PCN CONSOLIDATED SELECTED FINANCIAL DATA
           AND UNAUDITED PRO FORMA FINANCIAL INFORMATION (Continued)
                      (in thousands, except per share data)


                                             Three Months Ended March 31,       Year Ended December 31,
                                          ---------------------------------     ----------------------
                                           Pro Forma           Actual            Pro Forma
                                          As Adjusted   -------------------     As Adjusted    Actual
                                             1996(1)      1996        1995        1995(1)      1995(2)
                                           --------     -------     -------      --------      -------
SHARE INFORMATION:
Primary and Fully-diluted
  Earnings (loss) per common share:
Before extraordinary items ..............    $ 0.03      $ 0.07       $ 0.03       $ (0.09)    $ (0.29)
Extraordinary items .....................        --          --           --            --          --
                                            -------     -------      -------      --------    --------
Earnings (loss) .........................    $ 0.03      $ 0.07       $ 0.03       $ (0.09)    $ (0.29)
                                            =======     =======      =======      ========    ========
Primary weighted average number of
  common shares outstanding (5)..........    57,239      49,864       39,358        50,066      40,068
Fully-diluted weighted average number
  of common shares outstanding (5).......    57,477      50,102       40,319        50,066      40,068
Book value...............................     $1.83       $0.76                      $2.04       $0.68




                                                      Year Ended December 31,
                                        -----------------------------------------------
                                                              Actual
                                        -----------------------------------------------
                                           1994(3)     1993(3)      1992         1991
                                          -------     --------    --------     --------
SHARE INFORMATION (Continued):
Primary and Fully-diluted
  Earnings (loss) per common share:
Before extraordinary items ..............  $ 0.04      $ (1.38)    $ (2.19)     $ (3.77)
Extraordinary items .....................      --         0.41          --        (0.52)
                                          -------     --------    --------     --------
Earnings (loss) .........................  $ 0.04      $ (0.97)    $ (2.19)     $ (4.29)
                                          =======     ========    ========     ========
Primary weighted average number of
  common shares outstanding (5)..........  35,634       20,688       8,601        5,746
Fully-diluted weighted average number
  of common shares outstanding (5).......  35,634       20,688       8,601        5,746
Book value...............................



                                                At March 31, 1996
                                          -------------------------                              At December 31,
                                             Pro Forma                  ------------------------------------------------------
                                          As Adjusted (1)   Actual        1995       1994       1993        1992        1991
                                          -------------    --------     --------    -------    -------     -------     -------
BALANCE SHEET DATA:
Cash and cash equivalents ...............    $ 40,177       $ 9,815     $ 15,517    $ 2,512    $ 9,671     $ 1,472    $18,270
Working capital (deficit) ...............      19,679        (6,938)      (9,006)    (3,971)    (2,675)       (790)    11,452
Current assets ..........................      72,721        39,162       42,326      8,731     11,890       4,141     19,637
Intangible assets, net ..................      75,571        52,741       53,701      8,342      6,707       1,612      2,040
Total assets ............................     161,956       102,910      100,260     18,233     20,504      15,604     31,807
Current liabilities .....................      53,042        46,100       51,332     12,702     14,565       4,931      8,185
Long-term liabilities ...................      13,651        22,799       19,730     14,105     15,807      16,204     10,297
Shareholders' equity (deficiency) .......      95,263        34,011       29,198     (8,574)    (9,868)     (5,531)    13,325


- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

               WISMER-MARTIN CONSOLIDATED SELECTED FINANCIAL DATA
                      (in thousands, except per share data)


                                                        Nine Months Ended
                                                            March 31,                         Year Ended June 30,
                                                       -----------------     ---------------------------------------------------
                                                       1996       1995        1995       1994        1993       1992       1991
                                                      ------     -------     -------    -------     -------    -------    ------
STATEMENT OF OPERATIONS DATA:
Revenues ........................................     $7,668     $ 7,830     $10,482    $14,397     $13,085    $12,880    $8,676
                                                      ------     -------     -------    -------     -------    -------    ------
Costs and expenses:
  Cost of revenues ..............................      2,855       4,058       5,140      7,075       7,615      4,412     3,197
  Research and development ......................        596         600         577        252          27        189        71
  Selling and marketing .........................      1,016       1,896       2,334      1,994       1,196      2,786     1,963
  General and administrative ....................      1,978       2,819       3,780      3,921       5,325      5,542     3,328
  Interest expense, net of interest income ......        110         282         370        164         184        114       186
                                                      ------     -------     -------    -------     -------    -------    ------
Income (loss) before income tax expense (loss) ..      1,113      (1,825)     (1,719)       991      (1,262)      (163)      (67)
  Income tax expense (benefit) ..................         --        (343)       (342)       265          12       (356)       --
                                                      ------     -------     -------    -------     -------    -------    ------
Income (loss) before cumulative effect of
  change in accounting principle.................      1,113      (1,482)     (1,377)       726      (1,274)       193       (67)
Cumulative effect on change in
  accounting principle...........................         --          --          --         28          --         --        --
Net income (loss) available to
  common shareholders ...........................     $1,113    $ (1,482)   $ (1,377)     $ 698    $ (1,274)     $ 193     $ (67)
                                                      ======     =======     =======    =======     =======    =======    ======

SHARE INFORMATION:
Actual:
  Primary and fully-diluted earnings (loss)
    per common share ............................      $0.07      $(0.15)     $(0.14)     $0.07      $(0.14)     $0.02    $(0.01)
  Weighted average number of common
    shares outstanding ..........................     14,880       9,686       9,726      9,797       9,198      9,104     8,939
  Book value ....................................      $0.18                  $(0.18)
Pro Forma -- Equivalent combined per
  Wismer-Martin share:
  Primary and fully-diluted earnings (loss)
    per common share ............................      $-- (6)                $-- (6)
  Book value ....................................      $0.10                  $ 0.11




                                                                                                 At June 30,
                                                              At March 31,    ---------------------------------------------------
                                                                  1996         1995       1994       1993       1992        1991
                                                              -----------     ------     ------     ------     ------      ------
BALANCE SHEET DATA:
Cash and cash equivalents .................................      $ 540         $  91      $ 588     $ 203       $ 386       $ 148
Working capital (deficit) .................................       (918)       (2,691)       117      (763)        786           1
Current assets ............................................      1,613         1,316      4,386     4,263       6,203       3,712
Intangible assets, net ....................................      3,430         3,129      1,881     1,327         806         895
Total assets ..............................................      6,386         6,247      8,478     7,228       8,824       6,497
Current liabilities .......................................      2,531         4,007      4,269     5,026       5,417       3,711
Long-term liabilities .....................................        852         4,034      4,748     1,031       1,497       1,096
Shareholders' equity (deficiency) .........................      3,003        (1,794)      (539)    1,171       1,910       1,690

                                                                                               (Notes on following page)


- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

(footnotes for preceding page)


- ----------

(1) Pro forma as adjusted gives effect to (i) the proposed acquisition by PCN of Wismer-Martin, (ii) the acquisition by PCN of certain assets related to the practice management software and other software businesses of CUSA Technologies, Inc. (the "CTI Business"), and (iii) the completion by PCN on May 10, 1996 of the public offering of 6,440,000 shares of its Common Stock at $10.00 per share (the "1996 Offering"), of which 1,932,217 shares were issued by PCN to Equifax, Inc. ("Equifax") upon the conversion in full of the five year, $10,000,000 principal amount convertible subordinated promissory note issued to Equifax on February 15, 1995 (the "Equifax
     Note"). In addition to the above, pro forma as adjusted for the Consolidated Statement of Operations Data for the year ended December 31, 1995 also gives effect to PCN's February 1995 public offering of PCN Common Stock, October 1995 Regulation S offering of PCN Common Stock and convertible preferred stock and the acquisition of Versyss and the PMS Business and the related financings.

(2)  Includes the operations of the Practice  Management Systems Corp.  business
     (the  "PMS  Business")  from  April  24,  1995  and  Versyss   Incorporated
     ("Versyss") from October 27, 1995.

(3) The year ended December 31, 1994 includes the operations of Wallaby Software Corporation ("Wallaby") and Calyx Corporation ("Calyx") for the full year, the operations of the DOM/2 business from March 11, 1994 and the operations of the Acclaim business from November 15, 1994. The year ended December 31, 1993 includes the operations of Calyx from September 23, 1993.

(4) The year ended December 31, 1995 includes charges of $14,516 related to acquired technology in process and $5,579 principally related to provisions for restructuring and the write-down of assets and other charges. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and PCN's Consolidated Financial Statements included elsewhere in this report.

(5) Primary and fully diluted earnings per common share are the same, as the assumed exercise of outstanding stock options and warrants would not cause a material dilutive effect on the earnings per common share for the year ended December 31, 1994 and would be anti-dilutive in the calculation of the loss per common share for December 31, 1995, 1993, 1992 and 1991. As of December 31, 1995, warrants and options to purchase 10,244,280 shares of Common Stock were outstanding, of which warrants and options to purchase 3,249,106 shares were exercisable on such date.

(6)  Less than $0.01 income (loss) per share for the respective period.


- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                          COMPARATIVE MARKET PRICE DATA

     The PCN Common Stock is traded in the over-the-counter market ("OTC") and is quoted on the NASDAQ National Market under the symbol "PCNI." The Wismer-Martin Common Stock is traded in the OTC and is quoted on the Spokane Quotation System, Inc. ("SQSI") under the symbol "WSMM."

     The table below sets forth, for the calendar quarters indicated, the reported high and low sale prices of the PCN Common Stock on the NASDAQ National Market and of the high and low bid prices of Wismer-Martin Common Stock on the SQSI, in each case based on published financial sources.

                                         PCN                    Wismer-Martin
                                    Common Stock                Common Stock*
                                   ---------------           ------------------
                                    High      Low             High         Low
                                   ------   ------           ------      ------
Calendar 1994

First Quarter..................    $5.88     $3.63           $0.50       $0.32
Second Quarter.................     4.88      3.38            2.00        1.50
Third Quarter..................     6.38      3.38            3.25        2.50
Fourth Quarter.................     6.50      4.25            2.25        1.75

Calendar 1995

First Quarter..................     5.75      3.63            2.25        1.50
Second Quarter.................     5.13      3.69            2.50        1.50
Third Quarter..................     6.75      3.75            2.25        0.75
Fourth Quarter.................     9.13      5.13            1.00        0.50

Calendar 1996

First Quarter..................    14.88      8.50            0.56        0.25
Second Quarter.................    14.88      8.63            0.75        0.62
Third Quarter
  (through August 7, 1996).....    11.88      6.88            0.62        0.40

- ----------

     * The prices reported reflect inter-dealer prices, without regard to retail mark-ups, mark-downs or commissions, and do not necessarily represent actual transactions.

     Neither PCN nor Wismer-Martin has ever declared a cash dividend on their common stock. Both PCN and Wismer-Martin currently intend to retain any future earnings to finance growth and development of their respective businesses and, therefore, do not anticipate paying cash dividends on their common stock in the foreseeable future.

     As of August 7, 1996, there were approximately 509 and 384 holders of record of PCN Common Stock and Wismer-Martin Common Stock, respectively.

     Wismer-Martin shareholders are urged to obtain current market quotations for the PCN Common Stock and the Wismer-Martin Common Stock before deciding how to vote.

     The Merger was publicly announced at the commencement of trading on June 20, 1996. The closing sale price of a share of PCN Common Stock on the NASDAQ National Market on June 20, 1996, was $10.63, and, although there were no actual sales on such date, the bid and asked price of a share of Wismer-Martin Common Stock on the SQSI on such date was $0.63 and $0.81, respectively.

     On August 7, 1996 (the last practicable date prior to the mailing of this Proxy Statement and Prospectus), the closing sale price of a share of PCN Common Stock on the NASDAQ National Market was $10.75, and the bid and asked price of a share of Wismer-Martin Common Stock on the SQSI was $0.40 and $0.62, respectively.


- --------------------------------------------------------------------------------

                           RISK FACTORS REGARDING PCN

     In  addition  to  the  other   information  in  this  Proxy  Statement  and
Prospectus, holders of Wismer-Martin Common Stock should carefully consider the factors set forth below before voting with respect to the Merger.

     Acquisition Strategy and Impact on Future Operating Results. A key element of PCN's strategy is to acquire established practice management software businesses in order to increase PCN's installed base of physician practice customers. There is significant competition for acquisitions of practice management software businesses and PCN is in competition with companies that may have significantly greater financial resources. Further, as competition intensifies due to ongoing consolidation in the practice management software industry, the costs of capitalizing on such opportunities may increase. As a result, although PCN is actively pursuing potential acquisitions, there can be no assurance that any potential acquisitions will be consummated. Expansion and growth of PCN's business as a result of acquisitions may also place significant demands on PCN's financial and management resources. If PCN is unable to manage its growth effectively, the quality of its services, its ability to recruit and retain key personnel or physician practice customers and its results of operations could be materially and adversely affected. In addition, the ability of PCN to meet its objectives will depend on its ability to effectively integrate any additional acquisitions into PCN's existing corporate structure. No assurance can be given that PCN will be able to operate or successfully integrate the acquired businesses profitably or otherwise successfully implement its expansion strategy. PCN may finance any future acquisitions through borrowings or the issuance of debt or equity securities. Any issuance of equity securities could have a dilutive effect on the holders of PCN Common Stock. In addition, in connection with acquisitions, PCN may acquire intangible assets, including goodwill. When factors indicate that these intangible assets should be evaluated for possible impairment, PCN may be required to reduce the carrying value of its intangible assets, which could have a material adverse effect on the results of operations of PCN during the periods in which such reduction is recognized. In addition, in connection with certain of its past acquisitions,
PCN acquired technology in process that had not achieved technological feasibility at the date of acquisition and had no alternative future uses. As a result, PCN has, and to the extent any such acquired technology in process is acquired as part of future acquisitions may, charge the fair value of such acquired technology in process against operations at the time of acquisition. Any such future charges could have a material adverse effect on the results of operations of PCN during the period in which such charges are taken.

     Uncertainty of Acceptance of Product and Migration Strategy. In September 1994, PCN introduced its most advanced practice management software product, the PCN Health Network Information System. This product is designed to become the common practice management software platform used by substantially all of PCN's physician practice customers and to provide enhanced communication link capabilities. PCN's future growth and profitability will be effected by its ability to migrate its customers, including customers acquired through acquisitions, to the PCN Health Network Information System. While to date migrations have generally proceeded in accordance with management's plan, no assurance can be given that such migrations will continue. In the event PCN is unable to migrate its customers, PCN may be required to incur the additional expense of maintaining and supporting a number of different practice management software products simultaneously and PCN's ability to connect new Connecting Service Providers may be adversely affected. There can be no assurance that PCN's efforts to migrate its customers, particularly customers acquired through acquisitions, to the PCN Health Network Information System will be successful.

     History of Significant Losses. Although for the year ended December 31, 1994, PCN generated net income of $1,247,219, for the year ended December 31, 1995 and the three year period ended December 31, 1993, PCN sustained a net loss of $11,680,187 and $63,563,000, respectively. The net loss in 1995 was the result of charges taken by PCN for acquired technology in process, provisions for restructuring, the write-down of assets and other charges and the extinguishment of debt. PCN's net losses prior to 1994 resulted principally from the development of its software and communication link products, as well as the capital intensive nature of PCN's prior direct sales expansion strategy. There can be no assurance that PCN will generate net income in the future.

     Acceptance of HealthPoint Products; Control of Joint Venture and Allocation of Profits and Losses. In January 1996, PCN and Glaxo Wellcome formed HealthPoint, a joint venture general partnership owned equally by wholly-owned subsidiaries of PCN and Glaxo Wellcome (the "Company Partner" and the "Glaxo Wellcome Partner," respectively), to develop and market clinical information technology products and services to health care customers. PCN's practice management software products are expected to continue to focus on the business aspects of physician customers' practices and HealthPoint's software products and services are expected to provide physician customers with clinical applications and functionality. PCN has agreed that HealthPoint's products and services will, generally, be the exclusive clinical information technology products and services offered by PCN to its customers. As a result, PCN's future growth and profitability will depend in part upon future acceptance of HealthPoint's products and services. In March 1996, HealthPoint introduced its first product, HealthPoint ACS, which is expected to be commercially available during the second half of 1996. There can be no assurance that HealthPoint's products will be successful.

     A management committee comprised of two Glaxo Wellcome Partner representatives, two Company Partner representatives and one representative from HealthPoint's management will oversee the venture's operations. Accordingly, PCN does not have unilateral control over the strategic direction and operations of HealthPoint. Glaxo Wellcome may at any time have economic, business or legal interests or goals that are inconsistent with those of HealthPoint or PCN. As a result, no assurance can be given that HealthPoint will not establish objectives or operate its business in a manner which diverges from or is inconsistent or competitive with the strategy and objectives of PCN. In addition, losses incurred by Healthpoint will generally be allocated between the Glaxo Wellcome Partner and PCN Partner in proportion to their respective cash contributions (approximately 85% to the Glaxo Wellcome Partner and 15% to PCN Partner), while any profits will generally be allocated equally between the partners. The HealthPoint partners have agreed to contribute an aggregate of $50 million ($43 million to be contributed by the Glaxo Wellcome Partner and $7 million to be contributed by PCN Partner) to fund HealthPoint's initial operating expenses. As a result, PCN expects to incur losses during the startup phase of HealthPoint's business.

     Uncertainty of Data Product Business; Regulatory Authority For and Potential Liability Associated with Data Product Business. PCN expects that an important aspect of HealthPoint's strategy will be to utilize anonymous aggregate clinical data generated by, including data electronically accessed from, the databases of its physician practice customers to develop and market clinical and analytical information products and services, including those related to the development and support of the disease management efforts of health care suppliers, including potential pharmaceutical company customers of the venture. Neither HealthPoint nor PCN has marketed any such products or services. HealthPoint has not determined the nature of the products and services to be developed or established a marketing strategy with respect to any such products and services. There can be no assurance that any such products or services can be successfully marketed and sold. In addition, HealthPoint's ability to obtain a commercially significant pool of data is dependent on HealthPoint creating an installed base of HealthPoint ACS customers. No assurance can be given that a sufficient base of HealthPoint ACS customers will be established or that such customers will utilize the system in a manner which will render the pool of available data commercially significant. Further, no assurance can be given that customers will not prohibit such access.

     There are a number of legal and regulatory issues relating to the utilization and sharing of anonymous aggregate clinical data that PCN and HealthPoint are currently evaluating. There can be no assurance that future interpretations by regulatory authorities of existing laws and regulations or future laws and regulations will not directly or indirectly restrict the collection or dissemination of information derived from patient records. The American Medical Association (the "AMA") has issued a Current Opinion to the effect that a physician that does not obtain a patient's consent to disclosure of patient information, including anonymous disclosure, violates the AMA's ethical standards with respect to patient confidentiality. While the AMA's
Current Opinions are not law, they may influence physicians' willingness to obtain patient consents or agree to permit HealthPoint to access clinical data in their systems without such consents. Any such restrictions could have a material adverse effect on HealthPoint's ability to market certain clinical and analytical products and services. Although HealthPoint intends to safeguard patient privacy when clinical data is accessed, if a patient's privacy is violated, HealthPoint could be liable for damages incurred by such patients and customers.

     Uncertain Availability of Additional Funding. PCN expects that its operating cash flow will be sufficient to fund PCN's working capital requirements (including research and development) at least through December 1997, and enable it to continue its acquisition strategy. PCN's ability to satisfy its working capital obligations will, however, be dependent upon its future performance, which is subject to general economic conditions and to financial, business and other factors, including factors beyond PCN's control. PCN's ability to continue its acquisition strategy will be affected by the extent and pace at which PCN utilizes its available resources for acquisitions. Accordingly, PCN may in the future be required to seek additional sources of financing, including borrowing and/or the sale of equity securities. PCN has not sought and does not currently have a revolving credit facility and, if a shortfall occurs, alternative sources of financing would be necessary in order for PCN to meet its liquidity requirements. There can be no assurance that any additional financing would be available on acceptable terms or at all. If additional funds are raised by issuing equity securities, further dilution to shareholders may result.

     Technological Changes. The market for physician practice management systems is characterized by continual change and improvement in computer hardware and software technology, as well as in services. The PCN Health Network Information System is a UNIX-based system which was first introduced in September 1994. In March 1996, HealthPoint introduced its first product, HealthPoint ACS, which is expected to be commercially available during the second half of 1996. Although PCN believes that its products and services continue to be competitive in the marketplace, PCN intends to continue to upgrade and enhance the functionality and capabilities of its products and services and expects that HealthPoint will do the same. PCN's success will depend considerably upon PCN's and HealthPoint's ability to enhance its current products and services, to introduce new products and services which keep pace with technological and market developments and to address the increasingly sophisticated needs of its customers. There can be no assurance that either PCN or HealthPoint will be successful in developing and marketing, on a timely basis, product or service enhancements or new products or services that respond to advances by others, or that its new products or services will adequately address the needs of, or be accepted by, the market.

     Reliance on Independent Resellers. PCN relies heavily on independent resellers for the sale and distribution of its products, with software and hardware sales by such resellers accounting for approximately 63% of PCN's total software and hardware sales during the year ended December 31, 1995. Although PCN is not dependent on one or a small number of resellers for a significant percentage of its total revenues, the loss of a significant number of resellers during a short period of time could have a material adverse effect on PCN's results of operations and the migration of its physician practice customers from their current practice management software products to the PCN Health Network Information System.

     Dependence on Proprietary Technology. PCN relies on a combination of trade secrets, copy right and trademark laws, technology and nondisclosure and other contractual provisions to protect its proprietary rights in its products. There can be no assurance that these protections will be adequate or that PCN's competitors will not independently develop technologies that are substantially equivalent or superior to PCN's technology. Although PCN believes that its products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against PCN in the future, that any such assertion of infringement will not result in litigation, or that PCN would prevail in such litigation or be able to license any valid or infringed products, trademarks or other proprietary rights from third parties on commercially reasonable terms. Further, litigation, regardless of its outcome, could result in substantial cost to PCN and may divert management's efforts from operating the business.

     Government Regulation. PCN's business is not directly subject to government regulation. However, the health care industry is subject to extensive Federal, state and local regulation governing reimbursements for services rendered and conduct of operations at health care facilities. The effect of future legislation and regulation on current and prospective customers may, in certain circumstances, have an adverse effect upon PCN's business. However, PCN cannot predict the impact, if any, of future legislation and regulation on its business. Further, certain clinical diagnostic applications of HealthPoint's computer-assisted services may be subject to regulation by the Federal Food and Drug Administration (the "FDA") as medical devices, which could create delays in the marketing of HealthPoint's products and services. In addition, HealthPoint's use of clinical data may also be affected by existing or future laws and regulations.

     Highly Competitive Market. The practice management software industry is highly competitive and fragmented. PCN believes that in 1994 the industry included approximately 1,100 competitors of varying sizes. PCN's principal competitors includes other physician practice management software companies, software distributors which sell off-the-shelf programs and compatible hardware to smaller practices where competition is based primarily on price, certain national and regional companies which offer information systems to health care providers, and data processing organizations which provide computerized billing and record management services to medical offices. In addition, certain claims processing organizations, hospitals, third-party administrators, insurers and other health care organizations now provide computer and/or other electronic data transmission systems, which sometimes include practice management software, to physicians for a direct communications link between the physician and the organization. Similarly, a number of other companies have developed clinical information products, some of which are commercially available. As the market for PCN's products develop, additional competitors may enter the market and competition may intensify. Certain of PCN's and HealthPoint's competitors have greater financial, development, technical, marketing and sales resources than PCN and HealthPoint and no assurance can be given that PCN or HealthPoint will be able to compete with its competitors in the future. During the twelve month period ended December 31, 1995 and 1994, approximately 32% and 13%, respectively, of PCN's revenues were derived from sales of hardware and hardware maintenance. The computer hardware business is extremely competitive and there can be no assurance that PCN will be able to continue to derive substantial operating revenues therefrom.

     Concentration of Stock Ownership. Mr. Jeffry M. Picower (the "Investor") beneficially owned approximately 44% of the outstanding PCN Common Stock. In addition, the Investor owns a warrant to purchase 5,000,000 shares of PCN Common Stock at an aggregate exercise price of $25,000,000; however, such warrant is not exercisable until September 1997. As a result, the Investor is able to exert significant influence over PCN's affairs and business.

     Possible Volatility of Stock Price. Since the PCN Common Stock has been publicly traded, the market price of the PCN Common Stock has fluctuated over a wide range and may continue to do so in the future. See "Summary -- Comparative Market Price Data." Factors such as announcements of acquisitions, technological innovations or new products by PCN or its competitors, as well as market conditions in the computer software or hardware industries, may have a significant impact on the market price of the PCN Common Stock.

     Future Sales of PCN Common Stock. Upon consummation of the Merger, approximately 27,536,457 outstanding shares of PCN Common Stock will be subject to the restrictions of Rule 144 under the Securities Act, and, under certain circumstances, may be sold without registration pursuant to Rule 144. In addition, 1,000 shares of PCN's Series A Convertible Preferred Stock ("PCN Convertible Preferred Stock") were outstanding as of June 30, 1996. Each share of PCN Convertible Preferred Stock is convertible into between 142 and 333 shares of PCN Common Stock, depending upon the market price of the PCN Common Stock on the date of conversion. Any shares of PCN Convertible Preferred Stock not converted by October 20, 1997 will automatically be converted on such date. Further, certain shareholders have registration rights with respect to their restricted shares. In addition, PCN intends to file a registration statement to register up to a total of 3,500,000 shares of PCN Common Stock issuable upon exercise of options available to be granted under PCN's Value Added Reseller Stock Option Plan to PCN's independent resellers. Upon effectiveness of such registration statement, shares of PCN Common Stock issuable upon exercise of vested options will be eligible for sale in the public markets. As of July 31, 1996, vested options to purchase 199,925 shares at an exercise price of $57/8 were outstanding under that Plan. The public sale of restricted securities pursuant to Rule 144, an effective registration statement, or otherwise, or the perception that such sales could occur, may have an adverse effect on the market price of the PCN Common Stock and on PCN's ability to raise funds through the sale of additional equity securities.

     No Dividends. PCN has never declared or paid any dividends on PCN Common Stock, and it is not anticipated that any dividends will be paid in the foreseeable future.

     Anti-Takeover Provisions; Possible Issuance of Preferred Stock. PCN's Board of Directors has the authority to issue up to 1,000,000 shares of PCN's preferred stock, of which 1,000 shares were outstanding as PCN Convertible Preferred Stock as of July 31, 1996, without further shareholder approval and upon such terms and conditions, having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of PCN Common Stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of PCN.

                        PHYSICIAN COMPUTER NETWORK, INC.
                               WISMER-MARTIN, INC.

                         PROXY STATEMENT AND PROSPECTUS

                                 --------------

     This Proxy Statement and Prospectus is being furnished to holders of shares of the common stock, par value $.001 per share, of Wismer-Martin, Inc., a Washington corporation, in connection with the solicitation of proxies by the Wismer-Martin Board for use at a special meeting of shareholders of Wismer-Martin to be held at the executive offices of Wismer-Martin, 12828 N. Newport Highway, Mead, Washington 99021, on September 9, 1996, at 9:00 a.m., local time, and at any adjournments thereof. At the Special Meeting, holders of record as of August 1, 1996, of Wismer-Martin Common Stock will be requested to consider and vote upon a proposal to approve a Plan of Merger pursuant to an Agreement and Plan of Merger dated June 20, 1996, among Physician Computer Network, Inc., a New Jersey corporation, Northwest Acquisition Corp., a Washington corporation and a wholly-owned subsidiary of PCN, and Wismer-Martin.

     In addition, this Proxy Statement and Prospectus serves as the prospectus of PCN under the Securities Act of 1933, as amended, for the issuance of up to 1,450,000 shares of PCN Common Stock to be issued pursuant to the Merger Agreement.


                                 SPECIAL MEETING


Purpose of the Meeting

     At the Special Meeting, the holders of Wismer-Martin Common Stock, will be asked to consider and vote upon (i) a proposal to approve the Plan of Merger and
(ii) such other matters as may properly be brought before the Special Meeting.

     The   Wismer-Martin   Board  has  approved  the  Plan  of  Merger  and  the
transactions contemplated thereby and unanimously recommends that shareholders of Wismer-Martin vote "FOR" approval of the Plan of Merger.

     See "The Merger -- Background of the Merger; -- Recommendations of the Wismer-Martin Board of Directors; Effects of and Reasons for the Merger."


Date, Time and Place; Record Date

     The Special Meeting is scheduled to be held at 9:00 a.m., local time, on September 9, 1996, at the executive offices of Wismer-Martin, 12828 N. Newport Highway, Mead, Washington 99021. The Wismer-Martin Board has fixed the close of business on August 1, 1996, as the record date (the "Record Date") for the determination of holders of Wismer-Martin Common Stock entitled to notice of and to vote at the Special Meeting. As of August 1, 1996, there were 16,324,495 shares of Wismer-Martin Common Stock issued and outstanding. Each share of Wismer-Martin Common Stock is entitled to one vote.


Voting Rights

     The affirmative vote by the holders of two-thirds of the outstanding shares of Wismer-Martin Common Stock entitled to vote thereon is required to approve the Plan of Merger. Abstentions on a specific proposal will be considered as present but will not be counted as voting in favor of such proposal. However, because the proposal to approve the Plan of Merger requires the affirmative vote of a specified percentage of outstanding shares, the nonvoting of shares or abstentions with regard to this proposal will have the same effect as votes against the proposal. Holders of record of Wismer-Martin Common Stock on the Record Date are entitled to one vote per share on each proposal to be presented to shareholders at the Special Meeting.

     Certain  shareholders  of  Wismer-Martin  Common Stock  (collectively,  the
"Majority Shareholders"), who beneficially own an aggregate number of votes sufficient to approve the Plan of Merger and all other matters to be voted upon at the Wismer-Martin Special Meeting, have each entered into an Option and Voting Agreement with PCN (the "Option and Voting Agreements") pursuant to which, among other things, they each have agreed to vote their shares of Wismer-Martin Common Stock in favor of the Plan of Merger. Accordingly, approval of the Plan of Merger by the holders of Wismer-Martin Common Stock is assured without the vote of any other shareholder. See "Security Ownership of Certain Persons and Option and Voting Agreements" and "The Merger
- -- Interests of Certain Persons in the Merger."

     If a shareholder attends the Special Meeting, he or she may vote by ballot. When a proxy card is returned, properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder does not return a signed proxy card, his or her shares will not be voted and thus will have the effect of a vote against the Plan of Merger. Shareholders are urged to mark the box on the proxy card to indicate how their shares are to be voted. If a shareholder returns a signed proxy card but does not indicate how his or her shares are to be voted, the shares represented by the proxy card will be voted "FOR" approval of the Plan of Merger. The proxy card also confers discretionary authority on the individuals appointed by the Wismer-Martin Board and named on the proxy card to vote the shares represented thereby on any other matter that is properly presented for action at the Special Meeting.

     Any Wismer-Martin shareholder who executes and returns a proxy card may revoke such proxy at any time before it is voted by (i) notifying in writing Mehdi Moussavi, Secretary, Wismer-Martin, Inc., 12828 N. Newport Highway, Mead, Washington 99021, (ii) granting a subsequent proxy, or (iii) appearing in person and voting at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF WISMER-MARTIN. SHAREHOLDERS ARE URGED TO READ AND
CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT AND PROSPECTUS AND TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.


           SECURITY OWNERSHIP OF CERTAIN PERSONS AND VOTING AGREEMENTS

     As of July 31, 1996, Wismer-Martin's directors, executive officers and their affiliates and associates, as a group, may be deemed to own beneficially approximately 53.1% of the outstanding shares of Wismer-Martin Common Stock (assuming exercise of options held by directors and executive officers). Each of the directors and executive officers of Wismer-Martin has advised Wismer-Martin that he or she intends to vote or direct the vote of all the outstanding shares of Wismer-Martin Common Stock over which he or she has voting control in favor of the Plan of Merger. Each share of Wismer-Martin Common Stock is entitled to one vote.

     The Majority  Shareholders,  consisting of Ronald and Linda Holden, Stanley
T. and Beverly J. Hatch, Georgia L. Knapp, Gertrude L. Holden, John F. Perez, Ivory & Sime Enterprise Capital, Glen E. and Judith L. Martin, Thomas E. and Maureen T. Holden, Harry D. Holden, and James F. Etter, beneficially own an aggregate of approximately 71% of the outstanding shares of Wismer-Martin Common Stock representing a number of shares with votes sufficient to approve the Plan of Merger. The Majority Shareholders have each agreed in separate Option and Voting Agreements with PCN (i) to vote the shares of Wismer-Martin Common Stock which he or she is entitled to vote, in person or by proxy, at the Special Meeting, in favor of the Plan of Merger and (ii) not to sell, transfer, tender, assign, pledge or otherwise dispose of, or grant any proxies with respect to, such shares of Wismer-Martin Common Stock, or enter into any contract, option or other arrangement or understanding with respect to the sale, assignment, pledge, voting or other disposition of such shares of Wismer-Martin Common Stock.
Further,   each  Option  and  Voting  Agreement  provides  that,  under  certain circumstances, including, without limitation, the material breach by Wismer-Martin of any representation, warranty, covenant or agreement contained in the Merger Agreement or the failure of Wismer-Martin at the Special Meeting to obtain the vote of the holders of two-thirds of the outstanding shares of Wismer-Martin Common Stock, PCN may purchase the Majority Shareholders' shares of Wismer-Martin Common Stock for a purchase price per share equal to the Merger Consideration, assuming for such purpose only that the Effective Time of the Merger is the date on which such option is exercised.

            PHYSICIAN COMPUTER NETWORK, INC. AND WISMER-MARTIN, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The Unaudited Pro Forma Condensed Consolidated Statements of Operations and Unaudited Pro Forma Condensed Consolidated Balance Sheet give effect to (i) the proposed acquisition by PCN of Wismer-Martin, (ii) the acquisition by PCN of certain assets related to the practice management software and other software businesses of CUSA Technologies, Inc. (the "CTI Business"), and (iii) the completion by PCN on May 10, 1996 of the public offering of 6,440,000 shares of its Common Stock at $10.00 per share (the "1996 Offering"), of which 1,932,217 shares were issued by PCN to Equifax, Inc. ("Equifax") upon the conversion in full of the five year, $10,000,000 principal amount convertible subordinated promissory note issued to Equifax on February 15, 1995 (the "Equifax Note"). In addition to the above, the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1995 also gives effect to PCN's February 1995 public offering of PCN Common Stock and October 1995 Regulation S offering of PCN Common Stock and convertible preferred stock, as well as the acquisitions of Versyss and the PMS Business and the related financing.

     These statements have been prepared from the historical consolidated financial statements of PCN, the CTI Business and Wismer-Martin and should be read in conjunction with such statements and the related notes. Historical Consolidated Financial Statements of PCN are incorporated herein by reference from PCN's Annual report on Form 10-K for the year ended December 31, 1995 and PCN's Quarterly Report on Form 10-Q for the period ended March 31, 1996. Historical financial statements of the CTI Business are incorporated by reference from PCN's Current Report on Form 8-K/A dated August 7, 1996. Historical financial statements of Wismer-Martin are incorporated by reference from the Wismer-Martin Annual Report on Form 10-KSB for the year ended June 30, 1995 and Wismer-Martin's Quarterly Report on Form 10-QSB for the period ended March 31, 1996. The unaudited pro forma information assumes that the transactions for which pro forma effects are shown occurred on January 1, 1995 for the Unaudited Pro Forma Condensed Consolidated Statements of Operations and on March 31, 1996 for the Unaudited Pro Forma Condensed Consolidated Balance Sheet. Such pro forma information is not necessarily indicative of the results which would actually have occurred had the transactions been in effect for the period or on the date indicated or which may occur in the future.

   Unaudited Pro Forma Condensed Consolidated Balance Sheet -- March 31, 1996
                                     ASSETS


                                           Adjustments Increase/(Decrease) Giving Effect to
                                        ------------------------------------------------------
                                            PCN                           CTI          1996
                                         Historical  Wismer-Martin(j) Business(k)    Offering
                                        -----------  -------------    ----------    ----------
Current Assets:
Cash and cash equivalents ..........    $ 9,814,855     $ 540,404    $        --   $41,902,164(q)
Accounts receivable, net ...........     21,466,925       904,814      1,951,810
Inventories ........................      4,622,647       130,869        130,043
Prepaid expenses and other .........      1,607,176        36,786         42,860
Deferred tax asset .................      1,650,000
                                        -----------     ---------     ----------    ----------
    Total current assets ...........     39,161,603     1,612,873      2,124,713    41,902,164
Intangible assets, net .............     52,741,240     3,367,911     10,380,467
 ....................................
Property and equipment, net ........      3,976,749     1,343,068        735,707
Investment in joint venture ........      3,009,082
Other assets .......................      4,020,991        62,437         65,637
                                        -----------     ---------     ----------    ----------
    Total Assets ...................   $102,909,665    $6,386,289    $13,306,524   $41,902,164
                                        ===========     =========     ==========    ==========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Notes payable ......................    $ 9,513,571    $       --     $   97,686   $        --
Current portion of long-term debt ..         40,486        34,937
Current portion of obligation
  under capital leases .............         77,164        36,097
Accounts payable ...................      4,600,581       344,776        849,760
Accrued expenses and other liabilities   14,163,270       384,045        183,654
Customer deposits ..................      3,086,807                      278,126
Unearned income ....................     14,617,925     1,731,334      2,601,404
                                        -----------     ---------     ----------    ----------
    Total current liabilities ......     46,099,804     2,531,189      4,010,630
Long-term debt, net of current portion:
Other ..............................     22,470,636       786,456
Obligations under capital
  leases, net of current portion ...        327,985        65,455
                                        -----------     ---------     ----------    ----------
    Total liabilities ..............     68,898,425     3,383,100      4,010,630
Shareholders' Equity:
Preferred stock ....................             64
Common stock .......................        447,952        16,321                       45,078(q)
 ....................................
Additional paid-in capital .........    131,209,375     4,881,193                   41,857,086(q)
 ....................................
Excess purchase price of acquired
  subsidiary .......................                   (2,533,308)
Retained earnings (Accumulated deficit) (97,646,151)      638,983      9,295,894
                                        -----------     ---------     ----------    ----------
Shareholders' equity ...............     34,011,240     3,003,189      9,295,894    41,902,164
                                        -----------     ---------     ----------    ----------
    Total liabilities and
      shareholders' equity .........   $102,909,665    $6,386,289    $13,306,524   $41,902,164
                                        ===========     =========     ==========    ==========



                   Unaudited Pro Forma Condensed Consolidated
                  Balance Sheet -- March 31, 1996 (Continued)
                                     ASSETS


                                                            Adjustments Increase/(Decrease) Giving Effect to
                                                            ------------------------------------------------
                                                            Wismer-Martin     CTI Business
                                              Equifax        Acquisition       Acquisition
                                            Conversion       Adjustments       Adjustments       Pro Forma
                                            ----------      -------------     ------------      -----------
Current Assets:
Cash and cash equivalents ..........        $       --     $ (1,980,000)(j)  $(10,100,000)(k) $ 40,177,423
Accounts receivable, net ...........                                                            24,323,549
Inventories ........................                                                             4,883,559
Prepaid expenses and other .........                                                             1,686,822
Deferred tax asset .................                                                             1,650,000
                                            ----------       ----------        ----------      -----------
    Total current assets ...........                         (1,980,000)      (10,100,000)      72,721,353
Intangible assets, net .............                         11,494,722(j)     11,334,573(k)
 ....................................                         (3,367,911)(r)   (10,380,467)(r)   75,570,535
Property and equipment, net ........                            450,000(s)                       6,505,524
Investment in joint venture ........                                                             3,009,082
Other assets .......................                                                             4,149,065
                                            ----------       ----------        ----------      -----------
    Total Assets ...................        $       --      $ 6,596,811      $ (9,145,894)    $161,955,559
                                            ==========       ==========        ==========      ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Notes payable ......................        $       --      $        --      $         --     $  9,611,257
Current portion of long-term debt ..                                                                75,423
Current portion of obligation
  under capital leases .............                                                               113,261
Accounts payable ...................                                                             5,795,117
Accrued expenses and other liabilities                          250,000(j)        150,000(k)    15,130,969
Customer deposits ..................                                                             3,364,933
Unearned income ....................                                                            18,950,663
                                            ----------       ----------        ----------      -----------
    Total current liabilities ......                            250,000           150,000       53,041,623
Long-term debt, net of current portion:
Other ..............................       (10,000,000)(q)                                      13,257,092
Obligations under capital
  leases, net of current portion ...                                                               393,440
                                            ----------       ----------        ----------      -----------
    Total liabilities ..............       (10,000,000)         250,000           150,000       66,692,155
Shareholders' Equity:
Preferred stock ....................                                                                    64
Common stock .......................            19,322(q)       (16,321)(t)
 ....................................                              9,350(m)                         521,702
Additional paid-in capital .........         9,980,678(q)    (4,881,193)(t)
 ....................................                          9,340,650(m)                     192,387,789
Excess purchase price of acquired
  subsidiary .......................                          2,533,308(t)                             --
Retained earnings (Accumulated deficit)                        (638,983)(t)    (9,295,894)(t)  (97,646,151)
                                            ----------       ----------        ----------      -----------
Shareholders' equity ...............        10,000,000        6,346,811        (9,295,894)      95,263,404
                                            ----------       ----------        ----------      -----------
    Total liabilities and
      shareholders' equity .........       $        --      $ 6,596,811       $(9,145,894)    $161,955,559
                                            ==========       ==========        ==========      ===========


- ----------

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

              UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                        Three Months Ended March 31, 1996


                                                     Adjustments Increase/(Decrease) Giving Effect to
                                          ---------------------------------------------------------------------
                                              PCN                                   CTI                1996
                                           Historical       Wismer-Martin(j)     Business(k)         Offering
                                          ------------      ---------------     ------------       ------------
Revenues ..............................   $ 21,026,948       $  2,282,639       $  3,013,872       $         --
                                          ------------       ------------       ------------       ------------
Costs and Expenses:
Cost of revenues ......................      8,794,892          1,018,914          1,499,315
Research and development ..............      1,111,487            140,291            519,186
Selling and marketing .................      1,704,769            351,035            879,798
General and administrative ............      4,084,531            660,710          1,801,893
 . .....................................
                                          ------------       ------------       ------------       ------------
 . .....................................     15,695,679          2,170,950          4,700,192            247,708
Interest (income) expense:
  Interest income .....................        (59,508)           (22,931)           (82,439)
  Interest expense ....................        695,118             24,309           (150,000)(i)        569,427
                                          ------------       ------------       ------------       ------------
 . .....................................        635,610              1,378           (150,000)           486,988
Income (loss) before income tax expense
  and loss on equity investment .......      4,695,659            110,311         (1,686,320)           150,000
Income tax expense ....................
                                          ------------       ------------       ------------       ------------
Income before loss on equity investment      3,709,659            110,311         (1,686,320)           150,000
Loss on equity investment, net of taxes       (395,000)          (395,000)
                                          ------------       ------------       ------------       ------------
Net income (loss) .....................   $  3,314,659       $    110,311       $ (1,686,320)      $         --
                                          ============       ============       ============       ============

Primary and Fully Diluted earnings
  (loss) per Common Share:
Earnings (loss) per Common Share ......   $       0.07
                                          ============

Primary weighted average number
  of common shares outstanding ........     49,864,464                                                4,507,783(h)
                                          ============                                             ============

Fully Diluted weighted average number
  of common shares outstanding ........     50,102,434                                                4,507,783(h)
                                          ============                                             ============





        UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS (Continued)
                        Three Months Ended March 31, 1996


                                                  Adjustments Increase/(Decrease) Giving Effect to
                                          ---------------------------------------------------------------
                                                             Wismer-Martin   CTI Business
                                            Equifax           Acquisition     Acquisition
                                           Conversion         Adjustments     Adjustments     Pro Forma
                                          ------------       ------------    ------------    ------------
Revenues ..............................   $         --       $         --   $          --    $ 26,323,459
                                          ------------       ------------    ------------    ------------
Costs and Expenses:
Cost of revenues ......................                                                        11,313,121
Research and development ..............                                                         1,770,964
Selling and marketing .................                                                         2,935,602
General and administrative ............                           247,708(l)      214,580(l)
 . .....................................                                          (145,975)(o)   6,863,447
                                          ------------       ------------    ------------    ------------
 . .....................................         68,605         22,883,134
Interest (income) expense:
  Interest income .....................                                                           (82,439)
  Interest expense ....................       (150,000)(i)                                        569,427
                                          ------------       ------------    ------------    ------------
 . .....................................       (150,000)                                           486,988
Income (loss) before income tax expense
  and loss on equity investment .......        150,000           (247,708)        (68,605)      2,953,337
Income tax expense ....................                                          986,0000         986,000
                                          ------------       ------------    ------------    ------------
Income before loss on equity investment        150,000           (247,708)        (68,605)      1,967,337
Loss on equity investment, net of taxes                                                          (395,000)
                                          ------------       ------------    ------------    ------------
Net income (loss) .....................   $    150,000       $   (247,708)   $    (68,605)   $  1,572,337
                                          ============       ============    ============    ============

Primary and Fully Diluted earnings
  (loss) per Common Share:
Earnings (loss) per Common Share ......                                                      $       0.03(p)
                                                                                             ============

Primary weighted average number
  of common shares outstanding ........      1,932,217(i)         935,000(m)                   57,239,464
                                          ============       ============                    ============

Fully Diluted weighted average number
  of common shares outstanding ........      1,932,217(i)         935,000(m)                   57,477,434
                                          ============       ============                    ============

- ------------

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

              UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                          Year Ended December 31, 1995


                                                Adjustments Increase/(Decrease) Giving Effect to
                               ---------------------------------------------------------------------------------------
                                                                             Versyss/PMS
                                   PCN            PMS          Versyss       Acquisition          1996         Equifax
                               Historical(a) Acquisition(b) Acquisition(c)   Adjustments        Offering     Conversion
                               -----------    ---------      ----------      -----------       ----------     ---------
Revenues ...............      $ 41,805,342   $3,067,872     $44,398,000     $         --      $        --    $       --
                               -----------    ---------      ----------      -----------       ----------     ---------
Costs and Expenses:
Cost of revenues .......        16,288,953    1,341,797      27,532,000
Research and development         2,219,223      563,221       1,806,000
Selling and marketing ..         3,038,069      371,739       5,340,000
General and administrative      13,238,269    1,187,924       8,690,000        3,864,532(d)
 ........................
Acquired technology
  in process ...........        14,516,000                                   (14,516,000)(e)
Restructuring ..........         3,072,450
Write-down of assets and
  other charges.........         1,477,000
                               -----------    ---------      ----------      -----------       ----------     ---------
                                53,849,964    3,464,681      43,368,000      (10,651,468)
Interest (income) expense:
  Interest income ......          (577,039)     (12,615)
  Interest expense .....         1,451,604                    2,183,000          901,903(f)                    (525,000)
                               -----------    ---------      ----------      -----------       ----------     ---------
                                   874,565      (12,615)      2,183,000          901,903                       (525,000)
Income (loss) before income
   tax expense (benefit) and
  extraordinary item....       (12,919,187)    (384,194)     (1,153,000)       9,749,565                        525,000
Income tax expense (benefit)    (1,419,000)      13,145         168,000
                               -----------    ---------      ----------      -----------       ----------     ---------
Income (loss) available to
  common shareholders
  before extraordinary item   $(11,500,187)  $ (397,339)    $(1,321,000)    $  9,749,565      $        --    $  525,000
                               ===========    =========      ==========      ===========       ==========     =========

Earnings (loss) per
  Common Share:
Before extraordinary item           $(0.29)
                               ===========

Weighted average number of
  common shares outstanding     40,068,406                                     2,622,781(g)     4,507,783(h) 1,932,217(i)
                               ===========                                   ===========       =+========    =========



        UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS (Continued)
                          Year Ended December 31, 1995


                                                Adjustments Increase/(Decrease) Giving Effect to
                              -------------------------------------------------------------------------------
                                             Wismer-Martin                     CTI Business
                              Wismer-Martin   Acquisition     CTI Business     Acquisition
                               Acquisition(j) Adjustments     Acquisition(k)   Adjustments         Pro Forma
                              --------------  -----------     ------------      ----------        -----------
Revenues ...............       $10,021,490   $        --      $12,467,346     $(2,667,432)(n)    $109,092,618
                                ----------    ----------       ----------      ----------         -----------
Costs and Expenses:
Cost of revenues .......         4,103,747                      4,880,221      (2,120,608)(n)      52,026,110
Research and development           545,608                      1,377,086                           6,511,138
Selling and marketing ..         1,714,104                      2,125,033                          12,588,945
General and administrative       3,057,950     1,075,831(l)     4,172,287         965,322(l)
 ........................                                                         (583,900)(o)      35,668,215
Acquired technology
  in process ...........                                                                                   --
Restructuring ..........                                                                            3,072,450
Write-down of assets and
  other charges.........                                                                            1,477,000
                                ----------    ----------       ----------      ----------         -----------
                                 9,421,409     1,075,831       12,554,627      (1,739,186)        111,343,858
Interest (income) expense:
  Interest income ......           (27,514)                                                          (617,168)
  Interest expense .....           343,319                                                          4,354,826
                                ----------    ----------       ----------      ----------         -----------
                                   315,805                                                          3,737,658
Income (loss) before income
   tax expense (benefit) and
  extraordinary item....           284,276    (1,075,831)         (87,281)       (928,246)         (5,988,898)
Income tax expense (benefit)         1,021                                                         (1,236,834)
                                ----------    ----------       ----------      ----------         -----------
Income (loss) available to
  common shareholders
  before extraordinary item    $   283,255   $(1,075,831)       $ (87,281)    $  (928,246)       $ (4,752,064)
                                ==========    ==========       ==========      ==========         ===========

Earnings (loss) per
  Common Share:
Before extraordinary item                                                                              $(0.09)(p)
                                                                                                  ===========

Weighted average number of
  common shares outstanding                      935,000(m)                                        50,066,187
                                              ==========                                          ===========


- ----------

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)



(a) Includes the operations of the PMS Business from April 24, 1995, the date of acquisition (see note (b) below) and the operations of Versyss from October 27, 1995, the date of acquisition (see note (c) below).

(b) Reflects the operations of the PMS Business from January 1, 1995 to April 24, 1995. On April 24, 1995, a wholly-owned subsidiary of PCN acquired substantially all of the assets of the PMS Business for $4,861,000, of which $2,861,000 was paid in cash and $2,000,000 was paid in the form of a one year 10% interest bearing note (which note was paid in full on April 24, 1996). In addition, PCN assumed $3,009,000 of certain liabilities of the PMS Business, primarily related to software support and hardware maintenance agreements.

(c) Reflects the operations of Versyss from January 1, 1995 to October 27, 1995. On October 27, 1995, PCN acquired all of the issued and outstanding capital stock of Versyss, pursuant to a merger agreement, for $12,333,000 in cash and $11,750,000 in the form of a two year, 11% interest bearing note.

(d) Reflects the prorated amortization of the PMS Business and Versyss acquired intangible assets, with the exception of Acquired technology in process, based on the estimated useful lives established in the table in Note 3 to the Consolidated Financial Statements of PCN as previously disclosed in PCN's Annual Report on Form 10-K for the year ended December 31, 1995, which are incorporated herein by reference. Included within PCN Historical is $421,365 of PMS Business-related amortization expense for the period of April 24, 1995 to December 31, 1995, and $722,735 of Versyss-related amortization expense for the period of October 27, 1995 to December 31, 1995. The pro forma acquisition amortization adjustment therefore consists of the following:

Amortization of PMS acquired intangible assets (Jan.  1 to April 24, 1995)........   $   210,692
Amortization of Versyss acquired intangible assets (Jan.  1 to October 27, 1995)..     3,653,840
                                                                                     -----------
Total adjustment..................................................................   $ 3,864,532
                                                                                     ===========

(e) With the help of an appraiser, PCN allocated $14,516,000 of the purchase price of the Versyss acquisition to Acquired technology in process which was recorded as an expense in the year ended December 31, 1995. This charge is non-recurring and unusual and, as it relates directly to the acquisition, is excluded from the unaudited pro forma consolidated statement of operations.

(f) Reflects accrued interest expense on the following acquisition-related indebtedness:

10% Interest on $2,000,000 note issued in connection with the
acquisition of the PMS Business (Jan 1 to April 24, 1995).........................   $    66,667

11% Interest on $11,750,000 note issued in connection with the
Versyss acquisition (Jan.  1 to Oct. 27, 1995)....................................     1,077,083
                                                                                     -----------

Subtotal..........................................................................   $ 1,143,750

Less: Interest paid to Mr. Jeffry M. Picower (the "Investor")
which would have been avoided if the February 1995 Offering had
occurred on January 1, 1995.......................................................      (241,847)
                                                                                     -----------
Total adjustment to interest expense related to
the acquisitions of Versyss and the PMS Business..................................     $ 901,903
                                                                                     ===========

(g)  Reflects  the  increase  in the  weighted  average  number of shares of PCN
     Common Stock outstanding after giving effect to (i) the issuance of 6,250,000 shares of PCN Common Stock pursuant to PCN's February 1995 public offering and (ii) the issuance of 1,902,748 shares of PCN Common Stock pursuant to the October 1995 Regulation S offering.

(h)  Reflects  the  increase  in the  weighted  average  number of shares of PCN
     Common Stock outstanding after giving effect to the issuance of the 4,507,783 shares of PCN Common Stock sold by PCN pursuant to the 1996 Offering.

(i) Reflects the reversal of interest expense incurred on the Equifax Note and an increase in the weighted average number of shares of PCN Common Stock outstanding after giving effect to the conversion of the Equifax Note into 1,932,217 shares of PCN Common Stock.

(j) Reflects the operations of Wismer-Martin for the year ended December 31, 1995 and the three months ended March 31, 1996 and the balance sheet of Wismer-Martin as of March 31, 1996. On June 20, 1996, PCN and Wismer-Martin signed a definitive agreement whereby PCN will acquire all of the issued and outstanding capital stock of Wismer-Martin for $1,980,000 in cash and 935,000 shares of Common Stock of PCN. The number of shares is subject to adjustment depending on variations in the Market Price of PCN Common Stock on the third business day immediately preceding the transaction. If the aggregate Market Price of the Stock Consideration is less than $9,350,000 ($10.00 per share) on the third business day immediately preceding the Effective Time, then the Stock Consideration shall be increased to equal such number of shares of PCN Common Stock as has an aggregate market value of $9,350,000. Likewise, if the aggregate Market Price of the Stock Consideration is greater than $11,453,750 ($12.25 per share) on the third business day immediately preceding the Effective Time, then the Stock Consideration shall be decreased to equal such number of shares of PCN Common Stock as has an aggregate market value of $11,453,750. In addition, if the Market Price of PCN Common Stock on the third business day immediately preceding the Effective Time is less than or equal to $9.00 per share, then, at PCN's option, in lieu of the Cash Consideration and the Stock Consideration, the "Merger Consideration" shall be an amount equal to the Cash Option of $14,000,000.

     Assuming the Cash Option is not exercised, the purchase price is allocated as follows (assuming a $10.00 price per share of PCN Common Stock):

              Consideration (including liabilities assumed):
              Cash................................................................   $ 1,980,000
              PCN Common Stock issued.............................................     9,350,000
              Liabilities assumed.................................................     3,383,100
              Accounting and legal costs..........................................       250,000
                                                                                      ----------
                  Total Purchase Price............................................                $ 14,963,100
                                                                                                  ============
              Allocation of Purchase Price:
              Accounts Receivable and Inventory...................................                  $1,035,683
              Property, equipment and other assets, including cash................                   2,432,695
              Intangible assets:
                Profit on support and update agreements (1 year life).............        85,000
                Profit on future support and update agreements (4 year life)......       537,000
                Acquired software products (3 year life)..........................       494,000
                Other intangible assets (includes customer list,
                 and goodwill) (15 year life).....................................    10,378,722
                                                                                      ----------
                  Total Intangible assets.........................................                  11,494,722
                                                                                                   -----------
                                                                                                  $ 14,963,100
                                                                                                  ============

(k) Reflects the operations of the CTI Business for the year ended December 31, 1995 and the three months ended March 31, 1996 and the balance sheet of the CTI Business as of March 31, 1996. On July 3, 1996, PCN purchased substantially all of the assets of the medical practice management software business and certain other software businesses of CUSA Technologies, Inc. for $10,100,000 in cash. The purchase price is allocated as follows:

              Consideration (including liabilities assumed):
              Cash................................................................  $ 10,100,000
              Liabilities assumed.................................................     4,010,630
              Accounting and legal costs..........................................       150,000
                                                                                     -----------
                  Total Purchase Price............................................                $ 14,260,630
                                                                                                   ===========
              Allocation of Purchase Price:
              Accounts Receivable and Inventory...................................                 $ 2,081,853
              Equipment and other assets, including cash..........................                     844,204
              Intangible assets:
                Profit on support and update agreements (1 year life).............       107,000
                Profit on future support and update agreements (4 year life)......       599,000
                Other intangible assets (includes customer list,
                 and goodwill) (15 year life).....................................    10,628,573
                                                                                     -----------
                  Total Intangible assets.........................................                  11,334,573
                                                                                                   -----------
                                                                                                  $ 14,260,630
                                                                                                   ===========


(l) Reflects the prorated amortization of the acquired intangible assets of Wismer-Martin and the CTI Business, based on the useful lives established in notes (j) and (k) above.

(m) Reflects the increase in the weighted average number of shares of Common Stock outstanding after giving effect to the issuance of 935,000 shares of PCN Common Stock, valued at $10.00 per share, pursuant to the acquisition of Wismer-Martin by PCN. If the Market Price of PCN Common Stock on the third business day immediately preceding the Effective Time was $9.00 per share, then the Stock Consideration would be increased to 1,038,889 shares. The resulting increase of 103,889 shares of PCN Common Stock would not change pro forma earnings per share for the three months ended March 31, 1996 and would not change the pro forma loss per share for the year ended December 31, 1995. If the Market Price of PCN Common Stock on the third business day immediately preceding the Effective Time is less than or equal to $9.00 per share, then, at PCN's option, in lieu of the Cash Consideration and the Stock Consideration, the "Merger Consideration" shall be an amount equal to the Cash Option of $14,000,000 and, therefore, no shares of PCN Common Stock would be issued. If this situation should occur, and PCN exercised its option to pay $14,000,000 in cash in lieu of the Cash Consideration and Stock Consideration, the resulting decrease of 935,000 shares of PCN Common Stock would not change pro forma earnings per share for the three months ended March 31, 1996 and would not change the pro forma loss per share for the year ended December 31, 1995.

(n) Represents the elimination of revenue and cost of sales related to sales transactions between Versyss and the CTI Business prior to the acquisition of Versyss by PCN.

(o) Reflects the elimination of the amortization of intangible assets recorded in the historical results of operations of the CTI Business.

(p) For the year ended December 31, 1995, the assumed exercise of certain outstanding options and warrants have not been included in the calculation of unaudited pro forma loss per common share as they are anti-dilutive, thus making unaudited pro forma primary and fully diluted loss per common share the same. For the three months ended March 31, 1996, the assumed exercise of dilutive options and warrants and the assumed conversion of outstanding shares of PCN's Series A convertible non dividend-paying preferred stock has been included in the calculation of the primary and fully-diluted weighted average number of common shares outstanding.

(q) The following table details the net proceeds from the 1996 Offering and its effect on the Unaudited Pro Forma Condensed Consolidated Balance Sheet at March 31, 1996:

                                                           Long-term
                                                         debt, net of       Common     Paid-In
                                            Cash        current portion      Stock     Capital
                                          ----------      -----------      -------    ----------
Gross Proceeds from the issuance
  of 4,507,783 shares of Common
  Stock at $10.00 per share...........   $45,077,830                       $45,078   $45,032,752
1996 Offering Expenses, including
  underwriting discounts
  and commissions.....................    (3,175,666)                                 (3,175,666)
Conversion of $10,000,000 Equifax
  Note into Common Stock..............                   $(10,000,000)      19,322     9,980,678
                                          ----------      -----------      -------    ----------
Total pro forma adjustment............   $41,902,164     $(10,000,000)     $64,400   $51,837,764
                                          ==========      ===========      =======    ==========

(r) Represents the elimination of intangible assets related to capitalized proprietary software costs recorded by both Wismer-Martin and the CTI Business which has no continuing fair market value to PCN.

(s) Represents the estimated fair value adjustment to the net book value of the Wismer-Martin land and building assets.

(t) Reflects the elimination of the prior ownership of Wismer-Martin and the CTI Business.

                                   THE MERGER

     The following is a brief summary of certain aspects of the Merger. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this Proxy Statement and Prospectus as Annex A and is incorporated herein by reference.

Background of the Merger

     In the process of formulating its business and financial plans, the Wismer-Martin Board and its senior management regularly examine the company's long-term prospects in light of general economic and business conditions and management's forecasts for the company's business.

     During the early part of 1995, in the course of its planning, the Wismer-Martin Board and senior management observed the growing influence of larger, better financed companies in the practice management and health care information services business. As a result, the Wismer-Martin Board and senior management came to believe that, given Wismer-Martin's financial position, as well as its relative size and market penetration in the practice management and health care information services market, in order to obtain the resources to expand its business base, Wismer-Martin should seek to position itself with a strong strategic partner which could provide Wismer-Martin with the resources necessary to compete with its larger, better financed competitors. Accordingly, during the early part of 1995, Wismer-Martin management held discussions with a number of larger, well financed companies having greater presence than Wismer-Martin in the health care information system marketplace. As a result of such discussions, marketing relationships were established with several companies, including IBM and Digital Equipment Corp. In addition, information was exchanged with GTE regarding the possibility of establishing a partnership or other strategic alliance with Wismer-Martin.

     By the latter part of 1995, the Wismer-Martin Board and its senior management had concluded that the company's efforts to establish a strategic partnership or alliance had not significantly expanded Wismer-Martin's business base. To address this situation, Wismer-Martin's senior management began to consider and discuss with the Wismer-Martin Board potential strategic alternatives, including the possible sale of the Company. During this time, senior management of PCN contacted Ronald Holden, Chairman of the Board and Chief Executive Officer of Wismer-Martin, to express interest in exploring a possible acquisition of Wismer-Martin by PCN. Mr. Holden disclosed this contact to the Wismer-Martin Board at its regular meeting on November 7, 1995.

     In February 1996, Mr. Holden met with Henry Green, President and Chief Executive Officer of PCN, to discuss the potential interests of both parties in a possible acquisition of Wismer-Martin by PCN. The discussions at the meeting centered mainly on growth and expansion potential, business philosophy, and the integration of different corporate cultures. As a result of that meeting, the parties signed a confidentiality agreement, to permit additional discussions and the provision to PCN by Wismer-Martin of non-pubic information concerning Wismer-Martin.

     In March 1996, Mr. Holden again met with Mr. Green to discuss further the possibility of an acquisition. As part of this meeting, certain financial information of Wismer-Martin was reviewed.

     During the next few weeks, telephone calls among management of PCN and management of Wismer-Martin took place on a frequent basis to discuss the terms on which PCN and Wismer-Martin might be willing to consummate an acquisition. In addition, the companies conducted due diligence regarding one another. On May 20, 1996, PCN forwarded to Mr. Holden, on behalf of Wismer-Martin, a draft of a letter of intent describing the terms on which PCN would be willing to acquire Wismer-Martin. During the course of the next week, the terms of such letter of intent were discussed and refined by the management of PCN and Wismer-Martin.

     On May 23, 1996, Wismer-Martin held a telephonic meeting of its board of directors to consider and discuss the terms and provisions of the proposed letter of intent, including the description contained therein regarding the terms of a definitive merger agreement. As part of those discussions, the Wismer-Martin Board considered a number of factors affecting the Company's future business prospects, including, among others, the increasing competition in the physician and hospital information system market place and the size and financial resources of Wismer-Martin's competitors. In addition, the Wismer-Martin Board was advised and considered the fact that the proposed letter of intent would place certain binding obligations on Wismer-Martin substantially equivalent to those contained in a definitive merger agreement. Accordingly, the Wismer-Martin Board considered the proposed letter of intent to the same extent as they would have in reviewing and considering the terms and conditions of a definitive merger agreement. Following a discussion among the members of the board, the Wismer-Martin Board unanimously voted to authorize management to execute the letter agreement and enter into a definitive merger agreement on terms consistent with those contained in the letter of intent, with such changes and additions as senior management and legal counsel to Wismer-Martin deemed appropriate. The definitive Merger Agreement was executed by the parties on June 20, 1996.

Recommendations of the Boards of Directors;
Effects of and Reasons for the Merger

     The Wismer-Martin Board believes that the terms of the Merger are fair to, and in the best interest of, Wismer-Martin and its shareholders. Accordingly, the Wismer-Martin Board has unanimously approved the Merger Agreement and the transactions contemplated thereby by the unanimous vote of those present at a meeting held for such purpose and recommends approval of the Plan of Merger by Wismer-Martin shareholders.

     This recommendation is the result of the extensive process of exploring strategic alternatives for Wismer-Martin described above under "-- Background of the Merger." As a result of that process, the Wismer-Martin Board believes that the Merger is the best available alternative for Wismer-Martin shareholders.

     The Wismer-Martin Board believes that the Merger offers Wismer-Martin shareholders the opportunity to participate in an enterprise with the financial strength and geographic and market diversity necessary to capitalize on the opportunities in the changing and increasingly competitive practice management and healthcare information software business and that, without the Merger or a similar transaction, Wismer-Martin would lack the financial and other resources to maximize its competitive potential. Further, the Wismer-Martin Board believes that, in the event that the Cash Option is exercised by PCN, the Merger Consideration to be paid in connection therewith represents fair consideration to the Wismer-Martin shareholders.

     In reaching its conclusions, the Wismer-Martin Board considered, among other things, (i) the Merger Agreement, the Plan of Merger and the proposed specific terms of the Merger, (ii) information concerning the financial performance, condition, business operations and prospects of each of PCN and Wismer-Martin, (iii) historical market prices and trading information with respect to Wismer-Martin Common Stock and PCN Common Stock and (iv) the potential efficiencies, economies of scale and synergies that may be realized as a result of the combination of Wismer-Martin's and PCN's business. In addition, the members of the Wismer-Martin Board reviewed with senior management their views on Wismer-Martin's potential as an independent company, and in particular Wismer-Martin's ability to compete with larger, national practice management software and health care information service companies. The Wismer-Martin Board again concluded that Wismer-Martin by itself lacked the financial and other resources to maximize its competitive potential.

     The  Wismer-Martin  Board  unanimously  approved the Plan of Merger and the
transactions   contemplated   thereby,   and  recommends  that  shareholders  of
Wismer-Martin vote "FOR" approval of the Plan of Merger.

General Description of the Merger

     Pursuant to the Merger Agreement, Merger Sub will merge with and into Wismer-Martin, the separate existence of Merger Sub will cease, and
Wismer-Martin will be the surviving corporation and become a wholly-owned subsidiary of PCN (the "Merger"). At the effective time of the Merger (the "Effective Time"), each share of Wismer-Martin Common Stock issued and outstanding immediately prior to Effective Time, except those held by shareholders who validly perfect dissenters' rights under the WBCA, will be converted into the right to receive (the "Merger Consideration"): (i) an amount in cash (the "Cash Consideration") equal to the quotient obtained by dividing
(x) $1,980,000 by (y) the number of shares of Wismer-Martin Common Stock outstanding immediately prior to the Effective Time (the "Common Share Number") and (ii) subject to the adjustments described below, that number (the "Stock Consideration") of shares of PCN's Common Stock, par value $.01 per share ("PCN Common Stock"), equal to the quotient obtained by dividing (x) 935,000 by (y) the Common Share Number. In particular, and in addition to the adjustments described in the following paragraph, in the event that the Market Price (as defined below) of PCN Common Stock on the third business day prior to the Effective Time is less than or equal to $9.00 per share, then, at PCN's option, in lieu of the Cash Consideration and Stock Consideration described above, the "Merger Consideration" shall be an amount in cash equal to (the "Cash Option")
(x) $14,000,000 divided by (y) the Common Share Number.

     The Merger Agreement provides that the Stock Consideration (described above) will be adjusted under the following circumstances: (i) if the aggregate Market Price of the Stock Consideration is less than $9,350,000 ($10.00 per share) on the third business day immediately preceding the Effective Time, then the Stock Consideration shall be increased to equal such number of shares of PCN Common Stock as has an aggregate market value of $9,350,000 and (ii) if
the  aggregate  Market  Price  of  the  Stock   Consideration  is  greater  than
$11,453,750 ($12.25 per share) on the third business day immediately preceding the Effective Time, then the Stock Consideration shall be decreased to equal such number of shares of PCN Common Stock as has an aggregate market value of $11,453,750. The Merger Agreement contains an additional provision intended to preserve the tax-free reorganization treatment of the Merger (so long as the Cash Option is not exercised), such that the receipt of the Stock Consideration by Wismer-Martin shareholders would be on a tax-free basis, by, based upon certain assumptions, limiting the aggregate amount of cash to be received by both the dissenting and non-dissenting shareholders of Wismer-Martin to 20% or less of the aggregate value of the consideration (both cash and shares of PCN Common Stock) to be received by both the dissenting and the non-dissenting
shareholders  of  Wismer-Martin.   This  provision  may  result  in  adjustments
decreasing the aggregate amount of cash and increasing the aggregate number of shares of PCN Common Stock to be received by the non-dissenting shareholders of Wismer-Martin in the Merger. This adjustment would be expected to occur only if a significant number of shareholders exercise dissenters' rights. See "The Merger -- Dissenters' Rights." No assurances can be given that such adjustment will ensure the Merger to qualify as a tax-free reorganization. See "The Merger
- -- Certain Federal Income Tax Consequences of the Merger." As used herein, "Market Price" means the average of the closing price of a share of PCN Common Stock as reported on the NASDAQ Stock Market during the fifteen (15) trading days immediately preceding the date of determination.

     See "Comparison of Shareholder Rights" for a description of certain material differences between the rights of holders of PCN Common Stock and the rights of holders of Wismer-Martin Common Stock.

Closing; Effective Time

     The closing of the transactions contemplated by the Merger Agreement will take place, on a date to be specified by the parties, which shall be no later than the second business day immediately following the date on which the last of the conditions set forth in the Merger Agreement is satisfied or waived, or at such other time as PCN and Wismer-Martin agree. The Merger will become effective upon the issuance of a certificate of merger by the Secretary of State of the State of Washington pursuant to the WBCA.

Exchange of Stock Certificates

     As soon as reasonably practicable after the Effective Time, American Stock Transfer & Trust Company, which has been designated as the exchange agent (the "Exchange Agent"), will mail transmittal instructions and a letter of transmittal to each holder of Wismer-Martin Common Stock. The transmittal instructions will describe the procedures for surrendering certificates that prior to the Merger represented Wismer-Martin Common Stock (the "Certificates") in exchange for cash and certificates representing PCN Common Stock (the "PCN Certificates"). WISMER-MARTIN SHAREHOLDERS SHOULD NOT SUBMIT THEIR CERTIFICATES FOR EXCHANGE UNLESS AND UNTIL THEY HAVE RECEIVED THE TRANSMITTAL INSTRUCTIONS AND LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

     When a Wismer-Martin shareholder delivers his or her Certificates to the Exchange Agent along with a properly executed letter of transmittal and any other required documents, such Certificates will be canceled and the Wismer-Martin shareholder will receive payment of an amount in cash (which amount shall include payment in cash in lieu of any fractional shares of PCN Common Stock) and PCN Certificates representing the number of shares of PCN Common Stock to which the Wismer-Martin shareholder is entitled under the Merger Agreement. If any cash or PCN Certificate is to be issued to or in a name other than that in which the corresponding Certificate is registered, it is a condition to the exchange of the Certificate that the Wismer-Martin shareholder comply with applicable transfer requirements and pay any applicable transfer or other taxes. See "The Merger -- General Description of Merger."

     Wismer-Martin shareholders will not be entitled to receive any dividends or other distributions on the PCN Common Stock until the Merger has been consummated and they have exchanged their Certificates for PCN Certificates. Subject to applicable law, such dividends and distributions which have a record date after the Effective Time, if any, will be accumulated and, at the time a Wismer-Martin shareholder surrenders his or her Certificates to the Exchange Agent, all accrued and unpaid dividends and distributions, together with any cash payments in lieu of fractional shares of PCN Common Stock, will be paid without interest. PCN does not anticipate declaring any dividends or making any other distributions prior to the Effective Time.

     The Cash Consideration and Stock Consideration issuable in exchange for outstanding shares of Wismer-Martin Common Stock, together with dividends and cash in lieu of fractional shares, which remain undistributed for 180 days after the Effective Time, shall be delivered by the Exchange Agent to PCN, upon demand, and any holders of the Certificates who have not surrendered their Certificates shall thereafter look only to PCN for delivery of PCN Certificates, Cash Consideration and any cash in lieu of fractional shares and any dividends or distributions with respect to PCN Common Stock.

No Fractional Shares

     No certificates or scrip representing fractional shares of PCN Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of PCN. Each holder of shares of Wismer-Martin Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of PCN Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of PCN Common Stock multiplied by the average closing price of PCN Common Stock on the NASDAQ Stock Market during the fifteen trading days immediately prior to the Effective Time.

Interests of Certain Persons in the Merger

     In considering the recommendation of the Wismer-Martin Board with respect to the Plan of Merger, Wismer-Martin's shareholders should be aware that certain members of Wismer-Martin's senior management and the Wismer-Martin Board have certain interests in the Merger, as described below, that are in addition to the interests of shareholders of Wismer-Martin generally. The Wismer-Martin Board was aware of these interests and considered them, among other matters, in approving the Plan of Merger and the transactions contemplated thereby.

     Consultation Agreement. PCN has entered into a consultation agreement with Ronald Holden, the current Chairman of the Board and Chief Executive Officer of Wismer-Martin, which becomes effective at the Effective Time. The consultation agreement provides that Mr. Holden shall act as a consultant to PCN for a period of two years following the Effective Time (the "Term"). During the Term, he shall receive an annual consultation fee of $120,000. In addition, the consultation agreement generally provides that during the Term and the one year period thereafter, Mr. Holden shall not directly or indirectly own, manage, operate, control, invest or have an interest in, be employed by or participate in, any business which is competitive with any business conducted by PCN or any of its affiliates during the Term.

     Option and Voting Agreements. The Majority Shareholders have each agreed in separate Option and Voting Agreements with PCN to, among other things, vote their shares of Wismer-Martin Common Stock entitled to vote at the Special Meeting in favor of approval of the Plan of Merger. Further, each Option and Voting Agreement provides that, under certain circumstances, PCN may purchase the Majority Shareholder's shares of Wismer-Martin Common Stock. See "Security Ownership of Certain Persons and Option and Voting Agreements."

Certain Federal Income Tax Consequences of the Merger

     Unless PCN exercises the Cash Option, the Merger is intended to qualify as a reorganization for federal income tax purposes under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). As such, as a consequence of the Merger (subject to the qualifications discussed below, and so long as the Cash Option is not exercised):

     (a) none of PCN, Wismer-Martin or Merger Sub will recognize any gain or loss as a result of the Merger;

     (b) except for any Cash Consideration received and cash received in lieu of fractional share interests, a holder of shares of Wismer-Martin Common Stock who exchanges such shares for shares of PCN Common Stock will not recognize any gain or loss upon such exchange;

     (c) a holder who receives Cash Consideration in the Merger will recognize gain equal to the lesser of (x) the excess (if any) of (1) the Market Price of the PCN Common Stock plus the amount of Cash Consideration received by such holder in the Merger, over (2) such holder's tax basis in the shares of the Wismer-Martin Common Stock tendered therefor, and (y) the amount of Cash Consideration received by the holder in the Merger. Such gain will be long-term capital gain provided that the holder has held the Wismer-Martin

          Common Stock as a capital asset as of the Effective Time and for more than one year. No loss shall be recognized by any holder as a result of such receipt of Cash Consideration in the Merger.

     (d) the aggregate adjusted tax basis of the shares of PCN Common Stock received in such exchange will be equal to a holder's aggregate adjusted tax basis in the shares of Wismer-Martin Common Stock surrendered therefor (i) decreased by the amount of Cash Consideration received by such holder in the Merger and (ii) increased by the amount of gain recognized by such holder in the Merger;

     (e) if the shares of Wismer-Martin Common Stock were held as a capital asset at the Effective Time, the holding period of the shares of PCN Common Stock received in the Merger will include the holding period of the shares of Wismer-Martin Common Stock exchanged therefor; and

     (f) a holder of shares of Wismer-Martin Common Stock who receives cash in the Merger in lieu of a fractional share interest of PCN Common Stock will be treated as if such fractional share interest of PCN Common Stock was distributed to such holder and then redeemed by PCN for cash. The deemed redemption will be treated as a distribution in full payment in exchange for the fractional share interest of the PCN Common Stock deemed received by the holder under Section 302(a) of the Code. Accordingly, such holder will recognize a gain or loss equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of Wismer-Martin Common Stock allocable to the fractional share interest of PCN Common Stock. The gain or loss will be long-term capital gain or loss provided that the shares of Wismer-Martin Common Stock deemed surrendered for such fractional share interest of PCN Common Stock were held as a capital asset at the Effective Time and for more than one year.

     Paine, Hamblen, Coffin, Brooke & Miller LLP ("Paine Hamblen"), counsel to Wismer-Martin, has rendered an opinion to Wismer-Martin dated August 7, 1996, to the effect that: (i) if the Cash Option is not exercised; (ii) if the number of shares of Wismer-Martin Common Stock for which dissenters' rights are exercised, in the aggregate, do not exceed 2.5% of the outstanding Wismer-Martin Common Stock and if the amount received by Wismer-Martin shareholders exercising their dissenters' rights does not exceed the aggregate Merger Consideration that such shareholders would have been entitled to receive had they not exercised their dissenters' rights; and (iii) if the Merger is carried out in accordance with the other representations, assumptions and qualifications contained in such opinion, the Merger will constitute a reorganization for federal income tax purposes as defined by Section 368(a) of the Code, that Wismer-Martin, PCN and Merger Sub will each be a party to the reorganization as defined by Section 368(b) of the Code and the federal income tax consequences listed in paragraphs
(a) through (f) above will result from the Merger. Such opinion does not address any federal income tax consequences applicable to Wismer-Martin shareholders who exercise dissenters' rights. Such opinion is based on current law, representations by PCN, Merger Sub, Wismer-Martin and Ronald Holden and various other qualifications and assumptions as set forth in the copy of such opinion filed as an exhibit to the Registration Statement of which this Proxy Statement and Prospectus forms a part. Without limiting the generality of the foregoing limits on such opinion, Paine Hamblen expresses no opinion as to the federal income tax consequences of the Merger in circumstances other than the ones referred to in clauses (i) through (iii) above. It is a condition to the consummation of the Merger that Paine Hamblen shall have rendered an opinion to Wismer-Martin dated as of the Effective Time to the same effect.

     None of Wismer-Martin, Merger Sub or PCN have requested a ruling from the Internal Revenue Service in connection with the Merger. The opinion of counsel referred to in the preceding paragraph is neither binding upon the Internal Revenue Service nor would it preclude the Internal Revenue Service from adoption of a contrary position. There is no assurance that the Internal Revenue Service will not successfully contest some or all of the conclusions contained in such opinion of counsel.

     In order to qualify as a reorganization under 368(a) of the Code, among other requirements, at least 80% of the outstanding Wismer-Martin Common Stock, in the aggregate, must be exchanged for PCN Common Stock in the Merger. Unless the Cash Option is exercised, except under the circumstances described in the next sentence, at least 80% of the Merger Consideration would always consist of PCN Common Stock. However, the satisfaction of this 80% requirement could be affected by the number of holders of Wismer-Martin Common Stock who exercise their dissenters' rights. Accordingly, in the event that holders of more than approximately 2.5% of the Wismer-Martin Common Stock exercise their dissenters rights (See "-- Dissenters' Rights") and/or, in certain circumstances, if the amount received by shareholders exercising their dissenters' rights exceeds the value of the Merger Consideration (in any such case, the "Dissenter Trigger Events"), it is possible that less than 80% of the total consideration paid by PCN in connection with the Merger would be in the form of PCN Common Stock. In order to address this possibility, the Merger Agreement contains a provision (the "Tax Adjustment") which ensures that 80% of the total Merger

Consideration will be in the form of PCN Common Stock even if a number of shareholders (not exceeding holders of 20% of the Wismer-Martin Common Stock) exercise their dissenters' rights. However, since, among other things, neither PCN nor Wismer-Martin controls the amount determined by a court to be the appraised value of the Wismer-Martin Common Stock held by dissenting shareholders, no assurances can be give that, if a Dissenters Trigger Event occurs, the Tax Adjustment will, under all possible circumstances, ensure that the Merger qualifies as a reorganization under Section 368(a) of the Code.

     As a result, if PCN exercises the Cash Option or if a Dissenter Trigger Event occurs and results in the Merger not qualifying as an reorganization, then, as a result of the Merger, the Wismer-Martin shareholders will be treated as having sold their Wismer-Martin Common Stock to PCN. Accordingly, each Wismer-Martin shareholder will recognize gain or loss equal to the difference between the amount of cash and/or fair market value of the PCN Common Stock, as the case may be, received by such shareholder in the Merger and the shareholder's tax basis in the Wismer-Martin Common Stock exchanged therefor. Such gain or loss will be long-term capital gain or loss provided that, as of the Effective Time, the shareholder had held the Wismer-Martin Common Stock as a capital asset and for more than one year.

     THE DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON CURRENT LAW. THE FOREGOING DISCUSSION DOES NOT ADDRESS ANY FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO WISMER-MARTIN SHAREHOLDERS WHO EXERCISE DISSENTERS' RIGHTS. IN ADDITION, THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER MAY BE DIFFERENT FOR PARTICULAR TYPES OF WISMER-MARTIN SHAREHOLDERS OR IN LIGHT OF EACH WISMER-MARTIN SHAREHOLDER'S PERSONAL CIRCUMSTANCES. FOR THAT REASON, WISMER-MARTIN SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES THAT MAY BE RELEVANT TO THEM IN CONNECTION WITH THE MERGER, AS WELL AS THE APPLICATION TO THEM OF ANY STATE, LOCAL, FOREIGN, OR OTHER TAX LAWS. THE FOREGOING DISCUSSION IS NOT INTENDED NECESSARILY TO APPLY TO WISMER-MARTIN SHAREHOLDERS WHO HOLD SHARES OF WISMER-MARTIN COMMON STOCK BY VIRTUE OF BEING CURRENT OR FORMER EMPLOYEES OF WISMER-MARTIN AND/OR HOLDERS OF WISMER-MARTIN OPTIONS, TO DEALERS IN SECURITIES, OR TO OTHER CATEGORIES OF SHAREHOLDERS WHO MAY BE SUBJECT TO SPECIAL RULES.

Federal Securities Law Matters

     The issuance of the PCN Common Stock pursuant to the Merger Agreement has been registered under the Securities Act. The PCN Common Stock will be available for resale without restriction (i) immediately and without any limitation, except for shares issued to any person who may be deemed to be an "Affiliate" (as such term is defined for purposes of Rule 145 under the Securities Act) of Wismer-Martin at the time of the Special Meeting and (ii) by Affiliates of Wismer-Martin who comply with the requirements of Rule 145(d)(1) in effecting such resales. Persons who may be deemed Affiliates of Wismer-Martin generally include individuals or entities that control, are controlled by, or are under common control with, Wismer-Martin, and may include certain officers and directors, as well as principal shareholders, of Wismer-Martin.

     If the Merger is consummated, the Wismer-Martin Common Stock will no longer be quoted on the SQSI and will be deregistered under the Exchange Act. PCN will be subject to certain reporting obligations under the Exchange Act with respect to the PCN Common Stock.

Accounting Treatment

     PCN intends to treat the Merger as a "purchase," as such term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under the purchase method of accounting, assets and liabilities of Wismer-Martin would be recorded at their fair value at the Effective Time, with the excess consideration to be paid by PCN pursuant to the Merger over Wismer-Martin's net tangible and identifiable assets being recorded as goodwill.

Listing on NASDAQ Stock Market

     PCN has agreed to use its reasonable best efforts to cause the shares of PCN Common Stock to be issued pursuant to the Merger Agreement to be listed on the NASDAQ Stock Market.

     See "The Merger Agreement -- Conditions to the Merger."

Dissenters' Rights

     THE FOLLOWING SUMMARY OF THE AVAILABILITY OF DISSENTERS' RIGHTS FOR HOLDERS OF WISMER-MARTIN COMMON STOCK DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO CHAPTER 23B.13 OF THE WBCA, WHICH IS ATTACHED TO THIS PROXY STATEMENT AND PROSPECTUS AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE.

     ANY SHAREHOLDER CONTEMPLATING THE EXERCISE OF DISSENTERS' RIGHTS IS URGED TO REVIEW THE FULL TEXT OF CHAPTER 23B.13 OF THE WBCA WHICH IS SET FORTH IN ANNEX B HERETO. FAILURE TO FOLLOW ANY OF THE STATUTORY PROCEDURES PRECISELY MAY RESULT IN A TERMINATION OR WAIVER OF DISSENTERS' RIGHTS. IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF WASHINGTON LAW, ANY WISMER-MARTIN SHAREHOLDER WHO IS CONSIDERING DISSENTING FROM THE MERGER SHOULD CONSULT A LEGAL ADVISOR.

     A holder of Wismer-Martin Common Stock who properly follows the procedure for dissenting and demanding payment for such holder's shares pursuant to Chapter 23B.13 (as summarized below) may be entitled to receive in cash the "fair value" of such holder's shares in lieu of the consideration provided for in the Merger Agreement. The "fair value" of a dissenter's shares will be the value of such shares immediately prior to the Effective Time of the Merger, excluding any appreciation or depreciation in anticipation of the Merger unless exclusion would be inequitable. The "fair value" could be more than, equal to, or less than the value of the consideration the shareholder would receive pursuant to the Merger Agreement if the shareholder did not dissent. In the event the dissenting shareholder and Wismer-Martin cannot agree on a "fair value" of the dissenter's shares, "fair value" may ultimately be determined by a court in an appraisal proceeding.

     To properly exercise dissenters' rights with respect to the Merger and be entitled to compensation, a holder of Wismer-Martin Common Stock must, among other things, (i) prior to the Wismer-Martin Special Meeting, deliver written notice of such holder's intent to demand payment for such holder's shares if the Merger is effected, (ii) not vote such holder's shares in favor of the Merger and (iii) timely deliver a demand for payment, certify whether such holder acquired beneficial ownership before the date of first announcement to news media or to shareholders of the terms of the Merger, and deposit such holder's stock certificates. Thus, any holder of Wismer-Martin Common Stock who wishes to dissent and who returns a proxy on one of the accompanying forms must mark it with voting instructions (a) that such holder's shares are to be voted against the Merger or (b) that such holder's shares are to abstain from voting on the Merger. If the shareholder returns a proxy (x) marked with instructions that such holder's shares are to be voted in favor of the Merger or (y) without marking voting instructions, such holder's shares will be voted in favor of the Merger and such holder will lose any dissenters' rights.

     Within ten days after the Effective Time of the Merger, Wismer-Martin will send a written dissenters' notice to each shareholder who satisfied the requirements of (i) and (ii) above, indicating where the payment demand must be sent and where and when stock certificates must be deposited. Such notice will include, among other things, a form of payment demand, and will set the date by which Wismer-Martin must receive the payment demand, which date may not be less than 30 nor more than 60 days after the dissenters' notice is delivered.

     Shareholders who fail to timely deliver written notice of their intent to demand payment or who vote in favor of the Merger will not be entitled to receive this notice and will be bound by the terms of the Merger Agreement. Written notice of intent to demand payment (and other communications regarding dissenters' rights) should be addressed to Secretary, Wismer-Martin, Inc., 12828
N. Newport Highway, Mead, Washington 99201. Such written notice of intent to demand payment must be received by Wismer-Martin prior to the Special Meeting.

     A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if (a) the beneficial shareholder submits to Wismer-Martin the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights and (b) the beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

     Within 30 days after the later of the Effective Time of the Merger or the date the payment demand is received, Wismer-Martin will pay each dissenter who complied with the conditions above, the amount that Wismer-Martin estimates to be the fair value of such holder's shares, plus accrued interest. The payment must be accompanied by, among other things, (a) Wismer-Martin's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any, and (b) an explanation of how Wismer-Martin estimated the fair value of the shares and how the interest was calculated. Notwithstanding the foregoing, with respect to shares acquired after the date of the first announcement to news media or to shareholders of the terms of the Merger (June 20, 1996), Wismer-Martin may elect to withhold payment of the fair value of dissenters' shares plus accrued interest and, in such event, after the Effective Time, Wismer-Martin will estimate the fair value of the shares, plus accrued interest, and will offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand.

     A dissenter may (i) notify Wismer-Martin in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and (ii)(a) demand payment of the dissenter's estimate, less any payment made, or (b) with respect to after-acquired shares for which Wismer-Martin elected to withhold payment, reject Wismer-Martin's offer of its estimate of the fair value of such shares and amount of interest due and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and amount of interest due, if:

          (x) The dissenter believes that the amount paid or offered is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

          (y) Wismer-Martin fails to make payment within 60 days after the date set for demanding payment; or

          (z) Wismer-Martin does not effect the Merger and does not return the deposited stock certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     A dissenter will be deemed to have waived the right to demand payment of the dissenter's estimate unless the dissenter notifies Wismer-Martin of such payment demand in writing within 30 days after Wismer-Martin makes or offers payment for the dissenter's shares.

     If a demand for payment of the dissenter's estimate remains unsettled, Wismer-Martin will commence a proceeding in the Superior Court of Spokane County, Washington within 60 days after receiving such payment demand and petition the court to determine the fair value of the shares and accrued interest and, if Wismer-Martin does not commence such proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded. Wismer-Martin will make all dissenters whose demands remain unsettled, whether or not residents of Washington, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Wismer-Martin may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of Wismer-Martin, complied with the provisions of Chapter 23B.13. If the court determines that such shareholder has not complied with the provisions of Chapter 23B.13, the shareholder shall be dismissed as a party. Each dissenter made a party to the proceeding will be entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the shares, plus interest, exceeds the amount paid by Wismer-Martin, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which Wismer-Martin elected to withhold payment.

     If Wismer-Martin does not effect the Merger within 60 days after the date set for demanding payment and depositing stock certificates, Wismer-Martin shall return the deposited stock certificates and release any transfer restrictions imposed on uncertificated shares.

     The right of a dissenting shareholder to obtain payment of the fair value of such shareholder's shares will terminate upon the occurrence of any of the following events:

          (a) The merger is abandoned or rescinded;

          (b) A court permanently enjoins or sets aside the Merger; or

          (c) The shareholder's demand for payment is withdrawn with the written consent of Wismer-Martin.

     The Merger Agreement contains certain provisions which may be affected by the number of Wismer-Martin shareholders exercising dissenters' rights. First, one of the conditions to the obligations of PCN to effect the Merger is that the holders of not more than 5% of Wismer-Martin Common Stock shall have demanded their dissenters' rights under the WBCA. See "The Merger Agreement -- Conditions to the Merger." If the holders of more than 5% of Wismer-Martin Common Stock exercise their dissenters' rights, this condition will not be satisfied.

     Second, in the event that a large number of holders of Wismer-Martin Common Stock exercise their dissenters' rights, it could prevent the Merger from being treated as a reorganization under Section 368(a) of the Code for income tax purposes. Accordingly, the Merger Agreement contains an additional provision intended to preserve the tax-free reorganization treatment of the Merger (so long as the Cash Option is not exercised), such that the receipt of the Stock Consideration by Wismer-Martin shareholders would be on a tax-free basis, by, based upon certain assumptions, limiting the aggregate amount of cash to be received by both the dissenting and non-dissenting shareholders of Wismer-Martin to 20% or less of the aggregate value of the consideration (both cash and shares of PCN Common Stock) to be received by both the dissenting and the non-dissenting shareholders of Wismer-Martin. No assurances can be given that such adjustment will enable the Merger to qualify as a tax-free reorganization. See "The Merger Agreement"; "-- Certain Federal Income Tax Consequences of the Merger."

     Pursuant to the Merger Agreement, PCN shall have the opportunity to direct all negotiations and proceedings with respect to dissenting shareholders.

                              THE MERGER AGREEMENT

     The following is a brief summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this Proxy Statement and Prospectus as Annex A and is incorporated herein by reference.

The Merger

     Pursuant to the Merger Agreement, Merger Sub will merge with and into Wismer-Martin, the separate existence of Merger Sub will cease, and
Wismer-Martin will be the surviving corporation and become a wholly-owned subsidiary of PCN (the "Merger"). At the effective time of the Merger (the "Effective Time"), each share of Wismer-Martin Common Stock issued and outstanding immediately prior to Effective Time, except those held by shareholders who validly perfect dissenters' rights under the WBCA, will be converted into the right to receive (the "Merger Consideration"): (i) an amount in cash (the "Cash Consideration") equal to the quotient obtained by dividing
(x) $1,980,000 by (y) the number of shares of Wismer-Martin Common Stock outstanding immediately prior to the Effective Time (the "Common Share Number") and (ii) subject to the adjustments described below, that number (the "Stock Consideration") of shares of PCN's Common Stock, par value $.01 per share ("PCN Common Stock"), equal to the quotient obtained by dividing (x) 935,000 by (y) the Common Share Number. Assuming that there are no adjustments to the Merger Consideration, as described below, and assuming the exercise in full of 300,000 currently outstanding options to purchase Wismer-Martin Common Stock, each share of Wismer-Martin Common Stock will be convertible into $0.1191 in cash and .0562 shares of PCN Common Stock. No assurances can be made that there will not be any changes in the foregoing amount of cash or number of shares of PCN Common Stock as a result of any one or more of the adjustments described below. In particular, and in addition to the adjustments described in the following paragraph, in the event that the Market Price (as defined below) of PCN Common Stock on the third business day prior to the Effective Time is less than or equal to $9.00 per share, then, at PCN's option, in lieu of the Cash Consideration and Stock Consideration described above, the "Merger
Consideration" shall be an amount in cash equal to (the "Cash Option") (x) $14,000,000 divided by (y) the Common Share Number, or $0.8421 in cash per share, assuming the exercise of 300,000 currently outstanding options to purchase Wismer-Martin Common Stock and that the Market Price of PCN Common Stock was $9.00 per share or less.

     The Merger Agreement provides that the Stock Consideration (described above) will be adjusted under the following circumstances: (i) if the aggregate Market Price of the Stock Consideration is less than $9,350,000 ($10.00 per share) on the third business day immediately preceding the Effective Time, then the Stock Consideration shall be increased to equal such number of shares of PCN Common Stock as has an aggregate market value of $9,350,000 and (ii) if the aggregate Market Price of the Stock Consideration is greater than $11,453,750 ($12.25 per share) on the third business day immediately preceding the Effective Time, then the Stock Consideration shall be decreased to equal such number of shares of PCN Common Stock as has an aggregate market value of $11,453,750. The Merger Agreement contains an additional provision intended to preserve the tax-free reorganization treatment of the Merger (so long as the Cash Option is not exercised), such that the receipt of the Stock Consideration by Wismer-Martin shareholders would be on a tax-free basis, by, based upon certain assumptions, limiting the aggregate amount of cash to be received by both the dissenting and non-dissenting shareholders of Wismer-Martin to 20% or less of the aggregate value of the consideration (both cash and shares of PCN Common Stock) to be received by both the dissenting and the non-dissenting shareholders of Wismer-Martin. This provision may result in adjustments decreasing the aggregate amount of cash and increasing the aggregate number of shares of PCN Common Stock to be received by the non-dissenting shareholders of Wismer-Martin in the Merger. This adjustment would be expected to occur only if a significant number of shareholders exercise dissenters' rights. See "The Merger -- Dissenters' Rights." No assurances can be given that such adjustment will enable the Merger to qualify as a tax-free reorganization. See "The Merger -- Certain Federal Income Tax Consequences of the Merger." As used herein, "Market Price" means the average of the closing price of a share of PCN Common Stock as reported on the NASDAQ Stock Market during the fifteen (15) trading days immediately preceding the date of determination.

     As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail transmittal instructions and a form of letter of transmittal to each Wismer-Martin shareholder to be used in forwarding his or her Certificates for surrender and exchange for the Cash Consideration, including cash in lieu of a fractional share of PCN Common Stock, and Stock Consideration. After receipt of such transmittal instructions and form of letter of transmittal, each Wismer-Martin shareholder should surrender his or her Certificates to the Exchange Agent in accordance with the transmittal instructions, and each such holder will receive in exchange therefor an amount in cash equal to the Cash Consideration and number of PCN Common Stock Certificates equal to the Stock Consideration representing whole shares of PCN Common Stock, and any cash that may be payable in lieu of a fractional share of PCN Common Stock. See "The Merger -- Exchange of Stock Certificates; -- No Fractional Shares."

Representations and Warranties

     The Merger Agreement contains various representations and warranties by each of PCN and Wismer-Martin relating to, among other things, (i) each of their organizations, and in the case of Wismer-Martin, its subsidiaries' organizations, and similar corporate matters, (ii) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters, (iii) the absence of conflicts under the PCN Certificate, PCN By-Laws, Wismer-Martin Certificate or Wismer-Martin By-Laws or violations of any instruments or laws, and any required consents or approvals, (iv) the documents and reports filed by each of them with the SEC and the accuracy of the information contained therein, (v) the absence of any broker, finder or investment banker fee being payable as a result of the consummation of the Merger, (vi) the accuracy of the information provided by each of them with respect to the Registration Statement and the Proxy Statement and Prospectus,
(vii) the absence of certain events, changes or effects and (viii) the absence of undisclosed material liabilities. PCN has made representations and warranties relating to the operations of Merger Sub. Wismer-Martin has made representations and warranties relating to (i) its capital structure, (ii) property owned or leased, (iii) authority to use all patents and trademarks, (iv) litigation, (v) compliance with environmental laws, (vi) effectiveness and validity of permits, licenses and related authorization necessary to conduct its operations and the operations of its subsidiaries, (vii) taxes, (viii) certain accounting matters,
(ix) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended, (x) employee representation by labor unions or employee involvement in any other organizational activity,
(xi) a list of certain contracts relating to certain employment, consulting and benefit matters, (xii) maintenance of insurance, (xiii) listing and collectibility of accounts receivable, (xiv) effectiveness of material contracts, (xv) no material related party transactions other than as previously disclosed, (xvi) the shareholder vote required to approve the Plan of Merger,
(xvii) a list of customers and suppliers and no material disputes with any client of Wismer-Martin, (xviii) a list of bank accounts and (xix) no unlawful payment problems.

Certain Covenants

     Pursuant to the Merger Agreement, during the period from the date of the Merger Agreement until the Effective Time, Wismer-Martin has agreed, as to itself and its subsidiaries (except as permitted by the Merger Agreement or as consented to in writing by PCN), to, among other things, (i) conduct the businesses of Wismer-Martin and its subsidiaries only in the ordinary course and in a manner consistent with past practice, (ii) use commercial reasonable efforts to preserve the business organization, services of officers, employees and consultants and relationships with customers, (iii) not amend or propose to amend its certificate of incorporation or by-laws, (iv) not issue, deliver or sell capital stock, rights, warrants, options for convertible or similar securities, subject to certain exceptions, (v) not declare or pay any dividend or make other distributions, (vi) not reclassify, combine, split or subdivide, any of its capital stock or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, (vii) not effect any material acquisitions of any business or assets other than in the ordinary course of business, (viii) not sell, lease, encumber or otherwise dispose of any material portion of its assets, (ix) not incur any indebtedness for borrowed money (or guarantees thereof), (x) not increase the compensation payable to officers and employees (subject to certain exceptions) or grant any severance pay to any such persons or enter into or enter into any collective bargaining agreement or establish or amend any employee benefit or fringe benefit plans or arrangements for the benefit of any director, officer or employee, (xi) not adopt a plan of complete or partial liquidation or dissolution, (xii) not enter any settlement agreement with respect to any to any pending litigation, grievances and the like, subject to certain exceptions, (xiii) not terminate or amend any material contract and
(xiv) file all tax returns required to be filed by them and pay all taxes due prior to the Effective Time.

Certain Additional Agreements

     Pursuant to the Merger Agreement,  PCN and  Wismer-Martin  have agreed that
(i) they will each afford to the other access to their respective officers, properties, offices, plants and information as the other party may reasonably request, (ii) they will abide by the terms of the Confidentiality Agreement between PCN and Wismer-Martin, (iii) they will comply with all legal requirements imposed on each other with respect to the Merger and furnish information to the other party in connection with such legal requirements and
(iv) they will advise each other of any subsequent event that would have been required to be disclosed in the Merger Agreement or any change or event which has or could have a material adverse effect on PCN or Wismer-Martin, as the case may be. The Merger Agreement provides that, PCN shall use all reasonable efforts to permit it to issue the shares of PCN Common Stock to be issued in the Merger. The Merger Agreement provides that, Wismer-Martin shall (i) promptly take all actions necessary under its organizational documents and the WBCA to convene the Special Meeting, (ii) use its reasonable best efforts to cause all options to purchase Wismer-Martin Common Stock, whether or not vested, whose purchase price per share is less than or equal to the Merger Consideration ("In-the-Money Options") to be exercised or canceled prior to the Effective Time, (iii) cause its counsel to issue to Wismer-Martin a tax opinion to the effect that, among other things, the Merger will be treated for federal income tax purposes as a tax-free reorganization and
(iv) deliver to PCN a description of certain property no later than the third day prior to the Effective Time.

No Solicitation of Other Transactions

     The Merger Agreement provides that Wismer-Martin and its subsidiaries will not (i) initiate contact with, solicit or otherwise encourage any inquiries or the making of any proposal or offer for a merger or other business combination involving Wismer-Martin or any proposal or offer to acquire or dispose of or exchange an equity interest in, or a material portion of the assets of, Wismer-Martin (an "Acquisition Proposal") or (ii) negotiate or discuss with, or provide any non-public information to, any person relating to any Acquisition Proposal. Wismer-Martin also has agreed not to authorize or permit its officers, directors or employees, or any investment banker, financial advisor, attorney, accountant or representative retained by it, to engage in such activities on Wismer-Martin's behalf. Wismer-Martin must immediately notify PCN of any negotiations, requests for non-public information or discussions with respect to an Acquisition Proposal, and keep PCN fully informed of the status and details of any such Acquisition Proposal or request.

Expenses

     Except as set forth below, the Merger Agreement provides that, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

     The Merger Agreement also provides that if the Merger Agreement is terminated under certain circumstances, the non-terminating party shall pay the terminating party its damages, losses, costs and expenses, (including, without limitation, reasonable fees and disbursements of attorneys, financial commitment and financial advisory fees) incurred by the terminating party in connection with the transactions contemplated by the Merger Agreement and as a result of such termination.

Conditions to the Merger

     The respective obligations of PCN and Wismer-Martin to effect the Merger are subject to a number of conditions, including among others (i) the Merger Agreement shall have been approved and adopted by the requisite vote of shareholders of Wismer-Martin, (ii) all authorizations, consents, orders and approvals (including "blue sky" approvals) or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity, the failure of which to obtain or file would have a Material Adverse Effect (as defined below), shall have been filed, occurred or been obtained, (iii) effectiveness of the Registration Statement, and (iv) no injunction or other order, legal restraint or prohibition preventing the consummation of the Merger shall be in effect. The obligations of PCN and Merger Sub to effect the Merger are also subject to the conditions that (i) the representations and warranties of Wismer-Martin set forth in the Merger Agreement shall have been true and correct, individually and in the aggregate, in all material respects as if made on and as of the Closing, except that any such representation or warranties made as of a specified date shall have been true on and as of such date, (ii) Wismer-Martin shall have performed or complied in all material respects with all of its agreements and covenants contained in the Merger Agreement, (iii) there shall have been no change in the business, results of operations, properties (including intangible properties), financial condition, assets or liabilities of Wismer-Martin since the date of the Merger Agreement, which, individually or in the aggregate, has a Material Adverse Effect, (iv) Wismer-Martin shall have received certain consents and approvals necessary for Wismer-Martin to consummate the Merger, including, without limitation, consents from certain of Wismer-Martin's lenders, (v) shareholders of no more than 5% of the outstanding Wismer-Martin Common Stock shall have demanded their dissenter's rights under the WBCA, (vi) all In-the-Money Options shall have been exercised or canceled,
(vii) PCN shall have received an opinion of outside counsel to Wismer-Martin in form and substance reasonably satisfactory to PCN, (viii) Wismer-Martin shall have delivered a compliance certificate to PCN on the Closing Date and (ix) all corporate proceedings taken by Wismer-Martin in connection with the transactions contemplated by the Merger Agreement and all documents incident thereto shall be reasonably satisfactory in all material respects to PCN and PCN's counsel. The obligation of Wismer-Martin to effect the Merger is also subject to (i) the representations and warranties of PCN and Merger Sub set forth in the Merger Agreement shall have been true and correct, individually and in the aggregate, in all material respects as if made on and as of the Closing, except that any such representation or warranties made as of a specified date shall have been true on and as of such date, (ii) PCN and Merger Sub shall have performed or complied in all material respects with all of its agreements and covenants contained in the Merger Agreement, (iii) there shall have been no change in the business, results of operations, properties (including intangible properties), financial condition, assets or liabilities of PCN since the date of the Merger Agreement, which, individually or in the aggregate, has a Material Adverse Effect, (iv) Wismer-Martin shall have received an opinion of outside counsel to PCN in form and substance reasonably satisfactory to Wismer-Martin,
(v) PCN shall have delivered a compliance certificate to Wismer-Martin on the Closing Date and (vi) all corporate proceedings taken by PCN in connection with the transactions contemplated by the Merger Agreement and all documents incident thereto shall be reasonably satisfactory in all material respects to Wismer-Martin and Wismer-Martin's counsel. For the purposes of the Merger Agreement, the term "Material Adverse Effect" means with respect to PCN or Wismer-Martin, as the case may be, any effect on the business of PCN or Wismer-Martin, as the case may be, or any of its subsidiaries that is, or a reasonable person would believe would be materially adverse to the business, results of operations, properties (including intangible properties), financial condition, assets or liabilities of PCN or Wismer-Martin, as the case may be, and its subsidiaries, taken as a whole.

Wismer-Martin Stock Options

     Pursuant to the Merger Agreement, after the Effective Time, any outstanding option to purchase Wismer-Martin Common Stock, whether vested or unvested ("Stock Option"), shall be automatically be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Stock Option, the number of shares of PCN Common Stock as such Option would have entitled the holder thereof to receive if such Stock Option had been exercised in full immediately prior to the Effective Time; provided, however, that the number of shares of PCN Common Stock that may be purchased upon exercise of a Stock Option shall not include any fractional share and, upon exercise of such Stock Option, a cash payment shall be made for any fractional share based upon the closing price of a share of PCN Common Stock on the NASDAQ Stock Market on the trading day immediately preceding the date of exercise.

Termination

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of Wismer-Martin, (i) by mutual consent of the Boards of Directors of PCN and Wismer-Martin, (ii) by either PCN or Wismer-Martin, if the Merger shall not have been consummated by October 15, 1996 (provided that such right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation thereunder has been the cause of or resulted in the failure of the Merger to occur on or before such date), (iii) by either PCN or Wismer-Martin, if there has been a material breach of any representation or warranty by the other party, which breach has not been cured within fifteen (15) business days following receipt by the breaching party of notice of such breach, (iv) by either PCN or Wismer-Martin, if any order, decree or ruling of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, (v) by either PCN or Wismer-Martin, if the required approval of Wismer-Martin shareholders is not obtained upon a vote held at the Special
Meeting and (vi) by PCN, if any Majority Shareholder breaches any of the material terms of an Option and Voting Agreement or is such Option and Voting is not enforceable in all material respects against the Majority Shareholder executing such agreement.

     In the event of termination of the Merger Agreement by either PCN or Wismer-Martin as described above, the Merger Agreement shall become void and there will be no liability or obligation on the part of either PCN, Wismer-Martin, Merger Sub or their respective officers or directors pursuant to the Merger Agreement, except as set forth in certain provisions of the Merger Agreement, including the payment of the expenses described under "-- Expenses" and unless such termination arises from a willful breach of the Merger Agreement.

Amendment and Waiver

     The Merger Agreement may be amended by action taken by or on behalf of the respective boards of directors of PCN and Wismer-Martin; provided that, after approval of the Merger Agreement by the shareholders of Wismer-Martin, no amendment may be made that would require further approval by such shareholders without such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of PCN, Merger Sub and Wismer-Martin.

     At any time prior to the Effective Time, either PCN and Wismer-Martin may, by action taken or authorized by their respective boards of directors (i) extend the time for the performance of any of the obligations to be performed by the other party, (ii) waive any inaccuracies in the representations and warranties by the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, or (iii) waive compliance with any of the agreements of the other party or conditions contained in the Merger Agreement. Any such extension or waiver will only be valid if set forth in a writing signed by the party to be bound thereby.

                           INFORMATION CONCERNING PCN

     PCN is a leader in developing, marketing and supporting practice management software products for physician practices. PCN's objective is to establish a large installed base of physician practice customers who use PCN's most advanced practice management software product, the PCN Health Network Information System, thereby becoming an important link for the electronic exchange of information between physician practices and other health care providers and organizations. In furtherance of this objective, since September 1993, PCN has acquired seven practice management software businesses, increasing the number of physicians associated with sites which have purchased PCN's practice management software products from approximately 2,000 to approximately 85,000, making PCN one of the largest providers of practice management software products in the United States. PCN plans to migrate substantially all of its customers to the PCN Health Network Information System during the next several years. In order to rapidly and cost-effectively supplement its practice management software product offerings with knowledge-based clinical products and services, in January 1996, PCN formed a joint venture with Glaxo Wellcome. The joint venture partnership, HealthPoint, will develop and market clinical information technology products and services that will provide the clinical information needed at the point of patient care to enable physicians and other health care providers to practice medicine more efficiently. In March 1996, HealthPoint introduced its first product, HealthPoint ACS, a product developed for medical offices to enable physicians to, among other things, manage the clinical information required for treatment at the point of care. HealthPoint ACS is expected to be made commercially available during the second half of 1996.

     PCN's practice management software products, which, among other things, automate physician scheduling and generate patient billings, insurance claims billings and other financial reports, include interactive communication software that links physician practices with hospitals, Medicare/Medicaid carriers, commercial insurance carriers, claims clearinghouses, clinical laboratories, pharmacies, HMOs and other health care organizations who have established electronic communication links under agreements with PCN. The PCN Health Network Information System is designed to become the common practice management software platform used by substantially all of PCN's physician practice customers and, as an integrated unit with HealthPoint's products, is expected to provide physicians with comprehensive financial, administrative and clinical applications. The PCN Health Network Information System will primarily manage the business elements of the physician's practice and HealthPoint's software products and services will primarily provide physicians with clinical applications and functionality intended to assist physicians in the clinical aspects of their practices.

     Additional information concerning PCN and its subsidiaries is contained in PCN's Annual Report on Form 10-K for the year ended December 31, 1995, its Quarterly Report on Form 10-Q for the period ended March 31, 1996, its Current Reports on Form 8-K dated June 25, 1996 and July 10, 1996, its Current Report on Form 8-K/A dated August 7, 1996 and its other public filings. See "Available Information" and "Incorporation of Certain Documents by Reference."

Recent Developments

     On July 30, 1996, PCN reported its results for its second quarter ended June 30, 1996. For that quarter, revenues increased 159% to $21,868,260 from $8,454,243 for the same period in 1995. Net income was $3,667,907 or $0.07 per share for the second quarter compared to $1,287,332 or $0.03 per share for the same period in 1995.

For the first six months of 1996, revenues rose 188% to $42,895,208 from $14,912,105 for the comparable period in 1995. Net income for the first six months of 1996 was $6,982,566 or $0.14 per share, versus $2,377,987 or $0.06 per share for the comparable period in 1995.

                      INFORMATION CONCERNING WISMER-MARTIN

Description of Business

     Overview. Wismer-Martin was formed to develop, market, install and support microcomputer practice management systems and related services designed for the medical and dental professions. Wismer-Martin was founded as a sole proprietorship in February of 1980 and was incorporated on November 29, 1982 under the laws of the State of Washington as Professional Software Associates, Inc. The company changed its name to Wismer-Martin, Inc. effective August 1, 1985. In February 1994, Wismer-Martin acquired Intergrated Health Systems, Inc. ("IHS"), a company that develops and licenses software programs for hospitals and related entities. Wismer-Martin's principal executive offices are located at 12828 N. Newport Highway, Mead, Washington 99021.

     Wismer-Martin derives revenue from systems sales and maintenance, forms and other services. Systems sales include sales of physician practice management systems, health information networks, and hospital information systems to new customers and sales of system upgrades and add-ons to existing customers. Systems sales to new customers include software licensing, hardware, installation, training, and support contracts for software and hardware maintenance. System upgrades include hardware, installation, software licensing and training. System add-ons include additional peripheral hardware and installation and software licensing.

     Maintenance, forms and other services revenues include software and hardware maintenance contracts and sales of forms and supplies. Other services revenues include sales of Wismer-Martin's Electronic Data Interchange ("EDI") services which are processed through Equifax Healthcare EDI Services, Inc. and installation, training and support not otherwise covered under maintenance contracts. Software maintenance represents revenues derived from maintenance agreements providing customers with updates and enhancements developed by Wismer-Martin and access to Wismer-Martin's toll-free telephone support service. Hardware maintenance represents revenues derived from maintenance agreements serviced by Digital Equipment Corp. for repairs and preventative maintenance to the hardware. Both hardware and software maintenance are optional to the customer. Wismer-Martin provides software maintenance to more than 90% of its customers and hardware maintenance to more than 20% of its customers under software and hardware contracts. In 1994, system upgrades, add-on software, software and hardware maintenance, forms and supplies and other services accounted for approximately 40% of total net revenues.

Products and Services

Practice Management Systems

    SM*RT(R) Practice System

     Historically, Wismer-Martin's core product has been its practice management software product, SM*RT Practice System. The SM*RT Practice System includes software applications which automate the financial, administrative, practice management, and clinical information requirements of medical group practices. The System is modular to facilitate the addition of new applications. The SM*RT Practice System modules are designed to collect, process, report and electronically transmit data. To meet the needs of different size practices, the SM*RT Practice System operates on Novell PC-based Local Area Networks which support the latest in Intel Dual Pentium file servers capable of serving up to hundreds of physicians in a single group practice.

     Management believes the SM*RT Practice System meets the information requirements of the vast majority of all medical specialties and practices in the United States. The price of the SM*RT Practice System depends upon a number of factors, including size of physician practice and number of system users, and ranges from approximately $12,000 to $500,000. The SM*RT Practice System includes a software license, hardware, installation and training, and a limited warranty on hardware through the manufacturer's warranty and a one year free on-site maintenance included in the price of the hardware.

     The SM*RT Practice software includes basic business applications modules as standard features, as well as advanced application modules for an additional fee. The modules include:

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

SM*RT Practice Modules                                      Capabilities
- ------------------------                                    --------------

Financial Applications

Insurance Billing .................      Processes and  prints  insurance  claim
                                           forms. Tracks aging of all claims and
                                           provides    re-bill    options    for
                                           delinquent    claims.     Coordinates
                                           billings for supplemental carriers.

Patient Billing ....................     Processes     and    prints     patient
                                           statements.   Supports   true   cycle
                                           billing, family,  individual patient,
                                           and open item statement billing.

Managed Care Tracking ..............     Tracks expected  reimbursement and risk
                                           pools;  provides the  information  to
                                           evaluate   profitability  of  managed
                                           care contracts.

Collections ........................     Allows   for   automated   collections,
                                           letters,  statement dunning messages,
                                           and full range of collection  reports
                                           and audits.

PlanForm ...........................     Enables custom designing of statements,
                                           labels and specialty forms.

Administrative Applications

Word Processing Integration ........     Provides  linkage to industry  standard
                                           word processors for cor-respondence.

Notes and Attributes ...............     Tracks and  reports  patient  notes and
                                           user defined data elements.

Patient Recall .....................     Tracks, reports and sends reminders for
                                           patient exams.

Practice Management Applications

Referral ...........................     Tracking SM*RT tracks referring doctors
                                           or  other   sources.   Complies  with
                                           regulatory   requirements  for  claim
                                           data. Tracks patient and dollar value
                                           of referred patient by source.

Filter - Report Generator ..........     Enables  the   practice  to   customize
                                           reports beyond the standard reports.

System Reporting ...................     System reporting includes:  accounting,
                                           transactional,    clinical,   recall,
                                           referral, trend analysis, management,
                                           and graphical.

Advanced  Features

Electronic Linkage .................     Integrated with Wismer-Martin SM*RT Net
                                           Healthcare  Information  Network, and
                                           also  provides  custom  interfaces as
                                           required.

AutoPost ...........................     Electronic  claim   remittance.   Takes
                                           carrier  data for paid claim and post
                                           to the  patient  account  in an  open
                                           item format automatically.

Appointment Scheduler ..............     Eliminates  the  appointment  book  and
                                           gives   immediate   access   to   the
                                           healthcare  providers daily,  weekly,
                                           and   monthly    schedules.    Tracks
                                           appointment     cancellations     and
                                           provides full reporting.

Dr. Dialer .........................     Anautomated     appointment    reminder
                                           system  which dials  patients at home
                                           using a  digitized  voice  system and
                                           patient input/response via touch-tone
                                           keys.

EZ-CAP .............................     Provides    complete    management   of
                                           capitated reimbursement contracts for
                                           practices.     Provides    projected,
                                           actual,   and  variance  reports  for
                                           management.   Transmits   claims   to
                                           carriers.   Integrated   with   SM*RT
                                           Practice.   Available  through  third
                                           party relationship.

Electronic Media Claims (EMC) ......     EMC  will  edit  the  claims  for  data
                                           elements  and  electronically  submit
                                           edited   claims  to  carriers  or  to
                                           electronic      clearing      houses.
                                           Wismer-Martin utilizes Equifax as the
                                           national   clearing   house  for  all
                                           client EMC.

New Practice Management Product Development

     During the second half of 1996, Wismer-Martin expects to release a new version of its practice management product called SM*RT Practice for Windows. This new version of the product runs under the Microsoft Windows 95 operating system and replaces the old MS-DOS character based product.

Health Information Network Systems

       SM*RT Net Suite

     In the past four years Wismer-Martin has developed and implemented a new product line now marketed under the name of SM*RT Net. The SM*RT Net suite was designed to address the need for electronic exchange of information across the network. Its objective is to streamline common, intra-organization communication practices and processes. Specifically, the product suite enables organizations such as, but not limited to, physician practices, hospitals, payors and allied care providers to electronically exchange a common and standardized set of information transactions related to the approval and delivery of patient care. The breadth of information transactions exchanged are dependent upon the type and variety of organizations participating in the network.

     Wismer Martin's SM*RT Link product provides a true interactive interface for all networked participants, including physicians, hospitals, labs, imaging centers, managed care organizations, employers, third party payors, suppliers and other entities. The distributed hub strategy facilitating this communication capability uses a distributed processing platform to permit economical incremental growth without degradation of communication performance. Strict adherence to HL7 (Health Level 7) protocols ensures compatibility, as well as efficient and swift integration with other healthcare products supporting this clinical communication standard. The various modules of the SM*RT Net Suite include:

SM*RT Practice Modules                                      Capabilities
- ------------------------                                    --------------
SM*RT Net Hub ......................     SM*RT Net Hub  provides an  interactive
                                           electronic   interface   between  all
                                           participants    in    a    Healthcare
                                           Information Network (HIN),  including
                                           physicians, hospitals,  laboratories,
                                           imaging centers, IPA's, PPO's, HMO's,
                                           employers,    third   party   payors,
                                           suppliers    and   other    entities.
                                           Practices   can   transmit    patient
                                           referrals   and    demographics   and
                                           receive     admit/discharge     data,
                                           scheduling information,  lab and test
                                           results,    pre-authorizations    and
                                           claims status,  as examples.  The HUB
                                           computer       facilitating      this
                                           communication  capability  utilizes a
                                           distributed  processing  platform  to
                                           permit economical  incremental growth
                                           without degradation of communications
                                           performance.   The  HUB   supports  a
                                           variety  of  communication  links and
                                           protocols,  including TCP/IP,  LU6.2,
                                           and  SNA.  Strict  adherence  to  HL7
                                           protocols ensures  compatibility,  as
                                           well   as    efficient    and   swift
                                           integration's  with other  healthcare
                                           products   supporting  this  clinical
                                           communication.  The Net  Hub  modules
                                           currently  supports  a wide  range of
                                           financial,    clinical    and   other
                                           transaction types.

SM*RT Net Link .....................     The SM*RT Net Link  module is a Netware
                                           loadable    software   module   which
                                           manages the sending and  receiving of
                                           messages  between a HUB running SM*RT
                                           Net Hub  software  and a single SM*RT
                                           Link    workstation.    This   module
                                           includes a full GUI user interface.

                                         The SM*RT Net Link  module is a Netware
                                           loadable    software   module   which
                                           manages the sending and  receiving of
                                           messages  between a SM*RT Net Hub and
                                           either  a  single  workstation  or  a
                                           Novell  or  Windows  NT  file  server
                                           attached to a LAN.

SM*RT IS Link ......................     The SM*RT  Net  Lan  Link  module  is a
                                           Netware   loadable   software  module
                                           which   manages   the   sending   and
                                           receiving  of messages  between a HUB
                                           running  SM*RT Net Hub software and a
                                           minicomputer  or mainframe  running a
                                           third party application.

SM*RT Practice Modules                                      Capabilities
- ------------------------                                    ---------------
SM*RT Link IDK .....................     The SM*RTLink  IDK module is a set of C
                                           Language  routines which are provided
                                           to  third  party  vendors  for use in
                                           integrating  their  application  with
                                           the SM*RT Net Suite.

     SM*RT Net Hub's development is driven by the strategy for creating successful fee-for-service and managed care hospital-physician network feeder systems. Capabilities include data distribution protocols, security and patient referral tracking capability. This built-in marketing "intelligence" will provide the capability of tracking all referral transactions: i.e. understanding who the true referral source of the patient is.

     SM*RT Net Hub is completely integrated with SM*RT Practice, permitting ease of operation with consistent menu driven screens and the automatic updating of practice computer files. Without this specific programming integration, the transfer of information among providers merely generates a print/text file, which normally must be re-keyed into the practice computer system files. This integration is obviously crucial in creating a seamless network.

     New SM*RT Net Suite Product Developments

     During the second half of 1996, Wismer-Martin expects to release a new version of its healthcare information network, product called SM*RT Net. This new version of the product runs under the Microsoft Windows 95, NT, and Novell operating systems and replaces the old MS-DOS character based product.

Hospital Information Systems

     The ADDvantage Hospital Information System provides a fully integrated application including financial, administrative, clinical, and managed care modules to support the needs of the hospital from 50-300 beds. The system has been developed, enhanced, and expanded over the past 12 years and operates on the IBM AS/400. The System is modular, but is usually purchased in core groups. The ADDvantage System is designed to work for a single hospital or in a multi-hospital setting where certain administrative functions, such as medical records, are shared between institutions.

ADDvantage Systems Modules                                  Capabilities
- ---------------------------                                 -------------

Financial Applications

Patient Billing ....................     Insurance   billing  module   including
                                           payor   logs   and    managed    care
                                           processing.

Accounts Receivable ................     Statement  processing  and  Collections
                                           follow-up.   Payment  and  adjustment
                                           posting with full account inquiry.

Accounts Payable ...................     Controls vendor  invoices and payments.
                                           Includes  master  file   maintenance,
                                           transaction processing and reporting.

General Ledger .....................     Provides flexible financial  management
                                           including   user  defined   reporting
                                           based  on   current   year,   current
                                           budget, and historical data.

Patient Registration ...............     One  process   manages   all  types  of
                                           patient      registrations,      from
                                           pre-admission to discharge.

Materials Management ...............     Manages      purchasing,      receipts,
                                           requisitions,   transfers,   Cart/Par
                                           level,    lost    charges,    vendors
                                           statistics,  physical inventory,  and
                                           reporting.

DRG OptiMiser ......................     Operates in tandem with Medical  record
                                           Abstracting  Module to  optimize  DRG
                                           assignment for each patient encounter
                                           to ensure  data  quality  and optimum
                                           allowable reimbursement.

Cost Accounting ....................     Provides    complete    cost   tracking
                                           utilizing  step down  methodology  by
                                           use  of   RVU's  or   actual   costs.
                                           Provides cost accounting  information
                                           at    multiple    levels    of    the
                                           organization.

Fixed Assets .......................     Complete  property  management  modules
                                           with      automatic      depreciation
                                           calculation   via   ACRS  or   MACRS.
                                           Maintains three tax books;  internal,
                                           state and federal.

Clinical Applications

Clinical Information System ........      Provides  a  GUI  based  view  of  all
                                           clinical  data  in the  IHS  Clinical
                                           Modules  via  numeric  and  graphical
                                           representation.

Quality Utilization/Management .....     Complete      Quality       Utilization
                                           management,  physicians  maintenance,
                                           infection    control,     and    risk
                                           management capabilities.

Radiology Management ...............     Departmental      management     module
                                           including orders, scheduling,  result
                                           reporting,    film   tracking,    and
                                           management statistics.

Pharmacy Management ................     Departmental      management     module
                                           including     orders,      medication
                                           administration,   drug  interactions,
                                           and patient profile.

Laboratory Management ..............     Departmental      management     module
                                           including  orders,  result entry,  on
                                           time  instrument  interfaces  for all
                                           laboratory departments.

Clinical Documentation System ......     Multi-disciplinary     module     which
                                           supports  assessments,   care  plans,
                                           flowsheets,   and   progress   notes.
                                           Provides   standard  care  plans  and
                                           clinical pathways.

Administrative Applications

Resource Scheduling ................     Complete  multi-resource  scheduler for
                                           hospital and clinic departments.

Executive Information System .......     GUI based  executive  decision  support
                                           module  which  presents in  graphical
                                           form all relevant key  indicators for
                                           hospital  operations  with a focus on
                                           managed care indicators.

Order Communications ...............     Hospital wide order  entry  module with
                                           direct data entry or menu  selection.
                                           Includes   complete  order  explosion
                                           capability.

Medical Records ....................     Complete  departmental module including
                                           patient index, abstracting,  DRG/Case
                                           mix reporting,  chart deficiency, and
                                           chart locator.

     New ADDvantage System Product Developments

     In the past year Wismer-Martin has begun a major technology shift away from terminal based applications to client server applications utilizing the IBM AS/400 as a database server with a PC LAN as a front end providing clients with a GUI interface. The first two applications marketed using this new technology are the Clinical Information System and Radiology Management System completed during this fiscal year. In the next fiscal year it is planned to extend this technology to the Clinical Documentation System.

Customers

     Wismer-Martin has installed more than 1600 physician practice management systems, currently serving over 3700 physicians in more than 30 medical specialties ranging in practice size from one to more than 100 physicians. Wismer-Martin markets its product to substantially all major specialties including family practice, orthopedics, obstetrics and gynecology, internal medicine and cardiology. IHS has installed its hospital systems in 66 hospitals ranging in size from 20 beds to 400 beds. IHS's hospital system has been utilized in small rural community hospitals, as well as large urban medical centers. Wismer-Martin has installed its HIN products in three state wide networks, sponsored by Blue Cross of Washington, Blue Cross of Alaska, and Blue Shield of Eastern Washington, which encompass Washington and Alaska and which have 370 client participants. Wismer-Martin believes that an increasing portion of its sales are likely to be made to hospitals and other large healthcare providers and has refocused its sales efforts to address this market opportunity. 70% of the installed client base is located in eight states. Blue Cross of Washington and Alaska accounted for 22% of Wismer-Martin's total revenues for the year ended June 30, 1995.

Employees

     As of July 31, 1996, Wismer-Martin and its subsidiary had 103 employees, of whom 31 were in software design and development, 11 in marketing and sales, 33 in customer support, 10 in installation, and 18 in administration. Wismer-Martin believes that its future success is dependent in part upon its ability to continue to attract and retain highly skilled technical, marketing and management personnel.

       None of Wismer-Martin's employees is subject to a collective bargaining agreement and Wismer-Martin has never experienced a work stoppage.

Description of Property

     Wismer-Martin's   headquarters   are  housed  in  a  17,500   square   foot
company-owned building in Mead, Washington. Additionally, Wismer-Martin leases office space in the following cities;

 Location                                       Monthly Lease Rental                      Expiration Date
 -------                                        --------------------                     ----------------
N. 10220 Nevada ...........................               $2,634                     September 30, 1997
Spokane, Washington

6912-220th S.W.............................               $4,436                          July 30, 1997
Mountlake Terrace, Washington

4275 Executive Square......................               $8,000(1)                       June 30, 1998
La Jolla, California

- --------------

(1)  The monthly lease amount is shown net of sublease income.

     Management believes that those existing facilities are adequate for present and future operating needs.

Legal Proceedings

     Wismer-Martin is a defendant from time to time in routine lawsuits which are incidental to its business. Wismer-Martin believes that none of such current proceedings, individually or in the aggregate, if adversely decided, will have a material adverse effect upon Wismer-Martin's financial condition or results of operation.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information as of July 31, 1996, (a) by each person who is known by Wismer-Martin to beneficially own more than five percent of Wismer-Martin Common Stock, (b) by each executive officer named in the Summary Compensation table and each director of Wismer-Martin, and (c) by all executive officers and directors of Wismer-Martin as a group. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual or group to acquire them within 60 days are treated as outstanding only when determining the amount and percentage owned by such individual or group. Unless otherwise noted, each person or group identified has sole voting and investment power with respect to the shares shown. Common Stock is the only class of shares issued by Wismer-Martin.

                                                                   Number of Shares                   Percentage of
Name and Address of Beneficial Owner                             Beneficially Owned(1)                Common Stock
- -----------------------------------                             ---------------------               ---------------
Executive Officers and Directors

Ronald Holden...........................................                7,679,916(2)                            47%
12828 N. Newport Highway
Mead, WA 99021

Clarence H. Barnes, Ph.D. ..............................                   32,000                      Less than 1%
Glen E. Martin .........................................                  363,333(3)                           2.2%
John F. Perez ..........................................                  642,000(4)                           3.9%
William D. Engel .......................................                   10,000                      Less than 1%
Mehdi Moussavi .........................................                  100,000(5)                   Less than 1%

All executive officers and directors
  as a group ...........................................                8,827,249                             54.1%

Other Holders of More than Five Percent

Stanley T. Hatch .......................................                 853,500(6)                            5.2%
North 1619 Westpoint Road
Spokane, Washington 99201

Ivory and Sime Enterprise Capital PLC...................                1,045,000(7)                           6.4%
One Charlotte Square
Edinburgh, Scotland EH2 4DZ

- ------------

(1) Unless otherwise stated, beneficial ownership is based upon the total outstanding stock at July 31, 1996 of 16,324,495.

(2) These shares, 3,757,216 of which are beneficially owned jointly by Mr. Holden and his wife, may be purchased by PCN under certain circumstances pursuant to an Option and Voting Agreement. See "Security Ownership of Certain Persons and Option and Voting Agreements."

(3) These shares, which are beneficially owned jointly by Mr. Martin and his wife, may be purchased by PCN under certain circumstances pursuant to an Option and Voting Agreement. See "Security Ownership of Certain Persons and Option and Voting Agreements."

(4) Mr. Perez holds a current stock option that allows him to purchase 200,000 additional shares of Wismer-Martin's common stock. If the stock option was exercised, Mr. Perez would be entitled to 200,000 shares of common stock in addition to his current holdings of 442,000 shares. The shares reflected above include the 442,000 shares currently held plus the 200,000 shares for which Mr. Perez is deemed to be the beneficial owner. Mr. Perez's ownership is based upon the total outstanding stock at July 31, 1996 of 16,324,495 plus, the 200,000 shares assumed to be exercised by Mr. Perez. Mr. Perez's shares may be purchased by PCN under certain circumstances pursuant to an Option and Voting Agreement. See "Security Ownership of Certain Persons and Option and Voting Agreements."

(5) Mr. Moussavi holds a current stock option that allows him to purchase 100,000 shares of Wismer-Martin's common stock. The shares reflected above include the 100,000 shares for which Mr. Moussavi is deemed to be the beneficial owner. Mr. Moussavi's ownership is based upon the total outstanding stock at July 31, 1996 of 16,324,495 plus the 100,000 shares assumed to be exercised by Mr. Moussavi.

(6) Includes 20,000 shares held by Mr. Hatch's wife, the beneficial ownership of which Mr. Hatch disclaims. These shares may be purchased by PCN under certain circumstances pursuant to an Option and Voting Agreement. See "Security Ownership of Certain Persons and Option and Voting Agreements."

(7) These shares may be purchased by PCN under certain circumstances pursuant to an Option and Voting Agreement. See "Security Ownership of Certain Persons and Option and Voting Agreements."

Management's Discussion and Analysis of Results of Operations and Financial Condition

     The following discussion and analysis should be read in conjunction with "Selected Historical and Unaudited Financial Information -- Wismer-Martin -- Historical" and the Consolidated Financial Statements of the Company and related notes incorporated herein by reference. See "Incorporation of Certain Documents by Reference." The following discussion and analysis includes certain forward-looking statements.

Results of Operations

 Nine Months Ended March 31, 1996 Compared with Nine Months Ended March 31, 1995

     Net Sales. As a result of decreases in service revenues and sales of equipment, software and supplies, 1996 net sales decreased from 1995 net sales by approximately $162,000 (2%).

     Operating Expenses. Total 1996 operating expenses, compared to 1995, decreased by over 2,924,000 (31%) due to certain cost cutting measures taken during the period, as well as, an ongoing effort to make the overall operations more efficient.

     Interest expense for 1996, compared to 1995, decreased by approximately $160,000 (53%). The reduction related to the conversion and pay-off of convertible debentures and other debts.

     The Company used a portion of its prior years' net operating loss carryforwards to offset the income tax provision on its 1996 operating income. The remaining net operating loss carryforwards will be available to offset the future reversal of temporary differences created by software development costs and other items which give rise to deferred tax liabilities.

     The above resulted in a net income of over $1,112,000 ($0.07 per share) for 1996 compared to a net loss of $1,481,801 ($0.15 per share) for 1995.

   Fiscal Year Ended June 30, 1995 Compared to Fiscal Year Ended June 30, 1994

     On February 10, 1994, Wismer-Martin acquired all of the outstanding shares of common stock of IHS. IHS is in the business of developing and licensing software programs for hospitals and related entities. In order to pay for the acquisition, Wismer-Martin issued convertible subordinated debentures having a face value of $2,500,000 in exchange for the shares of common stock. IHS's major shareholder was Mr. Ronald Holden, who is also a major shareholder of Wismer-Martin. Due to Mr. Holden's common control of both companies, the acquisition has been accounted for as a combination of entities under common control, similar to a pooling of interests. The financial statements have been retroactively restated to present Wismer-Martin and IHS on a combined basis effective as of June 10, 1993, the date on which Mr. Holden initially had common control of both companies. As a result of including IHS as of June 10, 1993 rather than July 1, 1992, many of the increases between 1993 and 1994 are the result of the inclusion of IHS for the entire fiscal year 1994, while only being included for 20 days in 1993.

     At the date of acquisition, the purchase price of $2,500,000 exceeded the historical cost basis of the net assets of IHS by $2,533,308. Due to the common control of the companies, the excess purchase price was recorded as a reduction of shareholders' equity. The results of operations of IHS are included in the consolidated financial statements since June 10, 1993, the date common control by Mr. Holden began.

     Net Sales. Software license fees decreased by $2,868,000. Of this amount, approximately $1,425,000 resulted from fewer PHN "network" sales during the fiscal year ended June 30, 1995 ("1995") as compared to the fiscal year ended June 30, 1994 ("1994"). The remaining $1,443,000 decrease was the result of fewer software license fee transactions for hospital information systems during 1995 as compared to 1994.

     Equipment, software and supplies sales decreased by $462,000, or about 16%, due to a decrease in the volume of sales of personal computer hardware ("equipment").

     Software and hardware maintenance contract revenue increased by $373,000 primarily due to an increase in the number of Wismer-Martin's customers who signed support contracts during 1995.

     Service revenue decreased by $774,000. Network marketing services provided to customers increased by approximately $272,000, while Wismer-Martin experienced a decrease ($1,046,000) in the volume of custom modifications and installation services provided to hospital customers. This latter decrease coincides with the volume decrease in new software license fee sales to hospital customers.

     Discounts increased by $184,000 due to discounts required as a result of the master licenses sold to two network customers in 1994 (see discussion below "Fiscal Year Ended June 30, 1994 Compared to Fiscal Year Ended June 30, 1993" for Software License Fees). Since Wismer-Martin distributes copies of the software on behalf of its network customers who have purchased master licenses, Wismer-Martin records a sale for the list price of the software, and a corresponding amount as a discount (since no additional license fees are due to Wismer-Martin).

     Operating expenses. Cost of software license fees represents amortization of capitalized software development costs for products which are available for general release to customers. The amortization of capitalized software development costs increased by 10% from 1994 to 1995, which resulted from additional enhancements which were completed during 1995.

     The cost of equipment, software and supplies sold decreased by $805,000 (32%). Approximately 10% of the decrease represents a volume decrease, while the balance of the decrease (22%) resulted from Wismer-Martin's ability to negotiate better discounts on computer hardware (equipment) from wholesale distributors than it was previously able to obtain directly from the manufacturer.
Wholesalers, able to obtain greater volume discounts than Wismer-Martin, are willing to pass on a large enough discount to enable Wismer-Martin to purchase computer equipment at a lower price than Wismer-Martin can obtain direct from the manufacturer.

     Cost of support and operations includes: non-technical personnel who answer customer support calls, the cost of third-party hardware maintenance contracts, technical personnel who load Company and third-party software on computer systems and assist with technical issues associated with customer support, and personnel who perform consulting services for customers. Cost of support and operations decreased by $1,186,000 (30%) from 1994 to 1995. This is the result of a decrease of approximately 20 employees in this area. Of the 20 employees, approximately 5 were transferred to "Product research, development and enhancements." The rest of the reductions came through attrition, and were not replaced. Many of the employees who left were technical personnel who are no longer needed due to: (1) a reduction in new sales of software license contracts (and thus a reduction in the number of personnel required for installation), and
(2) product improvements which have reduced the need for technical personnel to assist with software support.

     Selling and marketing expenses increased by $340,000 or 17% from 1994 to 1995. This increase in expense was due to the addition of personnel in the sales and marketing area, which occurred during the first six months of the fiscal year. A significant number of these employees were subject to termination in January, 1995 as part of Wismer-Martin's cost reduction efforts. Based on these terminations, and voluntary resignations, future selling and marketing expenses are expected to decline from the level established during 1995.

     Product research, development and enhancement costs represent costs associated with enhancements to, and maintenance of, existing software and research and development expenses. These costs which relate to enhancement of technologically feasible products are capitalized and amortized beginning when the product is available for general release to the customer on a straight-line basis over the remaining economic life of the products, which is estimated to be five (5) years. Product research, development and enhancement costs increased $1,137,000, or 89%, from 1994 to 1995. This is the result of adding approximately 20 employees to new product development efforts. Wismer-Martin expects the new products being developed will be ready for release between July 1995 and January 1996.

     The amount of product research, development and enhancement expenses capitalized for 1995 increased by $812,000 as compared to 1994. This is an 80% increase over the prior year, and is approximately 60% of the increased expenditures noted above as "Product research, development and enhancement expenses." The increase in capitalized software development costs results from the increase in personnel (noted above under "Product research development and enhancement costs") performing product development.

     The increase in product, research and enhancement expenses as well as the increase in capitalized software development costs reflects Wismer-Martin's commitment to the continuing development of SM*RT Link and its integration with SM*RT Practice as well as the enhancement of the IHS product line.

     General and administrative expenses decreased by $141,000, or 4%. This reduction reflects the commencement of Wismer-Martin's efforts to control overhead expenses such as executive salaries and rent expense. General and administrative expenses are expected to continue to decline in 1996.

     Interest expense has increased $206,000 from 1994 to 1995. The increase in interest expense resulted from: (i) the issuance of $2,500,000 in convertible subordinated debentures on February 10, 1994; and (ii) increased borrowings on Wismer-Martin's line of credit (notes payable to bank).

     During 1995, Wismer-Martin reported an income tax benefit of approximately $342,000 as compared to an income tax provision of $265,000 in 1994. The 1995 benefit is primarily due to the creation of net operating loss carryforwards resulting from the 1995 net operating loss which Wismer-Martin believes will be available to offset the future reversal of temporary differences created by software development costs and other items which give rise to deferred tax liabilities. The remaining net deferred tax asset is offset 100% by a valuation allowance as management could not determine that it was more likely than not that this asset would be realized.

     The factors discussed above resulted in a net loss of approximately $1,377,000 during 1995, as compared to net income of $698,000 during 1994.

   Fiscal Year Ended June 30, 1994 Compared to Fiscal Year Ended June 30, 1993

     Net Sales. Software license fees increased by $2,916,000 during the fiscal year ended June 30, 1994 ("1994") as compared to the year ended June 30, 1993 ("1993"). The primary reason for the increase was the signing of two regional
"network" contracts which generated approximately $1,675,000 in additional software license fee revenues for Wismer-Martin. These contracts gave the customers (insurance providers) unlimited use of certain of Wismer-Martin's software products within specified geographical regions of Washington and Alaska. The remaining $1,241,000 is the result of the inclusion of IHS in the results of operations for the full fiscal year 1994, as compared to only 20 days (June 10, 1993 -- the date common control was established between Wismer-Martin and IHS -- to June 30, 1993) for fiscal year 1993.

     Equipment, software and supplies sales decreased by $138,000, or about 5%, due to a decrease in the prices Wismer-Martin was able to charge for personal computer hardware.

     Software and hardware maintenance contract revenue increased by $876,000, or 33% primarily due to an increase in the number of Wismer-Martin's customers who signed support contracts during 1994.

     Service revenue increased by $2,784,000. Network marketing services provided to customers increased by approximately $920,000, while the inclusion of IHS for the full fiscal year 1994 added $1,864,000 in additional service revenues.

     Discounts increased by $351,000 due to discounts required as a result of the master licenses sold to two large customers, noted above under "Software license fees." Since Wismer-Martin distributes copies of the software on behalf of its network customers who have purchased master licenses, Wismer-Martin records a sale for the list price of the software, and a corresponding amount as a discount (since no additional license fees are due to Wismer-Martin).

     Operating   expenses.   Cost  of  software   license  fees  represents  the
amortization of capitalized software development costs. The amortization of capitalized software development costs increased by $242,000 from 1993 to 1994. This increase is the result of additional enhancements that were completed during 1994. Of the total increase, $212,000 came from new products being developed to add to the IHS product line.

     Cost of equipment, software and supplies sold increased by $26,000 or 1% from 1993 to 1994 as a result of a slight increase in the volume of hardware sales.

     Cost of support and operations increased $1,865,000 from 1993 to 1994. Of this increase $1,796,000 is the result of the additional cost of support and operations for IHS for a full year (1994) as compared to only 20 days of expense in 1993. Cost of support and operations for Wismer-Martin only increased $69,000 or 4% (as a percentage of Wismer-Martin-only expenses) is due to an increase in sales staff from the prior year.

     Product research, development, and enhancement expenses increased by $592,000 from 1993 to 1994. $354,000 of this increase is the result of the additional cost of support and operations for IHS for a full year (1994) as compared to only 20 days of expense in 1993. The increase in expenses for Wismer-Martin were $238,000 or 35% (as a percentage of Wismer-Martin-only expenses), and is due to an increase in the number of technical personnel recruited for product development and enhancement. Wismer-Martin has increased the number of staff to concentrate on enhancing existing products to take advantage of the technological changes in computer hardware as well as significantly enhancing the functionality of its software products.

     The costs capitalized for software enhancements increased by $351,000 or 54% from 1993 to 1994. $267,000 of this increase is the result of the inclusion of capitalized development and enhancements for IHS 1994 (IHS had no capitalized research, development and enhancement expenses in 1993). The increase in expenses capitalized for Wismer-Martin were $84,000 or 13% (as a percentage of Wismer-Martin-only expenses), and is due to Wismer-Martin's increased efforts in enhancing the SM*RT Link product and its SM*RT Practice product. Costs associated with enhancements are capitalized and amortized over three to five years. Research and development costs are expensed as incurred.

     General and administrative expenses increased by $1,888,000 or 94% from 1993 to 1994. $1,762,000 of this increase is the result of the additional cost of general and administrative expenses for IHS for a full year (1994) as compared to only 20 days of expense in 1993. Wismer-Martin's expenses only increased 6.7% during the same period.

     Interest expense increased by approximately 31% from $147,339 in fiscal 1993 to $192,407 in fiscal 1994. This increase was a result of the interest incurred on the subordinated convertible debentures which were outstanding from February 10, 1994 through June 30, 1994.

     Wismer-Martin adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income taxes" (SFAS No. 109), effective July 1, 1993. The cumulative effect of adopting SFAS No. 109 in fiscal 1994 was a charge to operations of $27,479. SFAS No. 109 requires a company to recognize deferred tax assets and liabilities for the expected future income tax consequences of events that have been recognized in a company's financial statements. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the temporary differences are expected to reverse. During the fiscal year ended June 30, 1993, Wismer-Martin accounted for income taxes as required by Statement of Financial accounting Standards No. 96. The income tax provision increased from $12,191 in fiscal 1993 to $265,107 as a result of the increase in income from operations.

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

     The various factors discussed above resulted in net income of approximately $698,000 during 1994 compared to net income of approximately $4,000 during 1993.

Liquidity and Capital Resources

     During the twelve months ended June 30, 1996, in addition to approximately $1,543,000 cash provided by operations, Wismer-Martin raised capital of approximately $3,884,000 from issuance of common stock to the public investors, $3,000,000 of which was through the conversion of subordinated debentures to shares of common stock. Wismer-Martin paid-off amounts due on its revolving line of credit and note payable to its bank. Additional cash proceeds of over $164,000 were provided from disposition of property, plant and equipment. Wismer-Martin invested over $1,100,000 in software development costs and approximately $123,000 in property, plant and equipment. Management believes that Wismer-Martin has sufficient resources to meet its immediate working capital needs. On a long-term basis, management would consider the sale of Wismer-Martin's office building and other assets necessary to generate sufficient operating funds and to enter into joint venture arrangements with strategic alliance partners who could provide additional capital required for new product development and marketing. Although Wismer-Martin believes that its operating plan and efforts to obtain other financing sources will be adequate to meet its fiscal 1997 working capital needs, there can be no assurance that Wismer-Martin will avoid liquidity problems because of adverse market conditions or other unfavorable events.

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

     Coopers & Lybrand, LLP, was engaged to perform the audit of Wismer-Martin's financial statements for the fiscal years ended June 30, 1993 and June 30, 1994. Without prior discussion with Wismer-Martin, Coopers & Lybrand, LLP ("Coopers") informed Wismer-Martin on March 28, 1995 that the client-auditor relationship between Wismer-Martin and their firm had ceased as of that date and that Coopers would not consent to the use of the audit reports issued by Coopers for the fiscal years ended June 30, 1993 and June 30, 1994 in any future filings with the Securities and Exchange Commission. The Board of Directors of Wismer-Martin had not considered or contemplated any decision to change accountants; in fact, the shareholders of Wismer-Martin, at Wismer-Martin's request, had ratified the selection of Coopers as independent public accountants for the fiscal year ended June 30, 1995 at the Annual Meeting of Shareholders held March 21, 1995.

     Wismer-Martin does not believe that there were any disagreements with Coopers concerning any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. Coopers, however, advised Wismer-Martin on April 10, 1995 that events should have been reported by Wismer-Martin on Form 8-K pursuant to Item 304(a)(1)(iv)(R)(3) of Regulation SB. Although its reports on the June 30, 1994 and June 30, 1993 financial statements were not modified or qualified, Coopers stated that, if its 1994 report had been reissued, consideration would be given to Wismer-Martin's ability to continue as a going concern which could result in a modification of the 1994 report. Coopers said that it had not carried out sufficient procedures prior to its resignation to conclude as to whether a modification of the 1994 report would be required. Coopers also noted that it made certain inquiries in connection with the issuance of the Form 10-QSB for the quarter ended December 31, 1994, particularly as to the realizability of the deferred tax asset recorded at December 31, 1994 in view of the significant loss recorded for the quarter and six months then ended. There were no other items identified by Coopers which would have caused them to refuse to reissue their reports on the financial statement for the fiscal years ended June 30, 1994 and June 30, 1993. Wismer-Martin and Coopers agree that Coopers had not been requested to perform, nor had it performed, any procedures which might have assisted Wismer-Martin in reaching an appropriate conclusion regarding the Form 10-QSB.

     On April 26, 1995, Wismer-Martin engaged BDO Seidman, LLP as its independent public accountants. No discussions regarding the opinion of BDO Seidman, LLP on accounting matters or financial reporting issues occurred prior to their engagement as Wismer-Martin's independent certified public accountants.

                        COMPARISON OF SHAREHOLDER RIGHTS

     The following is a summary of material differences between the rights of holders of PCN Common Stock and the rights of holders of Wismer-Martin Common Stock. PCN is incorporated under the laws of the State of New Jersey and, accordingly, the rights of PCN shareholders are governed by the PCN Certificate, the PCN By-Laws and the NJBCA. Wismer-Martin is incorporated under the laws of the State of Washington and, accordingly, the rights of Wismer-Martin shareholders are governed by the Wismer-Martin Articles, the Wismer-Martin By-Laws and the WBCA.

General Shareholder Vote Requirements

     The PCN Certificate provides that each outstanding share of PCN Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders. The Wismer-Martin Articles provide that each outstanding share of Wismer-Martin Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholder.

Size and Classification of the Board of Directors

     The NJBCA permits a New Jersey corporation to provide for a classified board. Subject to any provisions contained in a New Jersey corporation's certificate of incorporation, the corporation's by-laws must specify the number of directors or provide that the number of directors not be less than a stated minimum or more than a stated maximum. The PCN By-Laws state that the number of directors shall be determined by a resolution adopted by a majority of the board. The PCN By-Laws do not classify the board members, specifying that the shareholders will elect each member to a one year term at the annual shareholders' meeting. The PCN board has currently fixed the number of directors at 8.

     In the absence of provisions in the Articles of Incorporation classifying the board, the WBCA requires all of the directors to be elected each year. Wismer-Martin's By-Laws provide for annual election of all board members, and the Wismer-Martin Articles state that the number of directors shall not be less than 3 nor more than 7. The Wismer-Martin Board has currently fixed the number of directors at 7.

     Neither the PCN By-Laws nor the Wismer-Martin By-Laws and neither the PCN Certificate nor the Wismer-Martin Articles require a classified board of directors or establish a fixed number of board members.

Election of Directors and Director Nomination Procedures

     The NJBCA provides that, unless the certificate of incorporation provides otherwise, directors shall be elected by a plurality of the votes cast at an election. The PCN Certificate contains no statement regarding the votes required to elect a director. Under the NJBCA, cumulative voting in the election of directors only applies if the certificate of incorporation provides therefor. The PCN Certificate does not provide for cumulative voting.

     The WBCA provides that, unless otherwise provided in the articles of incorporation, in any election of directors the candidates receiving the largest numbers of votes cast by the shares entitled to vote in the election shall be elected. The Wismer-Martin Articles contain no exception to this rule. The WBCA also states that there will be cumulative voting unless otherwise provided in the articles of incorporation. The Wismer-Martin Articles expressly reject cumulative voting and, therefore, the directors are elected by majority vote.

     Neither the PCN By-Laws nor the Wismer-Martin By-Laws and neither the PCN Certificate nor the Wismer-Martin Articles provide for director nomination procedures.

Removal of Directors

     The NJBCA provides that one or more directors of a corporation may be removed for cause or, unless otherwise provided in the certificate of incorporation, without cause by the shareholders by the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote for the election of directors. The PCN By-Laws provide that an affirmative vote of the majority of votes cast by the holders of shares entitled to vote for the election of directors can remove a director or the entire board of directors with or without cause. In addition, the PCN By-Laws provide that any director may be removed for cause by action of the board of directors and that the board shall have the power to suspend any director pending a final determination that cause exists for removal.

     The WBCA provides that shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. Neither the Wismer-Martin Articles nor the Wismer-Martin By-Laws contain any provision regarding the removal of directors.

Vacancies on the Board of Directors

     The NJBCA provides that, unless otherwise provided in the certificate of incorporation or by-laws, any vacancies occurring in the board, including any newly created directorships, may be filled by the affirmative vote of a majority of the remaining directors, even though constituting less than a quorum of the board. The PCN By-Laws provide that board vacancies may be filled (including those occurring by removal of directors without cause and newly created directorships) by the affirmative vote of a majority of the remaining directors, even though constituting less than a quorum, at a duly constituted meeting or by a sole remaining director. The director(s) so chosen shall hold office until the next succeeding meeting of the shareholders and until the shareholders elect and duly qualify their successors, unless sooner displaced.

     According to the WBCA, unless the articles of incorporation provide otherwise, a vacancy on a board of directors may be filled by the shareholders, the board of directors, or if the directors in office constitute fewer than a quorum of the board, by the affirmative vote of a majority of all the directors then holding office. Under the Wismer-Martin By-Laws, a majority of the remaining board members may fill vacancies. Each director so selected serves until the shareholders elect and qualify a successor at the next annual meeting, until the director's death, or until such director shall resign or be removed.

Special Meetings of Shareholders

     The NJBCA provides that a special meeting of the shareholders may be called by the president or the board, or by such other officers, directors or shareholders as may be provided in the by-laws. The NJBCA also permits the holder or holders of not less than 10% of the shares entitled to vote at a meeting to apply to the superior court, which, upon a showing of good cause, can order a special meeting in a summary manner. According to the PCN By-Laws, special meetings may be called by the chairman, president or the board. The chairman and secretary can also call a meeting at the request of shareholders owning a majority in amount of the entire capital stock issued and outstanding. The request must state the purpose or purposes of the meeting. Notice of special meetings must indicate the place, date and time of the meeting; the person(s) calling the meeting; and the meeting's purpose.

     The WBCA provides that a corporation shall hold a special meeting of shareholders if called by the board directors, other individuals authorized under the corporation's by-laws or articles of incorporation or the holder(s) of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. The WBCA, however, also provides that the right of shareholders to call a special meeting may be limited or denied to the extent provided in the articles of incorporation. The Wismer-Martin By-Laws allow either the president or the board to call a special meeting. If shareholders holding one-tenth (1/10) of the voting power of all shareholders request a special meeting, then the secretary or other person duly authorized shall call the meeting and the notice shall state the meeting's purpose(s). Notice must be given to each shareholder of record not less than 20 nor more than 60 days before the date of the meeting. Delivery must be through personal written notice or certified mail with return receipt requested.

Shareholder Approval of Mergers and Sales of Assets

     The NJBCA generally permits a merger to become effective without the approval of the surviving corporation's shareholders if the certificate of the surviving corporation does not change following the merger, the voting power of the number of voting shares outstanding immediately after the merger, plus the voting power of the number of voting shares issuable as a result of the merger, will not exceed by more than 40% the voting power of the number of voting shares outstanding immediately before the merger, and the board of directors of the surviving corporation adopts a resolution approving the plan of merger. Similarly, the WBCA generally permits a merger to become effective without the approval of the surviving corporation's shareholders provided that the articles of the surviving corporation do not change after the merger. However, unlike the NJBCA, the WBCA requires that the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, may not exceed the total number of voting shares of the surviving corporation authorized by its articles immediately before the merger. Additionally, the WBCA requires the number of participating shares outstanding immediately after the merger not to exceed the total number of participating shares authorized by the surviving corporation's articles before the merger. Furthermore, both the NJBCA and the WBCA provide that if the foregoing conditions are not met, the adoption of a plan of merger must be approved by shareholders of the surviving corporation entitled to vote thereon.

     Under the NJBCA, a majority of the outstanding shares of stock entitled to vote on a merger or the sale, lease or exchange of all or substantially all, of a corporation's assets must approve such transactions, unless the certificate of incorporation requires the vote of a larger portion of the outstanding stock. The PCN Certificate does not so provide. Under the WBCA, unless the articles of incorporation provide otherwise, a merger or sale, lease, sale exchange or other disposition of all, or substantially all, of a corporation's assets requires the approval of the holders of two-thirds of the outstanding shares of stock entitled to vote thereon. The Wismer-Martin Articles do not contain a contrary provision.

Amendment of Articles and By-Laws

     The NJBCA allows an amendment of a certificate of incorporation, from time to time, in any and as many respects as may be desired so long as the amendment contains only such provisions as may lawfully be contained in an original certificate of incorporation filed at the time of making such amendment. The
NJBCA permits the corporation's board of directors to amend or repeal the corporation's by-laws, or adopt new by-laws, unless (i) the certificate of incorporation reserves this power exclusively to the shareholders or (ii) the shareholders in amending or repealing a by-law expressly provide that the board of directors may not amend or repeal such by-law. According to the PCN By-Laws, a majority vote of shareholders or the board can amend the by-laws, provided that such amendment does not contravene a provision in the certificate of incorporation or the amendment does not alter a by-law adopted by shareholder resolution that reserves the right of amendment to the shareholders.

     The WBCA permits a corporation to amend its articles of incorporation at any time to add or change a provision that the articles of incorporation require or permit, or delete a provision the articles do not require. The WBCA permits the board to amend or repeal by-laws unless such power is reserved to the shareholders in the certificate of incorporation, but by-laws amended or newly-adopted by the board may be altered or repealed by the shareholders. Under the WBCA, shareholders may prescribe in the by-laws that any by-law adjusted by them shall not be altered or repealed by the board. According to the Wismer-Martin Articles, the Wismer-Martin Articles may be amended in any manner prescribed or permitted by the WBCA. The Wismer-Martin By-Laws may be amended by a special shareholders' meeting provided that shareholders receive proper notice of the proposed amendment. Additionally, the Wismer-Martin By-Laws may be amended by an affirmative vote of a majority of the board of directors provided that such amendment does not alter the qualifications, classification, term of office or compensation of the board members in any way.

Preemptive Rights

     The NJBCA and WBCA both provide  that unless the articles of  incorporation
state  otherwise,   preemptive   rights  exist.  The  PCN  Certificate  and  the
Wismer-Martin Articles both expressly deny preemptive rights.

Payment of Dividends

     Unless there are other restrictions contained in the certificate of incorporation, the NJBCA generally provides that a corporation may declare and pay dividends on its outstanding stock so long as the corporation is not insolvent and would not become insolvent as a result of the dividend payment.

     The WBCA provides that dividends may only be paid if, after giving effect to the dividend, a company will be able to pay its debts as they become due in the ordinary course of business and its total assets will not be less than the sum of its total liabilities plus the amount that would be needed, if the company were dissolved at the time of the dividend, to satisfy the preferential rights of persons whose right to payment is superior to those receiving the dividend.

Inspection of Books and Records

     Under the NJBCA, any shareholder who has been a shareholder for at least six months or who holds, or is authorized by a person who holds, at least 5% of the outstanding shares of any class or series of stock has the right, for any proper purpose, to inspect the minutes of the proceedings of shareholders, records of accounts and the record of shareholders. Notwithstanding the foregoing requirements, a court may, upon a showing of proper purpose, issue a court order permitting a shareholder to examine the books and records of accounts, minutes and record of shareholders. In addition, the PCN By-Laws provide that any shareholder attending a meeting may, upon request, inspect the list of shareholders.

     The WBCA provides that a shareholder of a corporation is entitled to inspect and copy, during regular business hours at the corporation's principal office, the following: the corporation's by-laws and articles of incorporation;

shareholders' meeting minutes and records of all action taken by shareholders without a meeting for the past three years; balance sheets and income statements for the past three years; all written communications to shareholders generally within the past three years; a list of the names and business addresses of its current directors and officers; and its initial report or most recent annual report delivered to the secretary of state. The WBCA provides that a shareholder may only inspect board minutes, accounting records, and record of shareholders if they make the request in good faith, with reasonable particularity, and the records are directly connected with the shareholder's proper purpose.

Indemnification and Limitation of Liability of Officers and Directors

     The PCN Certificate provides for indemnification of directors and officers to the fullest extent permitted by New Jersey law. The NJBCA does not permit indemnification of officers or directors with respect to an act or omission (i) in breach of such person's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of the law, or (iii) resulting in receipt of an improper personal benefit.

     The Wismer-Martin Articles provides for indemnification of officers and directors to the fullest extent permitted by Washington law. The WBCA does not permit such indemnification if the acts or omissions of the person are adjudged to be in violation of the law, if such person is liable to the corporation for an unlawful distribution under Section 23A.08.450 of the Revised Code of Washington, or if the individual personally received a benefit to which he or she was not entitled.

                                  LEGAL OPINION

     The validity of the shares of PCN Common Stock offered by this Proxy Statement and Prospectus will be passed upon for PCN by Gordon Altman Butowsky Weitzen Shalov & Wein, 114 West 47th Street, New York, New York 10036.

                                    EXPERTS

     The consolidated financial statements and the financial statement schedule of PCN as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995 have been incorporated by reference in this Proxy Statement and Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of CUSA Technologies, Inc. Medical and Commercial Divisions as of March 31, 1996 and for the nine-month period then ended, have been incorporated by reference in this Proxy Statement and Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements as of June 30, 1995 and 1994, of Wismer-Martin, Inc., incorporated by reference in this Proxy Statement and Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such report, given upon the authority of said firm as experts in auditing and accounting.

                             SOLICITATION OF PROXIES

     Wismer-Martin will bear the expenses in connection with the printing and mailing of this Proxy Statement and Prospectus. The costs of solicitation of proxies will be borne by Wismer-Martin. Wismer-Martin will reimburse brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this Proxy Statement and Prospectus and other proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of stock. Wismer-Martin shareholder proxies may be solicited by directors, officers, regular employees or the financial advisors of Wismer-Martin in person, by letter or by telephone or telegram.

     Wismer-Martin will also reimburse custodians, nominees and fiduciaries for forwarding proxies and proxy materials to the beneficial owners of their stock in accordance with regulations of the SEC and NASDAQ Stock Market.

                                   BY ORDER OF THE BOARD OF DIRECTORS
                                   DIRECTORS OF WISMER-MARTIN, INC.


                                   Mehdi Moussavi
                                   Secretary

                                                                        ANNEX A


                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated June 20, 1996 (the "Agreement"), by and among WISMER-MARTIN, INC., a Washington corporation (the "Company"), PHYSICIAN COMPUTER NETWORK, INC., a New Jersey corporation ("PCN"), and NORTHWEST ACQUISITION CORP., a Washington corporation that is a wholly-owned subsidiary of PCN ("Merger Sub").

     WHEREAS, the Boards of Directors of PCN, Merger Sub and the Company have each determined that it is in the best interests of their respective stockholders for Merger Sub to merge with and into the Company upon the terms and subject to the conditions set forth herein, and have approved the merger;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

     WHEREAS,   PCN,   Merger  Sub  and  the  Company  desire  to  make  certain
representations, warranties, covenants and agreements in connection with the merger and also to prescribe various conditions to the merger;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, PCN, Merger Sub and the Company hereby agree as follows:


                                    ARTICLE I

                                   THE MERGER

     Section 1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to the terms and conditions contained herein, Merger Sub shall be merged with and into the Company (the "Merger") (Merger Sub and the Company are sometimes referred to herein as the "Constituent Corporations"), in accordance with the Washington Business Corporation Act (the "WBCA"), and the separate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation of the Merger (the "Surviving Corporation"). At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations; and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired; and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it. At PCN's election, any direct wholly-owned Subsidiary (as defined in Section 1.7(c) hereof) of PCN incorporated under the laws of the state of Washington may be substituted for Merger Sub as a constituent corporation in the Merger, in which event, the parties shall execute an appropriate amendment to this Agreement in form and substance reasonably satisfactory to PCN and the Company in order to reflect such substitution.

     Section 1.2 Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger in substantially the form attached hereto as
Exhibit I (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Washington, for filing as provided in the WBCA, as soon as practicable on or after the Closing Date (as defined in Section 1.3). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Washington (the "Effective Time" and the date on which the Effective Time occurs is referred to herein as the "Effective Date").

     Section 1.3 Closing. The closing of the Merger (the "Closing") will take place as soon as practicable (but in no event later than the second Business Day (as defined below)) after the latest to occur of the conditions set forth in
Article VI having been fulfilled or having been waived in accordance with this Agreement (the "Closing Date"), at the offices of Gordon Altman Butowsky Weitzen Shalov & Wein, 114 West 47th Street, New York, New York 10036, unless another date or place is agreed to in writing by the parties hereto. For purposes of this Agreement, "Business Day" means any day other than: (i) a Saturday or Sunday; and (ii) a day on which banks in the state of Washington or the state of New York are required or permitted to be closed.

     Section 1.4 Articles of Incorporation. The Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the WBCA, except for the changes thereto specified in the Certificate of Merger.

     Section 1.5 By-Laws. The By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, until duly amended in accordance with the terms thereof, of the articles of incorporation of the Surviving Corporation and of the WBCA.

     Section 1.6 Directors and Officers. The directors and officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation until the successors of all such persons shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and by-laws.

     Section 1.7 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Common Stock (as defined below) or of any capital stock of Merger Sub:

          (a) Each share of the capital stock of Merger Sub which is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation.

          (b) Each share of the Company's common stock, par value $.001 per share (the "Common Stock"), which is issued and outstanding immediately prior to the Effective Time, except those held by stockholders who validly perfect dissenters' rights under the WBCA, shall be converted into the right to receive (the "Merger Consideration"): (x) the Common Stock Cash Consideration (as defined in Section 1.8 below), without interest; and (y) that number (the "Conversion Number") of shares of duly authorized, validly issued, fully paid and non-assessable shares of PCN's common stock, $.01 per share (the "PCN Stock"), computed in accordance with Section 1.9. Anything contained in this Agreement to the contrary notwithstanding, in the event that the per share Market Price (as defined in Section 1.9 below) of PCN Stock on the Trigger Date (as defined in Section 1.9 below) is less than or equal to nine dollars ($9.00), then, at PCN's option (the "All Cash Option"), in lieu of the consideration described in clauses (x) and (y) of the immediately preceding sentence, the "Merger Consideration" shall be an amount in cash equal to (A) $14,000,000; divided by (B) the Common Share Number (as defined in Section 1.8 below). All shares of Common Stock, and each holder of a certificate representing such shares of Common Stock, shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.11, without interest.

          (c) All shares of the Common Stock and all other shares of capital stock of the Company that are owned by the Company as treasury stock and any shares of the Common Stock or other shares of capital stock of the Company owned by the Company or any wholly-owned Subsidiary of the Company, shall be canceled. As used in this Agreement, a "Subsidiary" of any party means any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) 50% or more of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     Section 1.8 Common Stock Cash Consideration. As used herein, the "Common Stock Cash Consideration" means the amount equal to: (a) $1,980,000 (subject to adjustment as provided in Section 1.9); divided by (b) the Common Share Number (as defined below). As used herein, the "Common Share Number" means the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time.

     Section 1.9 Conversion Number. As used herein, the Conversion Number means the amount equal to: (a) the Adjusted PCN Share Number (as defined below); divided by (b) the Common Share Number. As used herein, the "Adjusted PCN Share Number" means 935,000; provided, however, that, in the event that on the third business day prior to the Effective Time (the "Trigger Date") the aggregate Market Price (as hereinafter defined) of 935,000 shares of PCN Stock is: (i) less than $9,350,000, then the Adjusted PCN Share Number shall be increased to equal such number of shares of PCN Stock as has an aggregate Market Price on the Trigger Date equal to $9,350,000; or (ii) is greater than $11,453,750, then the Adjusted PCN Share Number shall be decreased to equal such number of shares of PCN Stock as has an aggregate Market Price on the Trigger Date equal to $11,453,750. Notwithstanding the foregoing, in the event that stockholders of the Company exercise dissenters' rights as provided in Section 1.10 and, as a result, assuming for such purpose that each Dissenting Share (as defined in Section 1.10) is entitled to receive, in lieu of the Merger Consideration, an amount in cash (the "Dissenting Share Amount") equal to (i) the Common Stock Cash Consideration plus (ii) the Market Price of the Conversion Number of shares of PCN Stock on the Trigger Date, the aggregate Market Price of the Adjusted PCN Share Number of PCN Stock (less the aggregate number of shares of PCN Stock into which the Dissenting Shares would have been convertible pursuant to Section 1.7 had such dissenting stockholders not demanded dissenters' rights) on the Trigger Date constitutes less than eighty-percent (80%) of the sum (the "Total Merger Consideration") of the aggregate dollar value of (A) the Merger Consideration plus (B) the Dissenting Share Amount, then (x) the aggregate number of shares PCN Stock issued to non-Dissenting Shareholders (the "Stock Consideration") shall be increased to equal such number of shares of PCN Stock as has an aggregate Market Price equal to eighty-percent (80%) of the Total Merger Consideration and (y) the aggregate amount of Common Stock Cash Consideration paid to non-Dissenting Shareholders shall be decreased by the aggregate Market Price of the number of shares of PCN Stock added to the Stock Consideration pursuant to the preceding clause (x). As used herein, the "Market Price" of each share of PCN Stock means the average of the closing sale price of a share of PCN Stock as reported on the NASDAQ Stock Market during the fifteen (15) trading days immediately preceding the date of the determination.

     Section 1.10 Dissenters' Rights. Shares of Common Stock that have not been voted for the adoption of the Merger and with respect to which dissenters' rights shall have been properly demanded in accordance with the WBCA ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration as provided in Section 1.7 on or after the Effective Time unless and until the holder of such shares withdraws his demand for such appraisal in accordance with applicable law or becomes ineligible for such appraisal, at which time such shares shall be converted into and represent the right to receive the Merger Consideration, without interest, as set forth in
Section 1.7. The Company shall give PCN: (i) prompt notice of any written demand for appraisal, withdrawals of demands for appraisal and any other instrument in respect thereof received by the Company; and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of PCN, settle or offer to settle any such demand.

     Section 1.11  Exchange of Certificates.

     (a) Exchange Agent. As of the Effective Time, PCN shall deposit, or shall cause to be deposited, with American Stock Transfer and Trust Company, or such other bank or trust company which shall be mutually acceptable to the parties hereto (the "Exchange Agent"), for the benefit of holders of shares of Common Stock, for exchange in accordance with this Section 1.11, through the Exchange
Agent: (i) certificates representing the Adjusted PCN Share Number of PCN Stock;
(ii) the estimated  amount of cash to be paid pursuant to Section  1.11(e);  and
(ii) all funds necessary to pay the Cash Consideration for shares of Common Stock converted by reason of the Merger (in each case other than Merger Consideration with respect to Dissenting Shares) (together, all such certificates and cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall deliver, pursuant to irrevocable instructions, the Cash Consideration, the shares of PCN Stock contemplated to be issued pursuant to
Section 1.7 and the cash to be issued pursuant to Section 1.11(e) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to
Section 1.7: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as PCN and the Company may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the Cash Consideration and shares of PCN Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by PCN, together with such letter of transmittal, duly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive pursuant to this
Section 1.17, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, the Cash Consideration may be paid to and certificates representing the proper number of shares of PCN Stock may be issued to a transferee if the Certificate representing such Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.11, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the PCN Stock held by it from time to time hereunder.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to PCN Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of PCN Stock represented thereby and no cash payment (including, without limitation, cash payment in lieu of fractional shares) shall be paid to any such holder pursuant to this Section 1.11 until the surrender of such Certificate in accordance with this Section 1.11. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the Certificates representing whole shares of PCN Stock issued in exchange therefor, without interest: (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of PCN Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of PCN Stock.

     (d) No Further Ownership Rights in Common Stock. All shares of the PCN Stock issued, together with the Cash Consideration paid, upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 1.11(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Common Stock and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this
Section 1.11.

     (e) No Fractional Shares. No certificate or scrip representing fractional shares of PCN Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of PCN. Notwithstanding any other provision of this Agreement, each holder of shares of Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of PCN Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of PCN Stock multiplied by the Market Price of a share of PCN Stock on the Effective Date.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed for 180 days after the Effective Time shall be delivered to PCN, upon demand, and any holders of the Certificates who have not theretofore complied with this Section 1.11 shall thereafter look only to PCN for delivery of the Merger Consideration.

     (g) No Liability. None of PCN, Merger Sub, the Company nor the Exchange Agent shall be liable to any holder of shares of Common Stock or PCN Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund (or by PCN after the Exchange Fund has terminated) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. At such time as any amounts remaining unclaimed by holders of any such shares would otherwise escheat to or become property of any Governmental Entity (as defined in Section 2.2(c)), such amounts shall, to the extent permitted by applicable law, become the property of PCN free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by PCN, on a daily basis. Any interest and other income resulting from such investments shall be paid to PCN.

     Section 1.12 Taking Necessary Action; Further Action. PCN, Merger Sub and the Company, respectively, shall take all such action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving
Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of such corporations are fully authorized in the name of their corporation or otherwise to take, and shall take, all such action.


                                   ARTICLE II

              REPRESENTATIONS AND WARRANTIES OF PCN AND MERGER SUB

     PCN and Merger Sub hereby represent and warrant to the Company as follows:

     Section 2.1  Organization,  Standing and Power. Each of PCN and Merger Sub:
(i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted; and (iii) is duly qualified or licensed to do business and in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or licensing necessary, other than in such jurisdictions where the failure so to be in good standing, qualified or licensed does not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.3). Each of PCN and Merger Sub has previously made available to the Company complete and correct copies of its presently effective Articles of Incorporation and By-Laws.

     Section 2.2 Authority Relative to This Agreement. (a) PCN and Merger Sub have all necessary corporate power and corporate authority to execute and deliver this Agreement and each PCN Document (as hereinafter defined) to which PCN and/or Merger Sub, as the case may be, is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by PCN and Merger Sub and of each PCN Document by PCN and/or Merger Sub, as the case may be, and the consummation by PCN and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of PCN and Merger Sub. This Agreement has been, and each PCN Document will be, duly executed and delivered by PCN and/or Merger Sub, as the case may be, and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the legal, valid and binding obligation of PCN and/or Merger Sub, as the case may be, enforceable against PCN and/or Merger Sub, as the case may be, in accordance with its terms. As used herein, PCN Document means each or any instrument executed and delivered by PCN or Merger Sub in connection with the transactions contemplated hereby.

     (b) The execution and delivery of this Agreement by PCN and Merger Sub does not, and the consummation of the transactions contemplated hereby by PCN and Merger Sub will not: (i) conflict with, or result in any violation or breach of any provision of, the Articles of Incorporation or By-Laws of PCN or Merger Sub; or (ii) except as to which requisite waivers or consents have been obtained and assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 2.2(c) are duly and timely obtained or made, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets or property, right of first refusal with respect to any asset or property (any such conflict, violation, default, right of termination, cancellation or acceleration, loss, creation or right of first refusal, a "Violation"), of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, concession, franchise, license, judgment, order, decree, or, to PCN's knowledge, any statute, law, ordinance, rule or regulation applicable to PCN and Merger Sub or their respective properties or assets.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to PCN or Merger Sub to validly execute and deliver this Agreement or to effect the Merger, except for: (i) the filing with the Securities and Exchange Commission ("SEC") of (A) a proxy statement in definitive form relating to the meetings of the Company's stockholders to be held in connection with the Merger, as amended or supplemented (such definitive proxy statement, as it may be amended or supplemented from time to time, the "Proxy Statement"); (B), and effectiveness of, a registration statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the issuance of the PCN Stock pursuant to this Agreement, as amended or supplemented (such registration statement, as it may be amended or supplemented from time to time, the "S-4"); and (C) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such other compliance with the Securities Act, the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, and the obtaining from the SEC of such orders as may be so required; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Washington; (iii) such filings and approvals as may be required by applicable "blue sky" or takeover laws; and (iv) filing with the NASDAQ Stock Market for the listing of the shares of PCN Stock issuable upon exchange of the Common Stock (and after the Effective Time, the shares of PCN Stock issuable upon the exercise of Options (as defined in Section 5.7)).

     Section 2.3 Issuance of PCN Stock. All shares of PCN Stock which are to be issued pursuant to the Merger will be, when issued in accordance with the terms thereof, validly issued, fully paid and non-assessable and not subject to preemptive rights.

     Section 2.4 SEC Documents; Financial Statements. (a) PCN has filed all forms, reports and documents required to be filed by PCN with the SEC and has heretofore delivered to the Company, in the form filed with the SEC, its Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "PCN 10-K"), its Quarterly Report on Form 10-Q for the period ending March 31, 1996 (the "PCN 10-Q") and any Current Reports on Form 8-K filed by PCN with the SEC since March 31, 1996 (the "PCN 8-K" and, together with the PCN 10-K and the PCN 10-Q, the "PCN SEC Documents"). As of their respective dates: (i) the PCN SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such PCN SEC Documents; and (ii) none of the PCN SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The financial statements of PCN included in the PCN SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of PCN and its consolidated Subsidiaries as at their respective dates and the consolidated results of operations and the consolidated cash flows of PCN for the periods then ended.

     Section 2.5 Absence of Certain Changes or Events. Since March 31, 1996 to the date hereof (except as disclosed in the PCN SEC Documents), PCN and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date to the date hereof, (except as disclosed in the PCN SEC Documents) there has not been any change in the business, results of operations, properties (including intangible properties), financial condition, assets or liabilities of PCN or any of its Subsidiaries having a Material Adverse Effect.

     Section 2.6 Finders and Investment Bankers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any other transaction contemplated hereby on account of any actions taken by PCN or Merger Sub.

     Section 2.7 Information Supplied. None of the information supplied or to be supplied by PCN for inclusion or incorporation by reference in: (i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and
(ii) the Proxy Statement will, at the date mailed to stockholders of the Company and at the times of any meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to PCN or

Merger Sub or other information supplied by PCN for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the S-4, insofar as it relates to PCN or Merger Sub or other information supplied by PCN for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     Section 2.8 Disclosure. No representation or warranty by PCN or Merger Sub in this Agreement and no statement contained in any document or other writing furnished or to be furnished to the Company or any of its representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements made herein or therein not misleading. All copies of all documents delivered to the Company or any of its representatives pursuant hereto are true, complete and accurate in all material respects. There has been no event or transaction which has occurred or information which has come to the attention of PCN (other than events or information relating to economic conditions of general public knowledge) which could reasonably be expected to have a Material Adverse Effect.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to PCN and to Merger Sub as follows:

     Section 3.1  Organization,  Standing and Power. Each of the Company and its
Subsidiaries: (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted; and (iii) is duly qualified or licensed to do business and in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or licensing necessary, other than in such jurisdictions where the failure so to be in good standing, qualified or licensed does not, individually or in the aggregate, have a Material Adverse Effect. Set forth in the Company's disclosure schedule previously delivered to PCN (the "Disclosure Schedule"), is a true and complete list of all Subsidiaries of the Company and their respective jurisdictions of incorporation or organization and the jurisdictions in which the Company or any of its Subsidiaries are qualified or licensed to do business. The Company has previously made available to PCN complete and correct copies of the presently effective Articles of Incorporation and By-Laws of the Company and its Subsidiaries.

     Section 3.2 Capital Structure. (a) The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock.

     (b) As of the date hereof 16,325,461 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to preemptive rights. As of the date hereof, 528,333 shares of Common Stock are reserved for issuance pursuant to options outstanding as of the date hereof (whether or not vested).

     (c) All outstanding shares of capital stock of the Subsidiaries of the Company are owned directly by the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature (collectively, "Liens") other than the Liens referred to in the Disclosure Schedule. Set forth in the Disclosure Schedule is a true and complete schedule of all options which are outstanding as of the date hereof, the number of shares of Common Stock for which such options are exercisable, the exercise price of the option, the dates on which such options become exercisable and the identity and the last known address of the optionee. Except as set forth in this Section 3.2, there are not outstanding any: (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of the Company or any of its Subsidiaries; (iii) options, warrants, calls, rights (including preemptive rights), commitments, agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment, agreement or understanding; or (iv) stock appreciation or other similar or related right which is measured by, and no person has or has the right or interest to acquire any equity interests in the Company or any of its Subsidiaries or any interests measured by, the value of the capital stock or the income, profits or other results of the operations or conduct of the business of the Company or any of its Subsidiaries. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company.

     Section 3.3 Authority Relative to This Agreement. (a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and each Company Document (as hereinafter defined) and, subject to adoption of this Agreement by the affirmative vote of the holders of two thirds of the outstanding shares of Common Stock entitled to vote thereon (the "Company Vote"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and each Company Document by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company subject to adoption of this Agreement by the Company Vote. This Agreement has been and each Company Document will be duly executed and delivered by the Company and, subject to adoption of this Agreement by the Company Vote, and assuming this Agreement constitutes the valid and binding agreement of PCN and Merger Sub, constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. As used herein, "Company Document" means each or any instrument executed and delivered by the Company in connection with the transactions contemplated hereby.

     (b) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby by the Company will not: (i) conflict with, or result in any violation or breach of any provision of, the Articles of Incorporation or By-Laws of the Company or any of its Subsidiaries; or (ii) except as to which requisite waivers or consents have been obtained and assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.2(c) are duly and timely obtained or made and the approval of this Agreement by the Company Vote has been obtained, result in any Violation of any loan or credit agreement, note, mortgage, indenture, real property lease, Benefit Plan (as defined in Section 3.15) or other Material Contract (as defined in Section 3.19), judgment, order, decree, or, to the Company's knowledge, any statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries to validly execute and deliver this Agreement or to effect the Merger, except for: (i) the filing with the SEC of (A) the Proxy Statement; and (B) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Securities Act, the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Washington; (iii) such filings and approvals as may be required by applicable "blue sky" or takeover laws; and (iv) such other required consents as are set forth on the Disclosure Schedule.

     Section 3.4 SEC Documents; Financial Statements. (a) The Disclosure Schedule sets forth a true and complete list of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since June 30, 1993 (the "Company SEC Documents"), including, without limitation, the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995 (the "Company 10-KSB") and the Company's quarterly report on Form 10-QSB for the quarter ended March 31, 1996 (the "Company 10-QSB"). As of their respective dates: (i) the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated Subsidiaries as at their respective dates and the consolidated results of operations and the consolidated cash flows of the Company for the periods then ended.

     (c) The Company has delivered to PCN correct and complete copies of the audited consolidated balance sheets of the Company and its consolidated
Subsidiaries as at March 31, 1996, and the audited related consolidated statements of operations, cash flows and changes in shareholders' equity for the nine-month period then ended and the notes thereto, together with a report thereon by BDO Seidman & Company (the "Audited Financial Statements"). The Audited Financial Statements: (i) are in accordance with the books and records of the Company and its Subsidiaries; (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); and (iii) fairly present in accordance with applicable requirements of GAAP the consolidated balance sheets of the Company and its consolidated Subsidiaries as at their respective dates and the consolidated statements of operations, cash flows and changes in shareholders' equity for the period then ended. The reserves provided for on the Audited Financial Statements with respect to contingent liabilities of the Company are adequate to cover all costs, expenses, liabilities and damages associated with such contingent liabilities.

     Section 3.5 No Undisclosed Material Liabilities. Since June 30, 1995, neither the Company nor any of its Subsidiaries has incurred any material obligations or liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities provided for in the Company SEC Documents (or disclosed in the notes thereto) filed by the Company with the SEC since June 30, 1995; (ii) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 1995, none of which were entered into for inadequate consideration; (iii) liabilities under this Agreement; (iv) liabilities disclosed in the Disclosure Schedule; and (v) liabilities disclosed in the Audited Financial Statements.

     Section 3.6 Absence of Certain Changes or Events. Except as set forth in the Disclosure Schedule, any Company SEC Document filed by the Company with the SEC since June 30, 1995 or the Audited Financial Statements, the Company and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, neither the Company nor any of its Subsidiaries has: (i) suffered any change in the business, results of operations, properties (including any intangible properties), financial condition, assets or liabilities of the Company or any of its Subsidiaries which, individually or in the aggregate, has a Material Adverse Effect; (ii) incurred damage to or destruction of any of the Company's assets by casualty, whether or not covered by insurance, in an amount in excess of $20,000 or suffered or became subject to any pending or threatened condemnation of property; (iii) made any change in the nature of its business; (iv) mortgaged, pledged, assigned, hypothecated or subjected to any lien or any other encumbrance any of the assets; (v) sold, transferred or leased any of its assets, except, in each case, in the ordinary course of business and consistent with past practice; (vi) sold, assigned, transferred, or granted any rights under or with respect to, any of its licenses, agreements, patents, inventions, trademarks, trade names, copyrights or formulae or with respect to know-how or any other intangible asset, in each case, other than in the ordinary course of business consistent with past practice; (vii) amended or terminated any of its Material Contracts other than in the ordinary course of business consistent with past practice; (viii) waived or released any other rights having a value in excess of $20,000 in the aggregate; (ix) incurred or entered into any agreement to incur indebtedness for borrowed money or guaranteed any liability or obligation of any other person for borrowed money; (x) suffered any labor dispute; (xi) made or granted any increase in wage or salary to any employee or granted any severance or termination pay to any officer, director or employee (other than in the ordinary course of business consistent with past practice or contractual obligations) or entered into any employment agreement with any officer or employee; (xii) made any increase in or commitment to increase any employment benefit or adopted or made any commitments to adopt any additional employee benefit plan; (xiii) made any change in any method of accounting or accounting practice employed by the Company or any of its Subsidiaries; (xiv) written down the value of inventory or written off notes or accounts receivable other than in the ordinary course of business; (xv) declared, set aside or paid any dividends or distributions in respect of the shares of its capital stock or any issuance, sale, transfer by the Company, or commitment to issue, sell or transfer any shares of its capital stock or any redemption, purchase or other acquisition of any of its securities; or (xvi) received notice of a default under any Material Contract (as defined in Section 3.19).

     Section 3.7 Real Estate. (a) Neither the Company nor any of its Subsidiaries have any interest in real property other than as disclosed in the Disclosure Schedule or as a lessee of the property demised under the Real Property Leases (as hereinafter defined). All real property which is now or was previously owned by the Company or any of its current or former Subsidiaries is listed in the Disclosure Schedule (all such real property currently owned referred to herein as the "Owned Property" and all such real property formerly owned or leased referred to as the "Former Property").

     (b) The leasehold estates listed in the Disclosure Schedule are all of the leasehold estates under which the Company or any of its Subsidiaries is a lessee, sublessee or sublessor of any real property or interest therein (collectively, the "Real Property Leases") (the premises demised under the Real Property Leases, together with the Owned Property, are, collectively, referred to herein as the "Real Property"). No proceeding is pending or, to the best knowledge of the Company, threatened, for the taking or condemnation of all or any portion of the Real Property. Except as disclosed in the Disclosure Schedule, the Company or its Subsidiary, as the case may be, holds valid title to the Owned Property, leasehold estates and the Real Property Leases free and clear of any encroachment, sublease, right of occupancy or use of any third party, mortgage, pledge, lien, security interest, encumbrance, claim, charge, covenant, conditional limitation or other restriction of any kind, except for:
(i) real property taxes, if any, affecting the Owned Properties or the properties of which the premises demised under the Real Property Leases form a part, not yet due and payable or for which adequate provision has been made;
(ii) landlord's liens, encumbrances, and other restrictions set forth in the Real Property Leases or related documents or imposed by applicable law; (iii) easements, right-of-way, restrictions, minor defects or irregularities in title, and other encumbrances not interfering in any material respect with (x) the ordinary conduct of the business of the Company or its Subsidiary and (y) the marketability of the Owned Properties. Except as set forth in the Disclosure Schedule, there is no brokerage commission or finder's fee due from the Company or any of its Subsidiaries and unpaid with regard to any of Owned Property or the Real Property Leases, or which will become due any time in the future with regard to any Owned Property or Real Property Lease.

     (c) Except as set forth in the Disclosure Schedule, to the knowledge of the Company, there are no: (i) unrecorded agreements; (ii) rights of occupancy; or
(iii) mortgages, pledges, liens, security interests, encumbrances, claims, charges which materially encumber any of the Owned Property or any of the properties demised under any of the Real Property Leases.

     (d) Except as set forth in the Disclosure Schedule, there are no easements, rights of way or licenses necessary for the operations of the Owned Property or the properties demised under the Real Property Leases which are not in full force and effect.

     (e) Except as set forth in the Disclosure Schedule, the Owned Property and the building systems such as heating, plumbing, ventilation, air conditioning and electric used in the operation of the Owned Property are adequate in all material respects for the current operations of the Company, and the Owned Property and such building systems now being used by the Company in its business and operations, whether leased or owned, are in working order, repair and operating condition (normal wear and tear excepted), and are, to the knowledge of the Company, without any material structural defects.

     (f) Neither the Company nor any of its Subsidiaries is in material or monetary default or has received any notice of any material or monetary default, or failed to take any action that could result in a material or monetary default, under any Real Property Lease. To the Company's knowledge, no other party to any such lease is in material or monetary default thereunder.

     Section 3.8 Title to Property; Encumbrances. Except as set forth in the Disclosure Schedule and as set forth in Section 3.9 with respect to the Intellectual Property (as defined in Section 3.9), the Company has good and valid title to, and owns outright, all of the tangible and intangible personal properties shown as owned by the Company and its Subsidiaries on the Company's books and records, including, without limitation, all of the properties and assets reflected on the Audited Financial Statements and all properties and assets purchased by and delivered to it since March 31, 1996 (except for properties and assets sold or disposed of since March 31, 1996, in the ordinary course of business) free and clear of all mortgages, claims, liens, charges, leases, subleases, encumbrances, security interests, restrictions on use or transfer or other defects of any kind or nature, whether or not recorded, except for (collectively, "Permitted Liens" and, together with the Liens referred to in the Disclosure Schedule, the "Existing Liens"): (i) liens for taxes, assessments or other governmental charges or levies the payment of which is not due; (ii) landlord's liens in favor of the landlord of the premises demised under the Real Property Leases and liens of carriers, warehousemen, mechanics, materialmen, and other liens imposed by law incurred in the ordinary course of business of the Company for amounts not yet due or being contested in good faith by appropriate proceedings; and (iii) liens incurred or deposits made in the ordinary course of business of the Company in connection with workers' compensation, unemployment insurance and other types of social security. The tangible personal properties and assets owned or leased by the Company are adequate and sufficient for the current operations of the business of the Company and its Subsidiaries.

     Section 3.9 Intellectual Property. The Company and its Subsidiaries own, license or have the right to use all franchises, patents, trademarks, copyrights, service marks, tradenames, corporate names, licenses, trade secrets and know-how and proprietary computer software or hardware, proprietary technology, technical information, discoveries, designs and other proprietary rights, whether or not patentable (collectively, "Intellectual Property") which are currently used in, their respective businesses. Except as disclosed in the Disclosure Schedule, the Company holds all Intellectual Property free and clear of all mortgages, claims, liens, charges, leases, subleases, encumbrances, security interests, restrictions on use or transfer or other defects of any kind or nature, whether or not recorded, except for Permitted Liens. The Disclosure Schedule sets forth a true, correct and complete list and description of all such Intellectual Property (other than licenses for standard "off-the-shelf" software which can be readily acquired or licensed for $10,000 or less) and indicates whether the Company or its Subsidiaries, as applicable, is a licensor or licensee thereof. Except for: (i) the Company's software licensed to others in the ordinary course of the Company's business; or (ii) as set forth in the Disclosure Schedule, the Company has sole title to and ownership of or has full, exclusive right to use, for the life of the proprietary right, all Intellectual Property. Except where the failure to do so would have a Material Adverse Effect, all filings and other actions necessary to acquire, maintain, register, renew and perfect the rights of the Company and its Subsidiaries to its or their Intellectual Property rights have been duly made in all jurisdictions where such rights are used by it or them. The use of the Intellectual Property by the Company or its Subsidiaries in the operation of their respective businesses does not violate or infringe on the rights of any other person. Neither the Company nor any of its Subsidiaries has received any notice of or alleging any violation of the asserted rights of others with respect to the Intellectual Property. The Company is not aware of any third party that is infringing or violating any of the rights of the Company or any of its Subsidiaries with respect to the Intellectual Property.

     Section 3.10 Litigation. Except as set forth in the Disclosure Schedule, there are no actions, proceedings, claims or investigations pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, before any court, administrative, governmental or regulatory authority or body, domestic or foreign. To the Company's knowledge, except as disclosed in the Disclosure Schedule, no basis exists for the commencement of any action, proceeding or investigation of the Company or its Subsidiaries. Except as set forth in the Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries nor any of their property is subject to any order, judgment, writs, injunction or decree.

     Section 3.11  Compliance  with Laws.  Except as set forth in the Disclosure
Schedule  or with  respect to  Environmental  Laws (as  defined in Section  3.12 hereto), the Company and its Subsidiaries have complied and are in compliance with all applicable laws, rules, regulations, ordinances, orders, judgments and decrees (including, without limitation, occupational safety and health, pension, fair employment, equal opportunity or similar laws, rules and regulations) of any Governmental Entity and all other regulatory bodies which affect its business or assets, the failure to comply with which has or would result in liability to the Company or the Surviving Corporation of $5,000 or more with respect to each such failure (a "Compliance Failure"), and there are no pending claims which have been filed against the Company, its Subsidiaries or any of its affiliates alleging a violation of any such law, rule, regulation, ordinance, order, judgment and decree. All Compliance Failures, whether or not any such occurrence, individually, results in liability to the Company or the Surviving Corporation of $5,000 or less, collectively, will not result in liability to the Company and the Surviving Corporation for an amount of $30,000 or more in the aggregate.

     Section 3.12 Environmental Laws. (a) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws (as defined below in this
Section 3.12), and have obtained all necessary licenses and permits required to be issued pursuant to any Environmental Law, except where the failure to so comply or to obtain such licenses or permits, individually or in the aggregate, does not have a Material Adverse Effect. Except as disclosed in the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received notice of or communication from any Governmental Entity with respect to: (i) any Hazardous Substance (as defined below in this Section 3.12) in relation to its operations, property, Owned Properties, Former Properties (or any of them) or acts; or (ii) any investigation, demand or request pursuant to enforcing any Environmental Law relating to it or its operations or the Owned Properties or the Former Properties (or any of them), and, to the Company's knowledge, no such investigation is pending or threatened. For purposes of this Agreement: (i) "Environmental Law" means any present or future federal, state or local law, statute, regulation or ordinance, binding interpretation, binding policy, and any judicial or administrative order or judgment thereunder and the common law, pertaining to health, industrial hygiene, Hazardous Substances or the environment, including, but not limited to, each of the following, as enacted as of the date hereof or as hereafter amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss.ss.9601-9657; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss.ss.6901-6991; the Toxic Substance Control Act, 15 U.S.C. ss.ss.2601-2629; the Water Pollution Control Act (also known as the Clean Water Act), 33 U.S.C. ss.1251 et seq; the Clean Air Act, 42 U.S.C. ss.7401 et seq; the Federal Water Pollution Control Act, 42 U.S.C. ss.1251, et seq; the Federal Safe Drinking Water Act, 42 U.S.C. ss.300(f), et seq; the Federal Solid Waste Disposal Act, 42 U.S.C. ss.6901, et seq; the Atomic Energy Act, 42 U.S.C. ss.2011, et seq; and the Hazardous Materials Transportation Act, 49 U.S.C. ss.1801 et seq; and (ii) "Hazardous Substances" means any material, waste or substance which is included within the definition of "hazardous substances," "hazardous materials," "toxic substances," or "solid waste" in or pursuant to any Environmental Law, or subject to regulation under any Environmental Law.

     (b) There are presently no underground storage tanks ("USTS") located on any of the Real Property nor, to the knowledge of the Company, were there any USTS located on the Former Property, nor were any such USTS removed at any time from the Real Property or Former Property unless such removal was completed in accordance with Environmental Law and the requirements of each Governmental Agency having jurisdiction over such removal. None of the properties contain asbestos or Urea Formaldehyde (or Urea Formaldehyde insulation).

     (c) The Company is not now under any duty to self-report any condition existing on any of the Real Property or Former Property which constitutes or may constitute a violation of any Environmental Law to any Governmental Agency.

     (d) None of the Real Property or Former Property are or were used for the manufacture or storage of Hazardous Substances.

     (e) All transportation or disposition, if any, of Hazardous Substances from the Real Property or Former Property, were performed in compliance with applicable Environmental Laws.

     (f) The Company has no knowledge of any pending or threatened claim against the Company arising out of the transportation or disposition of Hazardous Substances.

     Section 3.13 Permits. The Disclosure Schedule sets forth a true and correct list and description of each material consent, permit, approval, authorization, license and order of or from a Governmental Entity that is held or has been received by the Company or any of its Subsidiaries (collectively, the "Company Permits"). The Company Permits constitute all of the consents, permits, approvals, authorizations, licenses and orders necessary for the operations of the Company and its Subsidiaries and their respective businesses, except for those which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect. Each Company Permit is valid and in full force and effect as of the date hereof. There has not been any attempt to revoke or in any way limit or impair any of such Company Permits nor, to the Company's knowledge, is there any reason for any such Company Permit not to be renewed. The Company and each of its Subsidiaries is in material compliance with, and is not in violation of or in breach or default under, and has not received any notice of any alleged violation of or material breach or default under the terms of any Company Permit held or received by it.

     Section 3.14 Tax Matters.  Except as disclosed in the Disclosure  Schedule:
(a) The Company is the common parent of an affiliated group of corporations (the "Consolidated Group") which includes the Company and its domestic Subsidiaries and files consolidated Federal income tax returns. Except as set forth in the Disclosure Schedule, all United States Federal, state, local and foreign tax returns, including information returns, reports and forms ("Tax Returns") that were required to be filed by, or with respect to, the Company and its Subsidiaries on or before the date hereof have been filed on a timely basis in accordance with the laws, regulations and administrative requirements of the appropriate Governmental Entity. All such Tax Returns that have been filed were, when filed, and continue to be, true, correct and complete in all material respects.

     (b) The Company recognized no income or gain on the cancellation of the Company's 7% convertible subordinated debentures due 1998 by the holders of such convertible subordinated debentures in exchange for the Company's Common Stock offered through the Company's August 15, 1995 public offering.

     (c) The Disclosure Schedule lists all Tax Returns by or with respect to the Company and its Subsidiaries that are in the process of being audited by any Governmental Entity. The Disclosure Schedule describes all adjustments to Tax Returns filed by, or on behalf of, the Company and its Subsidiaries that have been proposed by any representative of any Governmental Entity, and the resulting Taxes (as defined below), if any, proposed to be assessed. As used herein, the term "Taxes" means all foreign, Federal, state, county, local and other taxes, levies, impositions, deductions, charges and withholdings, including, without limitation, income or franchise taxes or other taxes imposed on or with respect to net income or capital, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, withholding, payroll, employment excise or property taxes, and shall include any interest, penalties or additions thereto. All deficiencies proposed (plus interest, penalties and additions to Tax that were or are proposed to be assessed thereon, if any) with respect to the Company and its Subsidiaries as a result of any examinations have been paid or, as described in the Disclosure Schedule, are being contested in good faith by appropriate proceedings. Except as set forth in the Disclosure Schedule, there are no outstanding waivers or extensions of any statute of limitations relating to the payment of Taxes for which the Company or its Subsidiaries may be liable and no Governmental Entity has either formally or informally requested such a waiver or extension.

     (d) All Taxes (whether or not shown on any return) which were required to be paid by the Company and its Subsidiaries on or before the date hereof have been timely paid, except such Taxes, if any, as are set forth in the Disclosure Schedule, that are being contested in good faith. All Taxes that the Company or its Subsidiaries were required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Entity. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company or its Subsidiaries (except for Taxes not yet due). Any liability existing on March 31, 1996 of the Company for Taxes not yet due and payable has adequately been provided for on the Audited Financial Statements.

     (e) The Company has paid all consolidated Federal income Taxes (whether or not shown on any return) which were required to be paid by the Consolidated Group, except such Taxes, if any, as are set forth in the Disclosure Schedule, that are being contested in good faith.

     (f) Except for (i) consolidated Federal income Tax Returns filed by Company with respect to the Consolidated Group, (ii) and as set forth on the Disclosure Schedule, the Company and its Subsidiaries have never been included in a consolidated or combined income Tax Return.

     (g) No consent to the application of Section 341(f)(2) of the Internal Revenue Code of 1986, as amended (the "Code") has been filed with respect to any property or assets held or acquired by the Company or its Subsidiaries.

     (h) No property owned by the Company or its Subsidiaries is property that the Company or its Subsidiaries are required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of
Section 168(h)(1) of the Code.

     (i) The Company and its Subsidiaries: (i) have not agreed to or been required to make any adjustment pursuant to Section 481(a) of the Code; (ii) have no knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method with respect to it; (iii) do not have an application pending with any taxing authority requesting permission for any change in accounting method; and (iv) have reported all income and deductions using a permissible method of accounting under Section 446 of the Code.

     (j) The Company is not foreign person within the meaning of Section 1445 of the Code.

     (k) Except as disclosed on the Disclosure Schedule, neither the Company nor its Subsidiaries has in effect any tax elections for Federal income tax purposes under Section 108, 168, 338, 441, 471, 1017, 1033 or 4977 of the Code.

     (l) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, as a consequence of the Merger, could give rise to the payment of any amount that would not be deductible by the Company or its Subsidiaries by reason of Section 162(m) or 280G of the Code or as excessive or unreasonable compensation.

     (m) The Company and its Subsidiaries are not a party (other than as an investor) to any industrial development bond.

     (n) Except as provided on the Disclosure Schedule, during the previous two years the Company and any person related to the Company (within the meaning of Section 1031(f)(3)) have not engaged in any exchange under which the gain realized on such exchange was not recognized due to Section 1031 of the Code.

     (o) No written claim has ever been made by an authority in a jurisdiction in which the Company or its Subsidiaries do not file Tax Returns that it or they are or may be subject to taxation by that jurisdiction.

     (p) The Company and its Subsidiaries are not and have not been a party to any tax sharing or similar agreement or arrangement.

     (q) The Company and its Subsidiaries have not been a party to a transaction, the income with respect to which was deferred under Treasury Regulations issued under Section 1502 of the Code, which income will be taken into account by the Company as a result of the Merger.

     (r) The Disclosure Schedule hereto sets forth, as of March 31, 1996, the liabilities of the Company and its Subsidiaries and the adjusted basis of the assets of the Company and its Subsidiaries for Federal, state, local and foreign income tax purposes, which has been determined by the Company in good faith based on the best data available to the Company.

     (s) The Company has provided PCN with copies of: (i) all Tax Returns of or with respect to the Company and its Subsidiaries for all periods with respect to which the statute of limitations on assessment has not expired; (ii) any notices, protests, or closing agreements relating to issues arising, or potentially arising, in any audit, litigation or similar proceeding with respect to the liability for Taxes of the Company or its Subsidiaries; (iii) any elections or disclosure of any controversial position filed by or on behalf of the Company or its Subsidiaries with any taxing authority (whether or not filed with any Tax Return); and (iv) any letter rulings, determination letters or similar documents issued by any taxing authority with respect to the Company or its Subsidiaries.

     (t) The net operating loss carryovers and any credit carryovers of the Company and each of its Subsidiaries as of June 30, 1995 for Federal income tax purposes and for state income tax purposes in each state in which the Company or its Subsidiaries file a state income tax return are set forth on the Disclosure Schedule. Except to the extent attributable to income generated in the ordinary course of business subsequent to June 30, 1995, neither the Company nor its Subsidiaries has recognized income or gain which has reduced the net operating loss carryovers or the credit carryovers set forth on the Disclosure Schedule. Except as described in the Disclosure Schedule, neither the Company nor any Subsidiary has a net operating loss carryover or a credit carryover which (i) in the case of a net operating loss carryover, is subject to restriction under
Section 382 of the Code (or any similar provision under state, local, or foreign law), (ii) in the case of any credit carryover, is subject to restriction under
Section 383 of the Code (or any similar provision under state, local or foreign law) or (iii) in the case of either a net operating loss or credit carryover, arose in a separate return limitation year.

     (u) Except as set forth on the Disclosure Schedule, no contributions have been made to capital of the Company or its Subsidiaries during the five year period ending on the date hereof.

     (v) Neither the Company or its Subsidiaries are liable for the payment of any Taxes imposed on the Company or its Subsidiaries under Treasury Regulation
Section 1.1502-6 (or any successor provision thereto or similar provision under state, local or foreign law).

     Section 3.15 Benefit Plans. (a) The Disclosure Schedule contains a true and complete list of each pension, retirement, savings, profit sharing, stock bonus, stock ownership, deferred compensation, bonus, incentive compensation, stock option, restricted stock, stock purchase, stock appreciation right, salary continuation, severance or termination pay, medical, hospital, dental, cafeteria, flexible spending, dependent care, life or other insurance, disability, fringe benefit, vacation pay, sick pay, holiday, unemployment, employee loan, educational assistance or other employee benefit plan or program, agreement or arrangement, whether written or oral, covering current or former employees, directors or agents of the Company or its Subsidiaries and maintained, sponsored or contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries may otherwise have any liability (including, but not limited to, any "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (all the foregoing being herein called "Benefit Plans")). With respect to the Benefit Plans, the Company has made available to PCN a true and correct copy of (i) the three most recent annual reports (Form 5500) filed with the IRS, (ii) all such Benefits Plans,
(iii) any summary plan description relating to any Benefit Plan, (iv) each trust agreement, insurance contract, annuity contract or other funding vehicle or investment contract, relating to such Benefit Plans, (v) the most recent actuarial report or valuation, (vi) the latest IRS determination letter and any other IRS ruling relating to a Benefit Plan and (vii) the premium expenses and claims experience for each Benefit Plan which is a welfare benefit plan for the three most recent fiscal years and for the period from the end of the most recent fiscal year to the last day of the month preceding the date hereof. Each of the Company and its Subsidiaries currently has no commitment or plans to create any additional Benefit Plans.

     (b) Except as disclosed on the Disclosure Schedule, each Benefit Plan is and has been in compliance, in form and operation, in all material respects, with all applicable laws and has been administered in all material respects in accordance with its terms and ERISA, the Code or any other applicable statute, order or governmental rule or regulation.

     (c) Each of the Benefit Plans and related trusts that is intended to be qualified under Section 401(a) and exempt from tax under Section 501(a) of the Code has been determined by the IRS to be qualified and exempt under the Code, and to the Company's knowledge, nothing has occurred since such determination to cause any of such Benefit Plans and related trusts not to qualify under Section 401(a) or be exempt under Section 501(a) of the Code except as disclosed on the Disclosure Schedule.

     (d) Except as disclosed on the Disclosure  Schedule,  all required returns,
reports  and   descriptions   with  respect  to  the  Benefit  Plans  have  been
appropriately filed and distributed.

     (e) With respect to the Benefit Plans, individually and in the aggregate, except as disclosed on the Disclosure Schedule, there has been no prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, or any liability for taxes or breach of fiduciary duty. There is no action, suit, grievance, arbitration or other claim with respect to the administration or investment of assets of the Benefit Plans (other than routine claims for benefits made in the ordinary course of plan administration) pending or threatened and which are likely to give rise to any such action, suit, grievance, arbitration or other claim.

     (f) Neither the Company nor any of its Subsidiaries currently maintains, sponsors, or contributes to (or is required to contribute to) any "defined benefit plan" as defined in Section 3(35) of ERISA, any "multiemployer plan" as defined in Section 3(37) of ERISA or any "multiple employer plan" within the meaning of Sections 4063 or 4064 of ERISA. With respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA), whether or not terminated, currently or formerly maintained or contributed to by the Company or its Subsidiaries, or any entity which was at any time treated as a single employer, determined under Section 414(b), (c), (m) or (o) of the Code, with the Company or its Subsidiaries, no liability currently exists and no event has occurred and no condition exists, which could subject the Company, its Subsidiaries, the Surviving Corporation or any of its Subsidiaries directly or indirectly (through an indemnification agreement or otherwise) to any liability, including, without limitation, any liability under Title IV of ERISA or Section 412, 4971, 4975 or 4980B of the Code.

     (g) With respect to the Benefit Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions are due and have not been made or for which contributions have not been properly accrued as required by GAAP, and there are no unfunded benefit obligations which have not been (i) accounted for by reserves (if required by GAAP) or (ii) if required (and to the extent required, if any), properly disclosed in accordance with GAAP, in the consolidated financial statements of the Company.

     (h) No Benefit Plan or other contract or agreement to which the Company or any of its Subsidiaries is a party provides life, health or other welfare benefits to retirees or other terminated employees of the Company or its Subsidiaries or their dependents, other than continuation coverage mandated by
Section 4980B of the Code or any state law requiring similar continuation coverage.

     (i) The financial statements included in the Company SEC Documents and the Audited Financial Statements reflect reserves which are adequate to cover any reasonably expected liabilities for unresolved or outstanding workers compensation claims or claims under the Company's self-funded employee welfare plans.

     Section 3.16 Employees; Labor Relations. (a) None of the Company's or any of its Subsidiaries' employees is represented by any labor union. To the Company's knowledge, there is no activity involving any employees of the Company or any of its Subsidiaries seeking to certify a collective bargaining unit or engaging in any other organizational activity. There are no pending or, to the Company's knowledge, threatened, lawsuits, administrative proceedings, reviews, or investigations by any person or Governmental Entity against the Company or any of its Subsidiaries with respect to any violation or alleged violation of any applicable Federal, state or local laws, rules or regulations: (i) prohibiting discrimination on any basis, including, without limitation, on the basis of race, color, religion, sex, disability, national origin or age; or (ii) relating to employment or labor, including, without limitation, those related to immigration, wages or hours.

     (b) The Disclosure Schedule contains a true and correct schedule of: (i) the name, job title and current annual base salary of all current officers and employees of the Company and its Subsidiaries and the amount of any bonuses the Company or its Subsidiaries have promised to pay such persons; and (ii) all written employment, consulting, severance or compensation agreements with each such persons, true and correct copies of which have been previously delivered to PCN. Except for employees with employment agreements or as set forth on the Disclosure Schedule or as provided by the laws of the jurisdiction in which the employee is employed, all employees of the Company and its subsidiaries are at-will employees and the Company has taken no action which could result in any such employees not being considered at-will employees.

     (c) Except as set forth on the Disclosure Schedule, each employee of the Company and its Subsidiaries is a party to a confidentiality and non-disclosure agreement substantially in the form of the agreement attached to the Disclosure Schedule (the "Employee Confidentiality Agreement").

     Section 3.17 Insurance. The Disclosure Schedule sets forth a true, complete and accurate list and summary description of all material insurance policies maintained by the Company or any of its Subsidiaries which are currently in effect or with respect to which there are unresolved pending claims, which description includes, among other things, whether the policy is an "occurrence" or "claims made" policy and whether there is any deductible or self-insured retention with respect to such policy. All such current policies are in full force and effect on the date hereof. Such policies insure the Company and/or its Subsidiaries, as the case may be, against such risks and are in such amounts as the Company reasonably believes are necessary to conduct its business. The Company and its Subsidiaries are not in default with respect to any provisions or requirements of any such policy nor have any of them failed to give notice or present any claim thereunder in due and timely fashion, except for defaults or failures which, individually or in the aggregate, do not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries have received any notice of cancellation or termination in respect of any of the insurance policies listed on the Disclosure Schedule.

     Section 3.18 Accounts Receivable. The Disclosure Schedule sets forth an aged list of the accounts receivable of the Company and its Subsidiaries at May 31, 1996. All such accounts receivable, and all accounts receivable subsequently acquired by the Company or any of its Subsidiaries, arose in the ordinary course of business. The Company has no knowledge or any reason to believe that, subject to the Company's allowance for doubtful accounts and maintenance contract allowance as reflected in the Unaudited Financial Statements and/or the Company's internal accounting records (all of which have been made available to PCN for review), such accounts receivable are not collectible at their aggregate recorded accounts in the ordinary course of business.

     Section 3.19 Contracts. (a) Except as set forth in the Disclosure Schedule or any Company SEC Document, neither the Company nor any of its Subsidiaries is party to or bound by any:

          (i) lease agreement (whether as lessor or lessee) relating to real or personal property requiring payments of more than $10,000 on an annualized basis or which cannot be canceled or terminated (or will not, by its terms, terminate) within one year of the date hereof;

          (ii) license agreement, assignment or contract (whether as licensor or licensee, assignor or assignee) relating to trademarks, trade names, patents, or copyrights (or applications therefor), software, unpatented designs or processes, formulae, know-how or technical assistance, or other proprietary rights, including, without limitation, the Intellectual Property (other than standard licenses of the Company's software products to in the ordinary course of business);

          (iii) employment, consulting agreement, severance agreements, other agreement regarding employees, directors or agents, including any (x) agreement with any officer or other employee of the Company or any Subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement or (y) agreement or plan, any of the benefits of or rights under which will be increased, or the vesting or payment of the benefits of or rights under which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, in each case other than agreements entered into at the request of PCN;

          (iv) non-competition, non-disclosure, secrecy or confidentiality agreement or similar agreement, including, without limitation, any such agreement with any employee of the Company, other than the Employee Confidentiality Agreement (as defined in Section 3.16), agreements entered into in the ordinary course of business consistent with past practice, agreements with the Company related specifically to the transactions contemplated by this Agreement and agreement under which the Company is the disclosing party;

          (v) agreement or other arrangement pursuant to which the Company acts as a remarketer or reseller of goods or services for another person or entity;

          (vi) agreement with any value-added reseller, business partner, distributor, dealer, sales agent or representative with respect to the sale or licensing of the Company's products or services;

          (vii) agreement with any manufacturer, supplier or customer with respect to discounts or allowances or extended payment terms;

          (viii) any original equipment manufacture agreement;

          (ix) joint venture or partnership agreement with any other person;

          (x) agreement for the borrowing or lending of money;

          (xi) agreement guaranteeing, indemnifying or otherwise becoming liable for the obligations or liabilities of another;

          (xii)   agreement  with  any  bank,   financing   company  or  similar
     organization which acquires accounts receivable or contracts for the sale of merchandise on credit;

          (xiii) agreement granting to any person a lien, security interest or mortgage on any asset of the Company or any of its Subsidiaries, including, without limitation, any factoring agreement or agreement for the assignment of accounts receivable or inventory;

          (xiv) agreement for the construction or modification of any building or structure or for the incurrence of any other capital expenditures in excess of $20,000;

          (xv) advertising agreement;

          (xvi) agreement which restricts the Company or any of its Subsidiaries from conducting any type of business anywhere in the world;

          (xvii) long-term sale or private brand agreement;

          (xviii) claims clearing agreement, electronic data interchange agreement, clinical laboratory link or other agreement which permits or relates to the linkage of any of the Seller's software products with any other software product or service;

          (xix) source-code escrow agreements;

          (xx) agreement entered into since January 1, 1994 regarding any acquisition or disposition of any assets by or from the Company other than in the ordinary course of business containing any currently operative provisions;

          (xxi) currently operative agreement regarding the settlement of any litigation; or

          (xxii) other material agreement affecting the Company or its assets entered into out of the ordinary course of business which are for an amount in excess of $15,000 on an annualized basis or which have a remaining term of one year or more.

     Also set forth on the Disclosure Schedule is a list of (i) the 50 end-users of the Company's medical software products who or which generated the most revenues for the Company during the nine (9) month period ended March 31, 1996; and (ii) the 50 end-users of the Company's hospital system software products who or which generated the most revenue for the Company during the same period (collectively, "Material End-Users"). Correct and complete copies of all such agreements, licenses, leases, contracts, arrangements and other instruments and written amendments thereto (or, where they are oral, true and complete written summaries thereof) referred to in this Section 3.19(a) and shown or required to be shown on the Disclosure Schedule or Company SEC Document (together with each agreement with a Material End-User, collectively referred to herein as the "Material Contracts"), have been made available to PCN on or prior to the date hereof.

     (b) Except as set forth in the Disclosure Schedule, each of the Material Contracts is valid, in full force and effect and enforceable in all material respects by the Company or its Subsidiaries in accordance with its terms (subject to the effects of insolvency and general creditors' rights laws and to equitable principles of general application).

     (c) Except as set forth in the Disclosure Schedule, the Company or its Subsidiary, as applicable, has fulfilled, or has taken all action reasonably necessary to have been taken to date to enable it to fulfill when due, all of its material or monetary and obligations under the Material Contracts. Except as indicated in the Disclosure Schedule, there has not occurred any material or monetary default by the Company or any of its Subsidiaries or any event which, with the giving of notice or the lapse of time or both, and/or the election of any person other than the Company or such Subsidiary will become a material or monetary default, nor, to the knowledge of the Company, has there occurred any material or monetary default by others or any event which, with the lapse of time and/or the election of the Company or its Subsidiary, will become a material or monetary default under any of the Material Contracts. Except as set forth in the Disclosure Schedule, neither the Company nor any other party is in arrears in respect of the performance or satisfaction of any material term or condition to be performed or satisfied by it under any of the Material Contracts and, to the best knowledge of the Company, no waiver or indulgence has been granted by any of the parties thereto.

     (d) Except as set forth in the Disclosure Schedule, the Merger will not result in a breach or default by the Company under any of the Material Contracts and the consent of the other parties thereto will not be required with respect thereto.

     (e) Except as disclosed in the Disclosure Schedule or with respect to the Company's agreements with the Material End-Users, all of the end-user license agreements, end-user maintenance and enhancement agreements and end-user support agreements between the Company and any end-user or licensor of the Company's products or services, including, without limitation, computer hardware, medical practice management software products and hospital information system software products, are substantially in the form of the agreements attached to the Disclosure Schedule and contain no material variation therefrom.

     Section 3.20 Related Party Transactions. Except as set forth in the Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into any transaction which is still operative with (i) an officer or director of the Company or of any of its Subsidiaries, (ii) a record or beneficial owner of five percent or more of the voting securities of the Company or (iii) an affiliate of any such officer, director or beneficial owner other than payment of compensation for services rendered to the Company or its Subsidiaries.

     Section 3.21 Vote Required; Voting Agreement. The only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement is the Company Vote. Pursuant to certain Voting Agreements (each a "Voting Agreement" and collectively, the "Voting Agreements") dated as of the date hereof among certain beneficial owners of Common Stock (the "Majority Holders") and PCN, the Majority Holders have agreed to vote in favor of adopting this Agreement votes that are presently sufficient, and will be sufficient at the time of the meeting to be held by the Company regarding the adoption of this Agreement (the "Company Meeting"), to approve the adoption of this Agreement by the Company Vote. Each of the Majority Holders is: (i) the beneficial owner of the number of shares of Common Stock shown as being beneficially owned by such Majority Holder in the Voting Agreement and (ii) has the right to vote such shares of Common Stock at the Company Meeting.

     Section 3.22 Customers and Suppliers. The Disclosure Schedule contains: (a) the number of currently active end-users who or which, as the case may be, licensed any product from the Company or any of its Subsidiaries (categorized by medical software products, hardware information system software products, networking products and hardware products); (b) the number of current end-users who or which, as the case may be, receives any services, including without limitation, any maintenance or support services, from the Company or any of its Subsidiaries (collectively, "Customers") (categorized by medical software products, hardware information system software products, networking products and hardware products); and (c) a good faith estimate of the number of physician Customers who utilize the Company's medical software products. Except as set forth on the Disclosure Schedule, neither the Company nor its

Subsidiaries  has received any  notifications  (whether written or verbal) that:
(i) any Material End-Users or suppliers; or (ii) other Customers who or which account for 10% or more in the aggregate of the Company's current annualized revenues, will or may cease to continue such relationship with the Company, or will or may substantially reduce the extent of such relationship, at any time prior to or after the Closing Date except normal turnover of the customer base consistent with past experience. Neither the Company nor its Subsidiaries has knowledge of any other material modification or change in the Company's or any of its Subsidiaries' business relationship with such Material End-Users or suppliers and neither the Company nor any of its Subsidiaries is engaged in any material dispute with any Material End-User or suppliers. Except as set forth on the Disclosure Schedule, neither the Company nor its Subsidiaries is obligated to provide any maintenance or support services to any person or entity free of charge.

     Section 3.23 Bank Accounts. Set forth on the Disclosure Schedule is a true and complete list of: (i) the name of each bank or other financial institutions in which the Company or its Subsidiaries has an account or safe deposit box;
(ii) the type and number of each such account or safe deposit box; and (iii) the names of all persons authorized to draw thereon or have access thereto.

     Section 3.24 Accounting Controls. To the best knowledge of the Company, the Company has not made, and does not have, any unlawful payments problems of the type that could reasonably be expected to have a Material Adverse Effect.

     Section 3.25 Finders and Investment Bankers. Except as set forth on the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any other transaction contemplated hereby on account of any actions taken by the Company, any of its Subsidiaries or any of its shareholders.

     Section 3.26 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion in: (i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and (ii) the Proxy Statement will, at the date mailed to the Company's stockholders and at the respective times of any meetings of stockholders to be held in connection with the Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the Company or Subsidiaries of Company or other information supplied by the Company for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the S-4, insofar as it relates to the Company or its Subsidiaries or other information supplied by the Company for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     Section 3.27 Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in any document or other writing furnished or to be furnished to PCN or its representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements made herein or therein not misleading. All copies of Material Contracts and all other documents delivered to PCN or its representatives pursuant hereto are true, complete and accurate in all material respects. There has been no event or transaction (other than the transactions contemplated hereby and the matters related thereto) which has occurred or information which has come to the attention of the Company (other than events or information relating to economic conditions of general public knowledge) which could reasonably be expected to have a Material Adverse Effect or which could reasonably be expected to prevent or impair the ability of the Surviving Corporation, after the Effective Time, to carry on the business of the Company and its Subsidiaries in the same manner as it is presently being conducted.


                                   ARTICLE IV

                            COVENANTS OF THE COMPANY

     Section 4.1 Conduct of Business of the Company Pending the Merger. During the period from the date of this Agreement to the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as contemplated or expressly permitted by this Agreement or to the extent that PCN shall otherwise agree in writing):

          (a) The businesses of the Company and its Subsidiaries shall be conducted only in the ordinary course of business and in a manner consistent with past practice.

          (b) The Company shall use its reasonable commercial efforts to: (i) preserve, and shall cause its Subsidiaries to preserve, intact the business organization of itself and its Subsidiaries; (ii) keep available the services of its present officers, employees and consultants; and (iii) preserve its present relationships with Customers, suppliers and other persons with which it has a significant business relationship.

          (c)  The  Company   shall  not,  and  shall  not  permit  any  of  its
     Subsidiaries to, amend or propose to amend its Articles of Incorporation or By-Laws or equivalent organizational documents.

          (d) The Company shall not, nor shall it permit any of its Subsidiaries to, issue, deliver, sell or pledge, or authorize or propose to issue, deliver, sell or pledge, any shares of its capital stock of any class, or any securities convertible into, or any rights, warrants or options to acquire any such shares, or convertible securities or other ownership interest, except, in each case, as required by the terms of the Options.

          (e) The Company shall not, nor shall it permit any of its Subsidiaries to: (i) declare, propose to declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock; or (ii) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock.

          (f) The Company shall not, nor shall it permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material amount of assets other than in the ordinary course of business.

          (g) The Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of any portion of its assets, other than in the ordinary course consistent with past practice.

          (h) The Company shall not, nor shall it permit any of its Subsidiaries to, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others or enter into any lease (whether such lease is an operating or capital lease) other than in each case in the ordinary course of business under the Company's existing credit facilities.

          (i) Neither the Company nor any of its Subsidiaries shall: (i) except to the extent required by applicable law or as required or permitted by the terms of any currently effective employment agreement, increase or agree to increase the compensation (whether cash or non-cash) payable or to become payable to their officers or employees, except for increases in salary or wages of employees, other than officers who are currently paid annual compensation in excess of $50,000, of the Company or any of its Subsidiaries (whether in such capacity or otherwise) in accordance with past practices and not to exceed 5% on an annual basis; (ii) increase or agree to increase the compensation payable or to become payable to any executive officer of the Company or any of its Subsidiaries who currently receives annual compensation in excess of $50,000; (iii) grant any severance or termination pay to, or enter into any employment, consulting or severance agreement with any executive officer, director, employee or agent of the Company or any of its Subsidiaries; (iv) enter into any collective bargaining agreement; or (v) establish, adopt, enter into or amend any Benefit Plan or establish or adopt any other employee benefit plan for the benefit of any directors, officers or employees.

          (j) Neither the Company nor any of its Subsidiaries shall authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution.

          (k) Neither the Company nor any of its Subsidiaries shall enter into any settlement agreement with respect to any grievances, litigation, administrative charges, or any other litigation pending on the date hereof or arising hereafter which are not either consistent with past practice or which will have a Material Adverse Effect.

          (l) Neither the Company nor any of its Subsidiaries shall terminate or amend or modify in any material respect any of the Material Contracts.

          (m) The Company will promptly notify PCN in the event that it fails to operate its business in accordance with this Section 4.1.

     Section 4.2 Acquisition Proposals. The Company and its Subsidiaries will not, nor will they authorize or permit any of their officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries to: (i) initiate contact with, solicit or otherwise encourage any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as hereinafter defined); or (ii) engage in negotiations concerning, provide any nonpublic information to, or have any discussions with, any person relating to any Acquisition Proposal. The Company and its Subsidiaries will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company shall immediately notify PCN of any negotiations, requests for nonpublic information or discussions with respect to an Acquisition Proposal and will keep PCN fully informed of the status and terms of any such Acquisition Proposal, indication or request. As used in this Agreement, "Acquisition Proposal" means any proposal or offer for a merger, consolidation, share exchange, recapitalization or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire an equity interest in, all or (other than in the ordinary course of business consistent with past practice) any portion of the assets of the Company (including any capital stock or assets of any of its Subsidiaries) other than the transactions contemplated by this Agreement.

     Section 4.3 Tax Returns. The Company and each of its Subsidiaries will file all Tax Returns required to be filed by any of them (including estimated Tax Returns) and will pay (or the Company will pay on its behalf) all taxes due prior to the Effective Time.

     Section 4.4 Financial Statements. As soon as available, the Company shall deliver to PCN copies of unaudited financial statements for each fiscal quarter and each month ending after the date hereof.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

     Section 5.1 Preparation of S-4 and Proxy Statement. PCN and the Company shall as promptly as practicable prepare and file with the SEC the Proxy Statement and PCN shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. PCN shall use all reasonable efforts, and the Company shall cooperate with PCN, to have the S-4 declared effective by the SEC as promptly as practicable and to keep the S-4 effective as long as is necessary to consummate the Merger. PCN shall, as promptly as practicable, provide copies of any written comments received from the SEC with respect to the S-4 to the Company and advise the Company of any verbal comments with respect to the S-4 received from the SEC. The Company shall use all reasonable efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date. PCN shall use all reasonable efforts to obtain all necessary state securities laws or "blue sky" permits, approvals and registrations in connection with the issuance of PCN Stock pursuant to this Agreement. If at any time prior to the Effective Time, any event with respect to PCN or any of its Subsidiaries or with respect to other information supplied by PCN or for inclusion in the Proxy Statement or S-4 shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. If at any time prior to the Effective Time, any event with respect to the Company or any of its Subsidiaries or with respect to other information supplied by the Company for inclusion in the Proxy Statement or S-4 shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. PCN shall advise the Company, promptly after it receives notice thereof, of the time when the S-4 has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, the denial or suspension of the qualification of the PCN Stock issuable in connection with the Merger for offering or sale in any jurisdiction or any request by the SEC for any amendment or supplement to the S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

     Section 5.2 Letters of Accountants. The Company shall use all reasonable efforts to cause to be delivered to PCN a letter of BDO Seidman & Company, the Company's independent auditors (the "Company Auditors"), dated a date within two Business Days before the date on which the S-4 shall become effective and addressed to PCN, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement") in form and substance reasonably acceptable to PCN and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

     Section 5.3 Access to Information. From the date hereof to the Effective Time, PCN and the Company shall each (and shall cause each of their respective Subsidiaries to) afford to the other, and the officers, employees, accountants, counsel and other representatives of the other, access at all reasonable times to its officers, employees, agents, properties, offices, plants, other facilities and to all books and records (including tax returns), and shall furnish to the other party all financial, operating and other data and information as the other party, through its officers, employees or agents, may reasonably request; provided, however, that any such access and all such requests shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Each of the Company and PCN agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transaction contemplated by this Agreement. The Confidentiality Agreement between PCN and the Company (the "Confidentiality Agreement") shall apply with respect to information furnished by the Company or its Subsidiaries and the Company's representatives thereunder or hereunder and any other activities contemplated thereby and to information furnished by PCN or its Subsidiaries and PCN's representatives thereunder or hereunder and any other activities contemplated thereby. The parties agree that this Agreement and the transactions contemplated hereby shall not constitute a violation of the Confidentiality Agreement.

     Section 5.4 Meetings of Stockholders. The Company shall promptly take all action necessary in accordance with the WBCA and its articles of incorporation and by-laws to convene a meeting of its stockholders for the purpose of approving this Agreement and the transactions contemplated hereby. The Company will, through its Boards of Directors, recommend to its stockholders approval of such matters and shall use its reasonable best efforts to obtain approval and adoption of this Agreement and the transactions contemplated hereby by its stockholders.

     Section 5.5 Legal Conditions to Merger. Each of the Company and PCN will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (including furnishing all information required in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger.

     Section 5.6 NASDAQ Listing. Prior to the Effective Time, PCN shall use all reasonable efforts to permit it to issue the number of shares of PCN Stock required to be issued pursuant to this Agreement, including, without limitation, filing for listing of such shares on the NASDAQ Stock Market prior to the Closing Date.

     Section 5.7 Stock Options. (a) The Company shall use its reasonable best efforts to cause all options to purchase Common Stock, whether or not vested ("Options"), whose purchase price per share is less than or equal to the Merger Consideration per share of Common Stock ("In-the-Money Options"), to be exercised or canceled prior to the Effective Time. To the extent that the Company has an obligation to do so or determines to be in the best interest of the Company, promptly following June 30, 1996, the Company shall grant those Options set forth in the Disclosure Schedule which are not outstanding as of the date hereof. All such Options shall provide that, unless exercised prior thereto, such Options shall terminate on the Trigger Date.

     (b) After the Effective Time, each Option then outstanding shall automatically be deemed to constitute an option or right to acquire, on the same terms and conditions as were applicable under such Option, the amount of Cash Consideration and the number of shares of PCN Stock as such Option would have entitle the holder thereof to receive if such Option had been exercised in full immediately prior to the Effective Time; provided however, that the number of shares of PCN Stock that may be purchased upon exercise of such Option shall not include any fractional share and, upon exercise of such Option, a cash payment shall be made for any fractional share based upon the closing price of a share of PCN Common Stock on the NASDAQ Stock Market on the trading day immediately preceding the date of exercise.

     Section 5.8 Advice of Changes; Governmental Filings. Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of: (i) any event which occurs after the date hereof that would under this Agreement have been required to be disclosed on the date of the execution and delivery of this Agreement had such event occurred on or prior to the date hereof or would have resulted in a breach of any representation, warranty covenant or agreement contained herein; and (ii) any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect.

     Section 5.9 No Action. Except as contemplated by this Agreement, no party hereto will, nor will either such party permit any of its Subsidiaries to, take or agree or commit to take any action that is reasonably likely to make any of its representations or warranties hereunder inaccurate in any material respect at the date made (to the extent so limited) or as of the Effective Time.

     Section 5.10 Legal Conditions to Merger. Each of the Company and PCN will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (including furnishing all information required in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger.

     Section 5.11 Tax Opinion. The Company shall cause its counsel to issue to the Company an opinion, dated prior to the date on which the S-4 is first mailed to shareholders of the Company, to the effect that (so long as the All Cash Option is not exercised): (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;
(ii) each of PCN, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; (iii) no gain or loss will be recognized by PCN, Merger Sub or the Company as a result of the Merger; (iv) with respect to the shares of PCN Stock to be issued in connection with the Merger, no gain or loss will be recognized by shareholders of the Company; and (v) such other matters related to the tax treatment of the Merger Consideration as are customary in connection with a transaction similar to the Merger in which a Form S-4 joint proxy/prospectus is utilized, including, without limitation, matters relating to stock basis, holding periods, treatment of cash received for fractional shares and the treatment of the Cash Consideration.

     Section 5.12 Description of Owned Property. The Company shall deliver to PCN, as soon practicable but in no event later than three days prior to the Effective Time, a true and complete description of the Owned Property.

     Section 5.13 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable business efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable best efforts to obtain all necessary waivers, consents and approvals and to cause the conditions set forth in Article VI to be satisfied as promptly as practicable. Without limiting the foregoing, the parties hereto will execute and deliver, or cause to be executed and delivered, all such documents and instruments, in addition to those specifically required by the provisions of this Agreement, in form and substance reasonably satisfactory to the parties hereto, as may be reasonably necessary or desirable to carry out and implement the provisions of this Agreement.


                                   ARTICLE VI

                              CONDITIONS OF MERGER

     Section 6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) Shareholder Vote. This Agreement shall have been adopted by the Company Vote.

          (b) Other Approvals. Other than the filing provided for by Section 1.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity required in connection with the consummation of the Merger, the failure to obtain which has a Material Adverse Effect on PCN and its Subsidiaries, taken as a whole (assuming the Merger had taken place), shall have been filed, occurred or been obtained. PCN shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue PCN Stock pursuant to the Merger.

          (c) S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (d) No Injunction. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction prohibiting the consummation of the Merger shall be in effect;

     provided, however, that prior to invoking this condition, each party shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Agreement.

          (e) Violation of Law. No statue, rule or regulation shall have been adopted which will result in the consummation of the Merger violating any applicable law.

     Section 6.2 Additional Conditions to Obligations of PCN and Merger Sub. The obligations of PCN and Merger Sub to effect the Merger are also subject to the following conditions (any one or more of which may be waived by PCN, but only in a writing signed by PCN):

          (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement or in any document or instrument delivered by the Company in connection herewith, shall be true and correct, individually and in the aggregate, in all material respects (except that any specific representation or warranty that is qualified as to materiality must be true as written) on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date, except that any such representations or warranties made as of a specified date shall have been true on and as of such date.

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all of its agreements and covenants contained in this Agreement to be performed or complied with by it at or prior to the Closing Date (except that any specific agreement or covenant that is qualified as to materiality must have been performed as written).

          (c) No Material Adverse Change. There shall have been no change in the business, results of operations, properties (including intangible properties), financial condition, assets or liabilities of the Company since the date of this Agreement which, individually or in the aggregate, has a Material Adverse Effect.

          (d) Third Party Consents. The Company shall have obtained, and PCN shall have received copies of, all of the approvals, waivers, consents and releases of third parties listed on the Disclosure Schedule under the caption "Required Consents and Related Approvals," none of which shall have been withdrawn, revoked or modified as of the Closing Date.

          (e) Appraisal Rights. Shareholders holding no more than 5% of any class of the outstanding the Common Stock shall have demanded their dissenters rights under the WBCA.

          (f) Options. All In-the-Money Options shall have been exercised or canceled.

          (g) Opinion of Counsel. PCN shall have received an opinion of outside counsel to the Company in form and substance reasonably satisfactory to PCN.

          (h) Compliance Certificate. The Company shall have delivered to PCN a certificate, dated the Closing Date, signed by the President of the Company, certifying as to the fulfillment of the conditions specified in paragraphs (a), (b) and (c) of this Section 6.2.

          (i) Proceedings. All corporate proceedings taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in all material respects to PCN and PCN's counsel, and PCN and PCN's counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

     Section 6.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger are also subject to the following conditions (any one or more of which may be waived by the Company, but only in a writing signed by the Company):

          (a) Representations and Warranties. Each of the representations and warranties of PCN and Merger Sub contained in this Agreement or in any document or instrument delivered by PCN or Merger Sub in connection herewith, shall be true and correct, individually and in the aggregate, in all material respects (except that any specific representation or warranty that is qualified as to materiality must be true as written) on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing, except that any such representations or warranties made as of a specified date shall have been true on and as of such date.

          (b) Agreements and Covenants. PCN and the Merger Sub shall have performed or complied in all material respects with all of its agreements and covenants contained in this Agreement to be performed or complied with by it at or prior to the Closing Date (except that any specific agreement or covenant that is qualified as to materiality must have been performed as written).

          (c) No Material Adverse Change. There shall have been no change in the business, results of operations, properties (including intangible properties), financial condition, assets or liabilities of PCN since the date of this Agreement which has a Material Adverse Effect.

          (d) Opinion of Counsel. The Company shall have received an opinion of counsel to PCN in form and substance reasonably satisfactory to the Company.

          (e) Compliance Certificate. PCN shall have delivered to the Company a certificate, dated the Closing Date, signed by the Chairman, President or any Vice President of PCN, certifying as to the fulfillment of the conditions specified in paragraphs (a), (b) and (c) of this Section 6.3.

          (f) Proceedings. All corporate proceedings taken by PCN in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in all material respects to the Company and the Company's counsel, and the Company and the Company's counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

     Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of the Company:

          (a) By mutual consent of the Board of Directors of PCN and the Board of Directors of the Company; or

          (b) By either PCN or the Company, if the Merger shall not have been consummated by October 15, 1996 (the "Termination Date") (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

          (c) By either PCN or the Company if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach has not been cured within fifteen (15) Business Days following receipt by the breaching party of notice specifying such breach in reasonable detail; or

          (d) By either PCN or the Company if a court of competent jurisdiction or governmental regulatory or administrative agency or commission having proper jurisdiction and authority thereof shall have issued an order, decree or ruling (which order, decree or ruling the parties hereto shall use their best efforts to lift) prohibiting the transactions contemplated by this Agreement and such order, decree or ruling shall have become final and non-appealable; or

          (e) By PCN or the Company if the Company Vote shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment thereof; or

          (f) By PCN, if any Majority Holder breaches any of the material terms of a Voting Agreement or if any Voting Agreement is not in full force and effect and enforceable in all material respects against the Majority Holder executing such agreement.

     Section 7.2 Effect of Termination. (a) Except as otherwise set forth in this Section 7.2, in the event of termination of this Agreement as provided in
Section 7.1, this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of any party hereto.

     (b) In the event of termination of this Agreement as pursuant to Section 7.1(b) or (c) due to (a "Termination Event"): (i) failure of the conditions set forth in 6.2(b) or 6.3(b), as the case may be, to occur; or (ii) if any representation or warranty of the Company or of PCN and Merger Sub, as the case may be, was materially inaccurate at the time that such representation or warranty was given, the non-terminating party shall pay to the terminating party an amount equal to all damages, losses, costs, expenses and liabilities, including, without limitation, reasonable fees and disbursements of counsel, financing commitment and financial advisory fees (collectively, "Termination Losses"), incurred by the non-terminating party in connection with the transaction contemplated in this Agreement and any and all other damages, losses, costs, expenses and liabilities incurred by the terminating party as a result of such Termination Event. In the event of the termination of this Agreement by a party (the "Terminating Party") as a result of a Termination Event, the foregoing shall not be deemed in any way limit or relieve the Terminating Party of any liability to the terminating terminating party hereto on account of a breach by the Terminating Party of any of its representations, warranties, covenants or agreements contained herein.

     (c) Except as provided in paragraph (b) of this Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     Section 7.3 Amendment. This Agreement may be amended by the parties hereto (in the case of PCN, Merger Sub or the Company, by action taken by or on behalf of their respective Boards of Directors) at any time prior to the Effective Time; provided, however, that, after adoption of this Agreement by the shareholders of the Company, no amendment may be made which would under applicable law require further approval by such shareholders unless such further approval is duly obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     Section 7.4 Extension; Waiver. At any time prior to the Effective Time, PCN, Merger Sub or the Company may, by action taken or authorized by their respective Boards of Directors, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

     Section 8.1 Non-Survival of Representations, Warranties and Agreements. (a) None of the representations, warranties, covenants or agreements contained in this Agreement or in any certificate, instrument or agreement delivered in connection herewith survive the Closing, except for Sections 1.4, 1.5, 1.6, 1.7, 1.8, 1.9, 1.10 and 1.11 hereof.

     Section 8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made upon receipt, if made or given by hand delivery, telecopier or facsimile transmission, or upon receipt by registered or certified mail (postage prepaid, return receipt requested) at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to PCN or Merger Sub:

         Physician Computer Network, Inc.
         1200 The American Road
         Morris Plains, New Jersey 07950
         Attention: President
         (201) 490-3100 (telephone)
         (201) 490-3103 (telecopy)

     with copies to:

        Gordon Altman Butowsky
           Weitzen Shalov & Wein
         114 West 47th Street
         New York, New York 10036
         Attention: Jonathan Klein, Esq.
         212-626-0879 (Telephone)
         212-626-0799 (Telecopier)

     (b) if to the Company:

         Wismer-Martin, Inc.
         N. 12828 Newport Highway
         Mead, Washington 99021
         Attention: President
         (509) 466-0396 (Telephone)
         (509) 467-4538 (Telecopier)

     with copies to:

         Paine, Hamblen, Coffin, Brooke & Miller
         717 West Sprague Avenue, Suite 1200
         Spokane, Washington 99204
         Attention: Lawrence R. Small, Esq.
         (509) 455-0396 (Telephone)
         (509) 838-0007 (Telecopier)

     Section 8.3 Interpretation; Certain Definitions. When a reference is made in this agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". As used herein, the term "Material Adverse Effect" means with respect to PCN or the Company, as the case may be, any effect on the business of PCN or the Company, as the case may be, or any of its Subsidiaries that is or that a reasonable person would believe will be materially adverse to the business, results of operations, properties (including intangible properties), financial condition, assets or liabilities of PCN or the Company, as the case may be, and its Subsidiaries, taken as a whole. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

     Section 8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 8.5 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

     Section 8.6 Governing Law. This Agreement shall be governed by, and interpreted under, the laws of the State of Washington applicable to contracts made and to be performed therein without regard to conflicts of law principles. The consummation and effectiveness of the Merger shall be governed by, and construed in accordance with, the WBCA.

     Section 8.7 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action makes the Agreement impossible to perform in which case this Agreement shall terminate pursuant to Article VII hereof. Except as otherwise expressly contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

     Section 8.8 Publicity. The parties will consult with each other and will mutually agree upon any press release or public announcement pertaining to the Merger and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable law, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

     Section 8.9 Assignment. Except as expressly provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 8.10 Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

     Section 8.11 Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed on the date first above written.



                                            PHYSICIAN COMPUTER NETWORK, INC.

                                            By:    /s/  HENRY GREEN
                                                  -----------------------------
                                            Title:  President




                                             NORTHWEST ACQUISITION CORP.

                                             By:    /s/  HENRY GREEN
                                                   -----------------------------
                                             Title:  President




                                             WISMER-MARTIN, INC.

                                             By:    /s/  RONALD HOLDEN
                                                   -----------------------------
                                             Title: Chairman & CEO

                                                                      EXHIBIT I


                               ARTICLES OF MERGER

     Pursuant to the provisions of RCW 23B.11.050, Wismer-Martin, Inc., a Washington corporation (Wismer-Martin"), hereby executes these Articles of Merger by the terms of which Northwest Acquisition Corp., a Washington corporation ("Northwest"), shall be merged with and into Wismer-Martin, and the undersigned corporation further states as follows:

      (1) Pursuant to and in accordance with the terms and provisions of an Agreement and Plan of Merger dated June 20, 1996, between Physician Computer Network, Inc., Wismer-Martin and Northwest (the "Merger Agreement"), a copy of which is attached hereto as Exhibit A, (x) Northwest shall be merged with and into Wismer-Martin, with Wismer-Martin being designated as the surviving corporation and (y) the articles of incorporation and by-laws of Northwest, copies of which are attached hereto as Exhibits B and C, respectively, shall become the articles of incorporation and by-laws of Wismer-Martin; and

      (2) The Merger  Agreement  was duly approved by the  shareholders  of both
          Wismer-Martin  and  Northwest   pursuant  to  the  provisions  of  RCW
          23B.11.030.

     IN WITNESS WHEREOF, Wismer-Martin, Inc., the surviving corporation has caused these Articles of Merger to be executed by its duly authorized officer
this      day of          , 1996.


                               WISMER-MARTIN, INC.


                                           By:
                                              --------------------------------
                                              John F. Perez
                                              President
ATTEST:


- --------------------------------
Secretary

STATE OF WASHINGTON
COUNTY OF SPOKANE         }  ss.

     I certify that I know or have satisfactory evidence that John F. Perez is the person who appeared before me, and said person acknowledged that he signed this instrument, on oath stated that he authorized to execute the instrument and acknowledged it as the President of WISMER-MARTIN, INC., to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

Dated:  _____________________


                                      ------------------------------------------

                                      Print Name:  _____________________________
                                      Notary Public in and for the State of
                                      Washington, residing at Spokane

                                      My commission expires:  __________________

                                                                       ANNEX B


            CHAPTER 23B.13 OF THE WASHINGTON BUSINESS CORPORATION ACT


                               DISSENTERS' RIGHTS


23B.13.010 DEFINITIONS.--As used in this chapter:

     (A) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (B) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

     (C) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (D) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     (E) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (F) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (G)   "Shareholder"   means  the  record   shareholder  or  the  beneficial
shareholder.


23B.13.020 RIGHT TO DISSENT.

     (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

            (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

            (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

            (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

            (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

            (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

         (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

            (a)  The proposed corporate action is abandoned or rescinded;

            (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

            (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.


23B.13.030 DISSENT OF NOMINEES AND BENEFICIAL OWNERS.

         (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

         (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

            (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

            (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.


23B.13.200 NOTICE OF DISSENTERS' RIGHTS.

         (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

         (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.


23B.13.210 NOTICE OF INTENT TO DEMAND PAYMENT.

         (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

         (2) A shareholder  who does not satisfy the  requirements of subsection
(1) of this section is not entitled to payment for the shareholder's shares under this chapter.


23B.13.220 DISSENTERS' NOTICE.

         (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

         (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

            (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

            (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

            (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

            (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

            (e)  Be accompanied by a copy of this chapter.


23B.13.230 DUTY TO DEMAND PAYMENT.

         (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

         (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

         (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.


23B.13.240 SHARE RESTRICTIONS.

         (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

         (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.


23B.13.250 PAYMENT.

         (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

         (2) The payment must be accompanied by:

            (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

            (b) An explanation of how the corporation estimated the fair value of the shares;

            (c)  An explanation of how the interest was calculated;

            (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

            (b)  A copy of this chapter.


23B.13.260 FAILURE TO TAKE ACTION.

         (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

         (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

23B.13.270 AFTER-ACQUIRED SHARES.

         (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

         (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated that fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

23B.13.280 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

         (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

            (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

            (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

            (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

         (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.


23B.13.300 COURT ACTION.

         (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

         (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.


23B.13.310 COURT COSTS AND COUNSEL FEES.

         (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

         (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

            (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

            (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Chapter 23B.13 RCW.

         (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers

     Article SIXTH of the Company's Amended and Restated Certificate of Incorporation and Article VIII of the Company's Restated By-Laws provide that the Company shall, to the fullest extent permitted by Section 14A:3-5 of the New Jersey Business Corporation Act, as the same may be amended and supplemented, indemnify any and all corporate agents whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders, or otherwise, and shall continue as to a person who has ceased to be a corporate agent and shall inure to the benefit of the heirs, executors, administrators, and personal representatives of such corporate agent. The term "corporate agent" as used therein shall have the meaning attributed to it by Sections 14A:3-5 and 14A:5-21 of the New Jersey Business Corporation Act and by another applicable provision of law.

     Article SIXTH of the Company's Amended and Restated Certificate of Incorporation also provides that the personal liability of the directors of the Company is eliminated to the fullest extent permitted by subsection 14A:2-7 of the New Jersey Business Corporation Act, as the same may be amended and supplemented. The Company presently maintains directors' and officers' liability insurance coverage with an aggregate policy limit of $1,000,000 for each policy year.


Item 21.  Exhibits and Financial Statement Schedules


   (a) Exhibits

    Exhibit No.                   Description of Exhibit
     --------                         ---------------
        2.1       Agreement  and Plan of  Merger,  dated June 20,  1996,  by and
                  among  the  Registrant,   Northwest   Acquisition   Corp.  and
                  Wismer-Martin,   Inc.  (attached  as  Annex  A  to  the  Proxy
                  Statement and Prospectus and incorporated herein by reference;
                  the  Registrant  agrees  to  furnish   supplementally  to  the
                  Commission upon request a copy of any omitted exhibit or schedule).
        5.1       Opinion of Gordon Altman Butowsky Weitzen Shalov & Wein.
        8.1 Opinion of Paine, Hamblen,Coffin, Brooke & Miller with respect to tax matters.
       23.1 Consent of Gordon Altman Butowsky Weitzen Shalov & Wein (included in Exhibit 5.1).
       23.2       Consent of Paine, Hamblen, Coffin, Brooke & Miller
                  (included in Exhibit 8.1).
       23.3       Consent of KPMG Peat Marwick LLP.
       23.4       Consent of KPMG Peat Marwick LLP.
       23.5       Consent of BDO Seidman, LLP.
       24.1 Power of Attorney (included on signature page to the Registration Statement).
       99.1       Wismer-Martin, Inc. Form of Proxy.

   (b) and (c) Not applicable.


Item 22.  Undertakings.

     The undersigned registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (2) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (3) That, every prospectus (i) that is filed pursuant to the paragraph
     (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
          (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 9, 1996.


                                 PHYSICIAN COMPUTER NETWORK, INC.

                                    By:   /s/          JOHN F. MORTELL
                                          --------------------------------------
                                                       John F. Mortell
                                                Executive Vice President and
                                                   Chief Operating Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Henry Green, John F. Mortell and Thomas F. Wraback, and each and any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               Name                                       Title                                     Date
               ----                                       -----                                     ----

   /s/          Jeffry M. Picower                      Chairman of the Board                      August 9, 1996
   -----------------------------------
                Jeffry M. Picower

   /s/             Henry Green                         President, Chief Executive                 August 9, 1996
   -----------------------------------                   Officer and Director
                   Henry Green                           (Principal Executive Officer)


   /s/           John F. Mortell                       Executive Vice President and               August 9, 1996
   -----------------------------------                   Chief Operating Officer
                 John F. Mortell                         (Principal Financial Officer)


   /s/         Thomas F. Wraback                       Vice President-- Finance                   August 9, 1996
   -----------------------------------                   (Principal Accounting Officer)
               Thomas F. Wraback

   /s/            Jerry Brager                         Director                                   August 9, 1996
   -----------------------------------
                  Jerry Brager

   /s/           Frederick Frank                       Director                                   August 9, 1996
   -----------------------------------
                 Frederick Frank

   /s/         Frederic Greenberg                      Director                                   August 9, 1996
   -----------------------------------
               Frederic Greenberg

   /s/          Richard B. Kelsky                      Director                                   August 9, 1996
   -----------------------------------
                Richard B. Kelsky


===============================================================================







                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    --------



                                    EXHIBITS


                                       TO

                                    FORM S-4



                             REGISTRATION STATEMENT


                                      UNDER


                           THE SECURITIES ACT OF 1933



                                    --------



                        Physician Computer Network, Inc.
             (Exact name of registrant as specified in its charter)




===============================================================================

                                  EXHIBIT INDEX


    Exhibit No.                     Description of Exhibit
    ----------                      ----------------------

        2.1       Agreement  and Plan of Merger,  dated June 20, 1996,  by and
                   among  the  Registrant,   Northwest  Acquisition  Corp.  and
                   Wismer-Martin, Inc. (attached as Annex A to the Proxy Statement and Prospectus and incorporated herein by reference; the Registrant agrees to furnish supplementally to the Commission upon request a copy of any omitted exhibit or schedule).

        5.1       Opinion of Gordon Altman Butowsky Weitzen Shalov & Wein.

        8.1 Opinion of Paine, Hamblen, Coffin, Brooke & Miller with respect to tax matters.

       23.1 Consent of Gordon Altman Butowsky Weitzen Shalov & Wein (included in Exhibit 5.1).

       23.2       Consent of Paine, Hamblen, Coffin, Brooke & Miller
                   (included in Exhibit 8.1).

       23.3       Consent of KPMG Peat Marwick LLP.

       23.4       Consent of KPMG Peat Marwick LLP.

       23.5       Consent of BDO Seidman, LLP.

       24.1       Power of Attorney  (included on signature  page to the
                   Registration Statement).

       99.1       Wismer-Martin, Inc. Form of Proxy.